   As filed with the Securities and Exchange Commission on July 20, 2000

                                                      Registration No. 333-35200
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 6
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                         WESTERN MULTIPLEX CORPORATION
             (Exact name of registrant as specified in its charter)
                                ---------------
    Delaware                          3679                       52-219-8231
   (State of                (Primary Standard Industrial     (I.R.S. Employer
  Incorporation)              Classification Code Number)    Identification No.)

                              1196 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 542-5200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ---------------
                               Jonathan N. Zakin
                            Chief Executive Officer
                         Western Multiplex Corporation
                              1196 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 542-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
                                   Copies to:
    William B. Brentani, Esq.                  Julie T. Spellman, Esq.
    Simpson Thacher & Bartlett                 Cravath, Swaine & Moore
       425 Lexington Avenue                       825 Eighth Avenue
     New York, New York 10017                 New York, New York 10019
          (212) 455-2000                           (212) 474-1000
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 20, 2000

PROSPECTUS


                          [LOGO OF WESTERN MULTIPLEX]


                                7,500,000 Shares
                         Western Multiplex Corporation

                              Class A Common Stock
                                 $   per share

                                   --------

  We are selling 7,500,000 shares of our Class A common stock. The underwriters named in this prospectus may purchase up to 1,125,000 additional shares of Class A common stock from us to cover over-allotments.

  This is the initial public offering of our Class A common stock. We currently expect that the initial public offering price will be between $10.00 and $12.00 per share. We have applied for our Class A common stock to be included for quotation on the Nasdaq National Market under the symbol "WMUX."

                                   --------

  Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 5.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                             Per
                                                            Share Total
                                                            ----- -----
Initial Public Offering Price                               $     $
Underwriting Discount                                       $     $
Proceeds to Western Multiplex Corporation, before expenses  $     $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about       ,
2000.

                                   --------

Salomon Smith Barney                                             Lehman Brothers
                               CIBC World Markets

      , 2000

Inside Front Cover Graphics Description

   The Western Multiplex logo appears at the top left of the inside front cover. A world map appears at the center of the page with purple dots marking the countries where our products were sold in 1999 and green dots marking the locations of our sales offices. A legend appears at the bottom of the page which indicates, using purple and green dots, the countries where our systems were sold and the locations of our sales offices.

Inside Gatefold Graphics Description

   The words "Applications for Our Broadband Wireless Systems" appear at the top of the inside gatefold. The Western Multiplex logo appears to the left of the title. A picture of our Lynx and Tsunami products appears below the Western Mutliplex logo. The diagram on the inside gatefold depicts various applications of our systems:

  . Fiber extension is depicted by a building, the telephone company switching office, which connects to the Internet using our Lynx systems. The words "High-Speed Wireless Connection" identify this application.

  . Wireless operator infrastructure is depicted by a tower that aggregates traffic from multiple subscribers and connects to the telephone company switching office using our Lynx systems. The words "Cellular Base Station" identify this application.

  . Campus and other private networks are depicted by multiple buildings in campus and private network environment that connect to a central building using our Tsunami systems. The central building connects to the Internet service provider switching office using our Tsunami systems. The Internet service provider switching office connects to the Internet and the telephone company switching office using our Lynx systems. The words "Campus and Other Private Networks" identify this application.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  28
Management...............................................................  42
Principal Stockholders...................................................  54
Material Relationships and Related Transactions..........................  57
Description of Capital Stock.............................................  61
U.S. Tax Consequences to Non-U.S. Holders................................  65
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  70
Legal Matters............................................................  72
Experts..................................................................  72
Where You Can Find More Information......................................  73
Index to Financial Statements............................................ F-1

                                 ------------

   Until      , 2000, all dealers that buy, sell or trade our Class A common stock, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   Before deciding to invest in our Class A common stock, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 5 and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

                         Western Multiplex Corporation

   We provide broadband, or high-speed, wireless access systems that enable service providers, businesses and other enterprises to deliver data, voice and video services. During the last eight years, we have developed proprietary technologies for wireless systems that operate in both the licensed and license-exempt portions of the radio frequency spectrum. Our Lynx and Tsunami systems provide direct, or point-to-point, fixed wireless communication between two locations. Our Lynx systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. Our Tsunami systems are primarily used by service providers, businesses and other enterprises to expand or establish private networks carrying Internet traffic among multiple facilities. Our Ubiquity point-to-multipoint systems, which are currently under development, will enable service providers, businesses and other enterprises to connect multiple facilities within a geographic area to a central hub.

   Each of our systems consists of two identical pieces of equipment. Each piece of equipment is first connected to an end-user's network by a cable and a connector and then connected by an antenna cable to an antenna, which is usually on a roof top or tower. The two antennas are then aimed at one another to create a wireless connection between the two end-user locations. By using multiple systems, end-users can connect more than two locations to form a more extensive network.

   The core technologies that form the basis of our product offerings include radio frequency technology, digital signal processing and system software. Our technological experience enables us to provide new and enhanced products that serve the global broadband wireless access market. We believe our Lynx DS-3 is currently the industry's fastest license-exempt wireless system. Based on a survey of wireless system providers known to us, we are not aware of any providers of license-exempt radios operating at or above DS-3 speed. Speed is one of several features used by potential customers to evaluate wireless systems. In addition to speed, key criteria our customers use in evaluating our systems include:

  .  Rapid deployment;

  .  Telecommunications grade availability of service;

  .  Long distance connections;

  .  Cost effectiveness; and

  .  Fully integrated end-to-end product offerings.

   Over the past decade, the amount of broadband data transmitted across communications networks has grown significantly due to the increased use of the Internet and data-intensive applications. The increased use of these applications has, in turn, created an increase in demand for both existing broadband wire line technologies and cost-effective, broadband wireless technologies. Our broadband wireless access systems are used in a variety of applications in different markets, including:

  . Wireless operator infrastructure. Our wireless systems enable cellular and personal communication service providers to connect their base stations to other base stations and to existing wire line networks.

  . Fiber extension. Our systems enable service providers to extend the reach of the fiber backbone with products that combine the high transmission speeds and reliability of fiber optic cable with the flexibility, cost effectiveness and rapid deployment of wireless technologies. The fiber backbone is comprised of large fiber transmission lines that carry data, voice and video from smaller lines and other sources.

  . Campus and other private networks. Our systems enable enterprises with multiple facilities, including those located in a campus environment, to connect their facilities to expand or establish private networks.

  . Last mile access. Our systems connect end-users with a service provider's central office, providing high-speed last mile access.

   We serve the global broadband wireless access market by selling our systems to service providers, business and other enterprises directly through our sales force and indirectly through distributors, value-added resellers and systems integrators.

   During the past year, we have taken several steps to refocus our strategy on growth opportunities. The key elements of our strategy include:

  . Capitalizing on our technology expertise to rapidly introduce new products;

  . Utilizing existing customer relationships to expand into new market segments;

  .  Increasing our presence in international markets;

  . Aggressive marketing through distributors, value-added resellers and systems integrators; and

  .  Expanding through acquisitions.

   Our principal executive offices and manufacturing facilities are located at 1196 Borregas Avenue, Sunnyvale, California 94089. Our telephone number is
(408) 542-5200. The predecessor to our company was originally incorporated in California on December 17, 1979. On November 1, 1999, the predecessor merged into Western Multiplex Corporation, a Delaware corporation, with Western Multiplex Corporation as the surviving entity in the merger.

                                  The Offering

   Except as otherwise noted, the term "common stock" throughout this prospectus means our Class A common stock, which will be our only class of common stock outstanding upon completion of the offering.

Common stock offered..............  7,500,000 shares


Common stock outstanding after
the offering......................  51,744,123 shares

Use of proceeds...................  We expect to use a portion of the net proceeds from the offering to repay
                                    outstanding indebtedness. We intend to use the remainder of the net proceeds primarily for general corporate purposes, including working capital, expansion of our engineering organization, product development programs, sales and marketing capabilities, and general administrative functions and capital expenditures, as well as acquisitions.

Proposed Nasdaq National Market
symbol............................  "WMUX"

   The number of shares of common stock to be outstanding after the offering is based on the number of shares of common stock outstanding as of July 10, 2000. This number excludes:

  . 5,881,227 shares of common stock that we may issue upon the exercise of options outstanding as of July 10, 2000 at a weighted average exercise price of $2.36 per share; and

  . 2,660,000 shares of common stock that we may issue upon the exercise of warrants outstanding as of July 10, 2000 at a weighted average exercise price of $.50 per share, all of which will be exercisable on the date of the offering.

                                  ------------

   Unless otherwise indicated, all information contained in this prospectus:

  . assumes no exercise of the underwriters' option to purchase up to 1,125,000 additional shares of common stock to cover over-allotments, if any;

  . reflects the automatic conversion at a one-to-one ratio of all outstanding shares of our Class B common stock into shares of Class A common stock immediately prior to the completion of the offering; and

  . reflects the initial public offering price of $11.00 per share, the mid-point of the initial public offering price range per share set forth on the cover of this prospectus.

   Some of the financial data contained in this prospectus reflects the effect of rounding.

                             Summary Financial Data

   The summary financial data below should be read together with "Capitalization" on page 16, "Selected Financial Data" on page 18, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19 and our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                                                       Three Months
                                                                                           Ended
                                          Year Ended December 31,                        March 31,
                          -------------------------------------------------------- ---------------------
                             1995        1996        1997       1998       1999       1999       2000
                          ----------- ----------- ---------- ---------- ---------- ---------- ----------
                          (unaudited) (unaudited)                                       (unaudited)
                                         (in thousands, except share and per share data)
Income Statement Data:
Revenue.................     $18,259     $28,012     $32,108    $32,903    $44,750     $8,710    $17,020
Cost of revenue.........       8,749      12,270      16,039     17,703     22,470      5,015      7,725
                          ----------  ----------  ---------- ---------- ---------- ---------- ----------
Gross profit............       9,510      15,742      16,069     15,200     22,280      3,695      9,295
                          ----------  ----------  ---------- ---------- ---------- ---------- ----------
Income from operations..       2,315       7,513       5,065      3,004      4,376        582      2,643
Net income..............     $ 1,751     $ 5,944     $ 3,488    $ 1,835    $ 1,177     $  359    $   763
                          ==========  ==========  ========== ========== ========== ========== ==========
Basic and diluted
 earnings per share.....     $   .02     $   .07     $   .04    $   .02    $   .02     $  --     $   .02
                          ==========  ==========  ========== ========== ========== ========== ==========
Shares used to compute
 basic earnings per
 share..................  80,000,000  80,000,000  80,000,000 80,000,000 73,000,000 80,000,000 39,134,150
                          ==========  ==========  ========== ========== ========== ========== ==========
Shares used to compute
 diluted earnings per
 share..................  80,000,000  80,000,000  80,000,000 80,000,000 73,000,000 80,000,000 46,208,628
                          ==========  ==========  ========== ========== ========== ========== ==========

                                                               March 31, 2000
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (in thousands)
                                                                 (unaudited)
Balance Sheet Data:
Cash........................................................ $ 2,494  $ 55,274
Working capital.............................................   5,576    62,332
Total assets................................................  54,596   106,676
Long-term debt less current portion.........................  18,244       --
Total stockholders' equity..................................  19,769    94,069

   The as adjusted balance sheet data reflects:

  . our sale of 7,500,000 shares of common stock in the offering at an initial public offering price of $11.00 per share, the mid-point of the initial public offering price range per share set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us;

  .  the repayment of $22.0 million of term loans; and

  . the after-tax write-off of $480,000 of deferred financing costs related to the repayment of the term loans.

                                  RISK FACTORS

   Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock.

Risks Related to Our Business

Our current operating results depend on the sale of our point-to-point Lynx and Tsunami systems and, if market demand for these products declines or these products become obsolete, we may not be able to continue operating our business.

   We currently derive substantially all of our revenue from our Lynx and Tsunami systems and we expect that this will continue for the near future. If the market demand for our Lynx and Tsunami systems declines and we fail to market or develop any new or enhanced products in a timely and cost-effective manner, we may not be able to continue operating our business. If the prices of existing broadband access solutions, including wire line technologies, continue to decline, demand for our products is likely to decrease. In addition, the introduction of new products or alternative technologies by our competitors, many of whom have more extensive research and development capabilities than we do, could render our products obsolete. As a result, we may not be able to generate revenue and continue our operations.

If we do not complete development of our Ubiquity point-to-multipoint systems, we may not be able to compete effectively in the broadband wireless access market.

   We believe our future prospects are dependent on our ability to successfully enter the point-to-multipoint market. If we are unable to develop products for our point-to-multipoint systems, it will be difficult for us to compete successfully in the broadband wireless access market. Historically, our operations have focused on the point-to-point segment of the broadband wireless access market. In an effort to remain competitive and grow our business, we have recently decided to enter the point-to-multipoint segment of the market. Through our acquisition of Ubiquity Communication, Inc., we acquired the point-to-multipoint technology that we intend to use in our Ubiquity point-to-multipoint systems. However, we may not be able to successfully develop point-to-multipoint products using this acquired technology.

If we are unable to introduce our Ubiquity point-to-multipoint systems on a timely basis or our systems are not competitive, it may be difficult for us to attract new customers.

   Our point-to-multipoint products are still under development. Any delay in our schedule to introduce our point-to-multipoint products could significantly harm our future prospects and competitive position because some of our competitors are selling point-to-multipoint broadband wireless access systems already, and there is often an advantage to companies that are among the first to introduce new products. We do not expect to begin beta testing, the final stage of development, for these products until later in 2000, and we do not expect to ship them to customers until 2001. We have experienced delays in the past in introducing new products and product features, and we may experience delays in the development of our Ubiquity point-to-multipoint products that could prevent us from introducing these products on schedule. In addition, even if our Ubiquity point-to-multipoint products are available on a timely basis, if they are not competitive or if the commercial market for point-to-multipoint products does not materialize, our revenues and future prospects will suffer.

Because historically we have sold our products primarily in the United States, we may not successfully expand our international sales, and if we are not successful, our competitive position and profitability may decline.

   One of our strategies is to expand our international sales. Historically, we have primarily sold our products in the United States. In 1999, international sales accounted for only approximately 23% of our total sales. Many of our competitors have more experience in international sales, and we will have new competitors in the countries we seek to sell our products. Our failure to successfully manage our expansion internationally could lead to delays in sales and delivery of our products, unanticipated costs and the diversion of management attention and resources from our U.S. sales, which could cause our U.S. business and profitability to decline. To successfully expand international sales, we must expand our international operations, recruit additional international sales and support personnel and expand our relationships with international distributors and value-added resellers. We also must comply with additional regulatory requirements with which we do not have experience. This expansion will require significant management attention and financial resources. For example, we expect our planned expansions in China and in Europe to initially result in additional annual costs of $800,000 and $1 million, respectively. We also expect that it will be more difficult to manage geographically dispersed operations. We may incur these additional costs and add these management burdens without successfully expanding our sales. This failure would cause our profitability to decline.

If we are unable to develop products that comply with a wide range of regulatory standards, we could lose sales.

   Many countries require communications equipment used in their country to comply with specific regulations, including safety regulations and radio frequency allocation schemes and standards. Failure of our products to comply, or delays in compliance, with the various U.S. and foreign government regulations and standards could delay the introduction or hinder the sale of our products. Changes in current regulations may require us to modify our products and, in some instances, may require us to conform previously installed equipment to new standards. In addition, if compliance with regulatory standards in new foreign markets proves to be more expensive or time consuming than we anticipate, we may experience delays in filling orders and our customers may cancel their orders or be deterred from placing orders with us in the future. As a result, we could lose sales.

   Some countries have not yet completed their radio frequency allocation process, and we therefore do not know the standards with which we will need to comply in order to sell our products in those markets. Because we plan to increase our international sales in the future, either directly through our sales force or indirectly as our current customers enter new markets, it will become increasingly important for us to develop and modify our products to comply with the various regulations of each of the countries in which we sell or plan to sell our products. We may not have experience with the regulatory requirements of these new markets and, as a result, may encounter delays in adapting our products to comply with the frequency requirements and other regulatory requirements that exist in those markets.

Because we depend on single source and limited source suppliers for key components that are difficult to manufacture, and because we do not have contracts with these suppliers, we could experience disruptions in supply that could delay or decrease our revenue.

   We and our contract manufacturers depend on single or limited source suppliers for several key components used in our products. Any disruptions in the supply of these components could delay or decrease our revenues. In addition, even for components with multiple sources, there have been, and may continue to be, shortages due to capacity constraints caused by high demand. We do not have any contracts with our suppliers. If, for any reason, a supplier fails to meet our quality and quantity requirements or stops selling components to us or our contract manufacturers at commercially reasonable prices, we could experience significant production delays and cost increases, as well as higher warranty expenses and product image problems. Because the components with sole or limited sources are key components that are complex, difficult to manufacture and require long lead times, we may have difficulty finding alternative suppliers to produce our components on a timely basis. We have experienced shortages of some of these components in the past, which delayed related revenue, and we may experience shortages in the future. In addition, because the majority of our products have a short sales cycle of between 30 and 90 days, it is difficult to make long term forecasts of our product needs. As a result, we could experience shortages in supply.

We depend on three manufacturers to produce our products. If these manufacturers are unable to fill our orders on a timely basis, we may not be able to deliver our products to meet customer orders and our revenue may be delayed or decreased.

   If any of the three manufacturers that produce our products terminates its relationship with us or is unable to fill our orders on a timely basis, we may not be able to deliver our products to meet our customers' orders.

As a result, our revenue may be delayed or decreased. We have only recently entered into relationships with two of our three manufacturers, and we do not have contracts with any of them. Our reliance on these manufacturers involves a number of potential difficulties, including:

  . their inability to develop high-speed testing and manufacturing methods appropriate for our products;

  . their lack of willingness to devote adequate capacity to produce our products;

  . their inability to maintain continuing relationships with suppliers of our components; and

  . the reduction of our control over delivery schedules and manufacturing costs.

To the extent that any of these difficulties materialize, we could experience an interruption in supply, which could delay or decrease our revenue because our customers may cancel their orders or choose one of our competitors for their future needs.

The average selling prices of our products have been declining, and we may be unable to achieve the manufacturing cost reductions and improvements required in order to remain profitable.

   The average selling prices of our products have been declining in recent years. If we do not reduce our production costs and other expenses, we may not be able to offset this continuing decline and remain profitable. We also must continue to develop and introduce on a timely basis new systems that can be sold at higher average selling prices. Failure to develop these new systems would cause our revenue and gross profits to decline.

   We expect that our average selling prices will continue to decrease because one of our strategies is to increase the percentage of our domestic and international sales being made through distributors and value-added resellers, which involve lower prices than our direct sales. This risk from declining average selling prices may also intensify because we expect that market conditions, particularly falling prices for competing broadband solutions, will force us to reduce our prices over time. Under some circumstances, we may be forced to reduce our prices even if it causes us to decrease our gross profit or to take a loss on our products. We may also be unable to reduce sufficiently the cost of our products to enable them to compete with other broadband access technologies with lower product costs. In order to remain competitive, we need to design our products so that they can be manufactured with low-cost, automated manufacturing, assembly and testing techniques. We cannot assure you that we will be successful in designing our products to allow our contract manufacturers to use these low-cost, automated techniques. In addition, any redesign may fail to result in sufficient cost reductions to allow us to significantly reduce the price of our products or prevent our gross profit from declining as our prices decline.

Because our quarterly revenue and operating results are likely to vary significantly in future periods, our stock price may decline.

   Our quarterly revenue and income from operations have varied and are likely to continue to fluctuate significantly from quarter to quarter because of the nature of our sales and planned product development. For the last five quarters, our quarterly revenue varied from $8.7 million to $17.0 million. If our quarterly revenue or income from operations results falls below the expectations of securities analysts or investors, the price of our common stock could fall substantially. For example, we experience seasonal fluctuations in revenue caused by the decline in installation of wireless products that generally occurs in the first quarter of each year because of adverse weather conditions that may not affect the deployment of other technologies. In addition, our revenues tend to be lower in the first two quarters of the year due to constraints on our customers' capital spending budgets during that period. Further, because we plan on developing more products with high speed transmission, which products generate different gross margins than the lower speed transmission products we have sold historically, we expect to continue to experience quarterly revenue fluctuations as a result of changes in our product mix. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations" beginning on page 24 for a discussion of the other factors that may cause our quarterly revenue and operating results to vary.

Because many of our current and planned products are or will be highly complex, they may contain defects or errors that are detected only after deployment in complex networks and which, if detected, could harm our reputation and result in a decrease in our revenue.

   Our complex products can only be fully tested when deployed in commercial networks. As a result, end-users may discover defects or errors or experience breakdowns in their networks after our products have been deployed. The occurrence of any defects or errors in our products could result in: failure to achieve market acceptance and loss of market share, cancellation of orders, increased service and warranty costs, diversion of resources, legal actions by our customers and end-users, increased insurance costs and other losses to us or to end-users.

   End-users have discovered errors in our products in the past and may discover errors in our products in the future. For example, we have experienced several software revisions in the network management system of our Lynx licensed radios as a result of incompatibility with our customers' existing network management systems. Because customers often delay deployment of a full system until our products have been tested by them and any defects corrected, these software revisions caused delays in orders by our customers for our systems. Because our strategy is to introduce more complex products in the future, this risk will intensify over time.

Because our future success will depend in part on our ability to protect our intellectual property rights, our inability to enforce these rights could cause us to lose sales and any competitive advantage we have.

   We generally do not seek patent protection for our technology in the United States or abroad, and we do not have any international patents or international pending patents. Our competitors may have already applied for patents that, once issued, will prevail over our intellectual property rights or otherwise limit our ability to sell our products in the United States or abroad. In addition,we have not yet secured trademarks that cover our product brand names. Our failure to secure registrations for our pending U.S. patent and trademark applications, or any foreign applications we may decide to file in the future, may limit our ability to remain competitive.

   Because a significant portion of our proprietary technology consists of specialized knowledge and technical expertise, violations by others of our confidentiality or non-disclosure agreements or the loss of employees who have this knowledge and expertise could harm our competitive position and cause our revenue and operating results to decline. If any party to these agreements violates his or her agreement with us and discloses our proprietary technology to a third party, we may not be able to prevent the third party from using this information. In addition, employees may choose to leave our company before transferring their knowledge and expertise to our other employees.

Because our strategy is to focus on multiple geographic and product segment markets at the same time, we may place a strain on our resources, which could cause disruptions in our operations and cause our profits to decrease.

   Our strategy involves simultaneously using our resources to expand sales internationally, to move into the fiber extension, campus and last mile access market segments, which segments we historically have not had extensive experience with, and to develop point-to-multipoint products, which we have not historically developed or sold. This multi-pronged strategy will place a significant strain on our management, technological, administrative, manufacturing and financial resources and involves increased expenses for, among other things, new personnel, additional office space and associated administrative activities. Some of our competitors focus solely on one or two market segments or on narrow geographic areas. Our competitors that focus on multiple market segments or a broad geographic area generally have more financial resources and experience than we do. If our sales do not correspondingly increase with the increases in our expenses and the use of our other resources, our profits may decline. The additional strain on our resources may also disrupt our operations.

   Our current and planned expansion may be inadequate to support our future operations. Since November 1999, we have hired approximately 65 employees and plan to continue hiring new employees to implement our business strategy. As we continue to grow our business, we will need to find additional facilities for expanding our manufacturing facilities and office space. Office space and other facilities are expensive and difficult to find in Northern California, where we currently operate. We may experience difficulties finding suitable locations and these facilities may only be available at a significant additional expense.

We currently derive a substantial portion of our revenue from a limited number of distributors. A decrease or loss in business from any of them may cause a significant delay or decline in our revenue and could harm our reputation.

   We generate a significant amount of revenue from three distributors. The loss of business from any of these distributors or the delay of significant orders from any of them, even if only temporary, could significantly reduce our revenue, delay our recognition of revenue, harm our reputation in the industry or reduce our ability to accurately predict cash flow. For the year ended December 31, 1999, approximately 32% of our revenue was derived from these three distributors, and approximately 19% of our revenue was derived from one of these distributors. We do not have long-term contracts with any of these distributors. Accordingly, unless and until we diversify and expand our customer base, our future success will depend significantly on the timing and size of future purchase orders, if any, from a limited number of distributors.

If our current distributors and value-added resellers terminate their relationships with us or do not aggressively market our products, and we cannot identify appropriate replacements, our revenue will decline.

   If our current distributors and value-added resellers terminate their relationships with us or elect to market alternative broadband access solutions or the products of our competitors more aggressively than our products, our revenue will decline. We have no agreements for minimum purchase commitments from our distributors or value-added resellers, and our relationships with most of them are non-exclusive. Many of our distributors also market alternative broadband access solutions or a competitor's similar products. We cannot control the amount and timing of resources that our distributors and value-added resellers devote to our products. In the event of any problem with our current distributors and value-added resellers, we may not be able to find a replacement with the appropriate customer base for our products or that will be willing to enter into a relationship with us on terms acceptable to us. If and to the extent we experience an increase in the future in the percentage of our sales made as a result of our relationships with systems integrators, we will face the same risks with them as described for distributors and value-added resellers.

Because we have stated that one of our strategies is to expand through acquisitions, if we fail to make acquisitions or if acquired companies are not fully integrated with ours or fail to perform as expected, our stock price and our profits may decline.

   One component of our business strategy is to expand our presence in new and existing markets by acquiring additional businesses that would complement our current products, enhance our technological capabilities or offer growth opportunities. We may not identify or complete these acquisitions in a timely manner, on a cost effective basis or at all. If we do not make acquisitions, our stock price may decline because we may fail to satisfy investor expectations. Our only acquisition to date was the acquisition of Ubiquity Communication, Inc. Accordingly, we have limited experience in acquisition activities and may have to devote substantial management time and resources in order to identify acquisition opportunities, which may not be successful, or if successful, to complete acquisitions and integrate them into our existing operations. The diversion of our management's attention and resources from our existing business may cause our profitability to decline if the acquisitions are unsuccessful.

Risks Related to Our Industry

Our revenue may decline and our profitability may be threatened if the demand for wireless services in general and broadband wireless access systems in particular does not continue to grow.

   Our success is dependent on the continued trend toward wireless telecommunications and data communications services. If the rate of growth slows and service providers reduce their capital investments in wireless infrastructure or fail to expand into new geographic markets, our revenue may decline. Unlike some of our competitors such as Cisco and Nortel, we do not offer products using technologies other than wireless. Accordingly, we would experience a greater impact from a decline in the demand for wireless services than some of our most important competitors. In addition, broadband wireless access solutions are unproven in the marketplace and some of the technologies, such as wireless point-to-multipoint technology, in which we are currently investing substantial capital, have only been commercially introduced in the last few years. If broadband wireless access technology turns out to be unsuitable for widespread commercial deployment, it is unlikely we could generate enough sales to sustain profitability. We have listed below, in order of importance, the factors that we believe are key to the success or failure of broadband wireless access technology:

  . its reliability and security and the perception by end-users of its reliability and security;

  . its capacity to handle growing demands for faster transmission of increasing amounts of data, voice and video;

  . the availability of sufficient frequencies for network service providers to deploy products at commercially reasonable rates;

  . its cost-effectiveness and performance compared to other forms of broadband access, whose prices and performance continue to improve;

  .  its suitability for a sufficient number of geographic regions; and

  . the availability of sufficient site locations for network service providers to install products at commercially reasonable rates.

   We have experienced the effects of many of the factors listed above in our interactions with customers selecting wireless versus wire line technology. For example, because of the frequency with which individuals using cellular phones experience fading or a loss of signal, customers often hold the perception that broadband wireless technologies will have the same reliability issues even though the wireless technology we use does not have the same problems as cellular phones. In some geographic areas, because of adverse weather conditions that affect wireless transmissions, but not wire line technologies, we are not able to sell our products as successfully as our competitors with wire line technology. In addition, future legislation, legal decisions and regulation relating to the wireless telecommunications industry may slow or delay the deployment of wireless networks.

   We also may lose customers to different types of wireless technologies. For example, we have only a limited offering of products that operate in licensed radio spectrums. Some customers, however, may want to operate in licensed radio spectrums because they sometimes offer less interference than license free radio spectrums or have other advantages.

If we do not develop new products and new product features that keep pace with technological advances and respond to customer requirements in a timely manner, customers may not buy our products.

   Our revenue is derived primarily from sales of our various product lines, and we expect that revenue from product sales will continue to be our primary revenue source. If we do not develop new products or enhancements on a timely basis, or if any of our new products or product features do not achieve market acceptance, customers may not purchase our products. A number of factors, including design or manufacturing difficulties, could delay or prevent us from developing, introducing or marketing new products or enhancements. In addition, our competitors may introduce new products before we do and achieve a competitive advantage by being among the first in our markets. Because adaptation of our products may be costly, our operating results could suffer as we make the necessary adjustments to our products. We have experienced and may in the future experience delays in our product development, introduction and marketing, any of which could result in a loss of revenue.

Broadband wireless access solutions have some disadvantages and limitations as compared to other alternative broadband access solutions that may prevent widespread adoption, which could hurt our profitability and prospects.

   Broadband wireless access solutions, including point-to-point and point-to-multipoint systems, compete with other high-speed access solutions such as digital subscriber lines, cable modem technology, fiber optic cable and other high-speed wire line and satellite technologies. If the market for our point-to-point and point-to-multipoint solutions fails to develop or develops more slowly than we expect due to this competition, our sales opportunities and profitability would be harmed. Many of the alternative technologies can take advantage of existing installed infrastructure and are generally accepted to be reliable and secure. As a result, they have already achieved significantly greater market acceptance and penetration than point-to-point and point-to-multipoint broadband wireless access technologies. Moreover, current point-to-point and point-to-multipoint broadband wireless access technologies have inherent technical limitations that may inhibit their widespread adoption in many areas, including the need for line-of-sight installation and, in the case of operating frequencies above 11 GHz, reduced communication distance in bad weather.

   We expect point-to-point and point-to-multipoint broadband wireless access technologies to face increasing competitive pressures from both current and future alternative technologies. In light of these factors, many service providers may be reluctant to invest heavily in broadband wireless access solutions.

The broadband wireless access industry is intensely competitive, and our failure to compete effectively could hurt our sales and reduce our margins.

   We expect to face increasing competitive pressures from both current and future competitors in the markets we serve, which could hurt our sales and reduce our profitability if we are forced to reduce our prices in order to remain competitive. The market for broadband wireless access equipment in general and the markets for point-to-point and point-to-multipoint technologies in particular are rapidly evolving and highly competitive. A number of companies already have begun selling point-to-multipoint products and may have a competitive advantage over us because there is often a significant advantage to being among the first to market. Several large telecommunications equipment suppliers, including Alcatel, Cisco Systems, Inc., Ericsson Business Networks AB, Lucent Technologies Inc. and Nortel Networks Corporation, as well as a number of smaller companies, including Adaptive Broadband Corp., P-Com, Inc., Proxim Inc., Netro Corporation and Wi-LAN Inc., have developed or are developing products that compete with one or more of our products. Many of our competitors are substantially larger than we are and have significantly greater financial, sales, marketing, distribution, technical, manufacturing and other resources. These competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share. This would make it more difficult for us to increase our customer base without significantly decreasing our product prices.

Because many of our service provider customers that use broadband wireless access technologies are emerging companies with unproven business models, they may fail, which would cause our revenues to decline.

   Many of our new service provider customers are emerging companies with limited access to capital, few customers and developing networks. If these service providers fail, our revenues would decline. Because the broadband wireless access market is intensely competitive, service providers typically are forced to reduce their monthly access charges to attract and retain end-users. Any reduction in monthly access charges decreases the amount of capital available for service providers to invest in additional broadband wireless infrastructure. As a result, these service providers may become under-capitalized and may not be able to remain in business for a substantial period of time.

If we fail to attract, hire, and retain qualified personnel, we may not be able to develop, market or sell our products or successfully manage our business.

   Competition for personnel in our industry and in Northern California where we are located is intense, and we may not be successful in attracting and retaining qualified personnel. The loss of the services of any key personnel or our inability to hire new personnel with the requisite skills could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively. There are only a limited number of people in the job market with the requisite skills, particularly people with radio frequency technology expertise. We may not be able to hire or retain qualified personnel if we are unable to offer competitive salaries and benefits in the Northern California labor market. In addition, as a public company, we may find it more difficult to attract personnel and we may have to increase compensation. We are also dependent on the continued contributions of our principal sales, engineering and management personnel, many of whom would be difficult to replace.

If our broadband wireless products malfunction due to radio interference or adverse weather conditions, our sales may decline and our reputation could be damaged.

   If multiple wireless systems are operating concurrently with our products in service areas with heavy traffic, the radio frequencies on which our products operate could become saturated, resulting in signal interference. This interference could cause the quality or availability of our customers' transmissions to decrease or could cause our products to fail, which would lead to:

  .  service delays and interruptions;

  .  a loss or delay in market acceptance and sales of our products;

  .  cancellation of orders;

  .  diversion of development resources;

  .  injury to our reputation; and

  .  increased maintenance and warranty costs.

Interference caused by severe weather conditions could cause similar failures. The ability of our products to provide our customers with high quality and reliable transmissions at all times and under a variety of adverse conditions is key to our success.

Line-of-sight restrictions inherent in broadband wireless access products may limit deployment and could have an adverse effect on our sales.

   Broadband wireless access products require a direct line-of-sight, which may limit the ability of service providers to deploy them in a cost-effective manner and could harm our sales. Because of line-of-sight limitations, service providers often install broadband wireless access equipment on the rooftops of buildings and on other tall structures. Before undertaking these installations, service providers must generally secure roof rights from the owners of each building or other structure on which the equipment is to be installed. The inability to easily and cost-effectively obtain roof rights may deter customers from choosing to install broadband wireless access equipment, which could have an adverse effect on our sales.

Risks Related to the Offering and Ownership of Our Common Stock

Because there has not been any public market for our common stock and our stock may be considered a technology stock, the market price and trading volume of our common stock may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

   Previously, there has not been any public market for our common stock. Accordingly, we cannot predict the extent to which investors' interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The initial public offering price for the shares will be determined by negotiations with us and the representatives of the underwriters and may not be indicative of the prices that will prevail in the trading market. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this prospectus or for reasons unrelated to our specific performance. Our common stock may be considered a technology stock by investors. Technology stocks have recently experienced extreme price and volume fluctuations. Therefore, the market price and trading volume of our common stock also may be extremely volatile.

   When the market price of a company's common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Control by our existing stockholders will limit your ability to influence the outcome of matters requiring stockholder approval and could discourage potential acquisitions of our company by third parties.

   The concentration of ownership among our existing stockholders could have the effect of delaying or preventing a change of control of our company or otherwise discourage a potential acquiror from obtaining control of us, any of which could have an adverse effect on the market price of our common stock or prevent you from realizing a premium over the market price of your shares. We anticipate that our executive officers and directors and the entities affiliated with them, together with the current holders of more than 5% of our equity, including Ripplewood Partners, L.P. and its affiliates, will own approximately 86.8% of our outstanding common stock following the completion of this offering. Our current stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of our board of directors and the approval of mergers or other business combination transactions.

Future sales of common stock by our existing stockholders or issuances in connection with acquisitions could cause our stock price to decline.

   If our current stockholders sell substantial amounts of common stock in the public market, including shares that we may issue upon the exercise of outstanding options and warrants, the market price of our common stock could decline. The perception among investors that these sales may occur could produce the same effect. After the offering, shares owned by our current stockholders and holders of options and warrants to acquire our common stock, assuming the exercise of all options and warrants, including those of our directors and executive officers, are expected to constitute approximately 87.6% of our total outstanding common stock, or 85.9% if the underwriters' over-allotment option is exercised in full. Following the expiration of a 180-day lock-up period to which substantially all of the shares held by current stockholders will be subject, our shares of common stock may become available in the public market.

   After the offering, the holders of approximately 44,166,351 shares of our common stock, including shares issuable upon the exercise of outstanding warrants, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file. By exercising these registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we were to include their shares in a registration statement, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock. See "Shares Eligible for Future Sale" beginning on page 68 for a more detailed description of the shares that will be available for future sales upon completion of the offering.

   One component of our business strategy is to make acquisitions. In the event of any future acquisitions, we could issue stock that would dilute our current stockholders' percentage ownership and cause our stock price to decline.

You will suffer immediate and substantial dilution because the net tangible book value of shares purchased in the offering will be substantially lower than the initial public offering price.

   The net tangible book value per share of our common stock, adjusted to reflect the net proceeds we receive from the offering, will be substantially below the initial public offering price. You will therefore incur immediate and substantial dilution of $9.62 per share at the initial public offering price of $11.00 per share, the mid-point of the initial offering price range per share set forth on the cover of this prospectus. As a result, if we are liquidated, you may not receive the full amount of your investment.

Our stock option plan will cause us to incur additional expense and cause you to suffer further dilution.

   Our outstanding options under our stock option plan have a weighted average exercise price of $2.36 per share. We will incur substantial deferred stock compensation related to the difference between the exercise price per share under the stock option plan and the deemed fair value of the shares at the time the options were granted. We will recognize a compensation expense over the vesting period of three years for these options. Furthermore, the exercise of the options will cause you to suffer further dilution. As of June 30, 2000, we recorded an aggregate of $8.1 million of deferred stock compensation.

Forward-looking statements contained in this prospectus may not be realized.

   In various places in this prospectus we use statements which constitute forward-looking statements. These forward-looking statements relate to future events or our future plans, objectives, expectations and financial performance that are not historical facts. As a result, actual results may differ materially from those discussed in our statements.

   When used in this prospectus, words such as may, will, should, expects, intends, plans, anticipates, believes, estimates, predicts, potential, continue, or the negative of these terms or similar expressions generally identify forward-looking statements. These statements reflect our current expectations and are subject to a number of risks and uncertainties. In light of the many risks and uncertainties surrounding the broadband wireless access marketplace, you should understand that we cannot assure you that the forward-looking statements contained in this prospectus will be realized.

                                 ------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of our common stock in any state where the offer is not permitted.

                                USE OF PROCEEDS

   We expect to receive net proceeds of approximately $74.8 million from the sale of 7,500,000 shares of common stock in the offering, or approximately $86.3 million from the sale of 8,625,000 shares of common stock if the underwriters exercise their over-allotment option in full. These estimates reflect an initial public offering price of $11.00 per share, the mid-point of the initial offering price range per share set forth on the cover of this prospectus, and the deduction of the underwriting discount and commissions and estimated offering expenses payable by us.

   The principal purposes of the offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets. We expect to use a portion of the net proceeds from the offering to repay outstanding indebtedness. We expect to use approximately $9.1 million of the net proceeds to prepay a term loan which matures on November 1, 2002, referred to as Term Loan A. In addition, we expect to use approximately $12.0 million of the net proceeds to prepay a term loan which matures on November 1, 2004, referred to as Term Loan B. The interest rates of Term Loan A and Term Loan B were 9.25% and 11.75%, respectively, as of July 19, 2000. Term Loan A and Term Loan B are required to be repaid in full as a result of the offering. We used the borrowings under Term Loan A and Term Loan B to effect the recapitalization of Western Multiplex which occurred on November 1, 1999. For a description of the recapitalization transaction, see "Material Relationships and Related Transactions" beginning on page 57.

   As of the date of this prospectus, we have not allocated the remaining net proceeds of the offering for specific uses. We expect to use the remainder of the net proceeds of the offering primarily for general corporate purposes, including working capital, expansion of our engineering organization, product development programs, sales and marketing capabilities, and general administrative functions and capital expenditures. We may use the net proceeds from the offering to repay outstanding indebtedness under our revolving credit facility which expires on November 1, 2002. The interest rate of the revolving credit loans was 9.25% as of July 19, 2000. We have used the borrowings under the revolving credit facility to finance our working capital needs. We may also use a portion of the net proceeds to acquire complementary businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments and are not currently engaged in any negotiations for any acquisition or joint venture.

   We have not identified the specific use of the net proceeds due to the flexible nature of our planning process. The amounts that we actually expend for general corporate and other purposes will vary significantly depending on a number of factors, including future sales growth and the amount of cash we generate from operations, if any. As a result, we will retain broad discretion in the allocation of and reserve the right to change the use of net proceeds of the offering. Because of this discretion, we may use the net proceeds of the offering in ways with which you disagree. Pending the use of the proceeds described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   In 1997, we declared and paid $11.6 million of dividends to GTI Acquisition Corp., our parent company at that time. We do not expect to pay any dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant. As a result, you will need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2000:

  .  on an actual basis; and

  .  on an as adjusted basis after giving effect to:

    . the conversion at a one-to-one ratio of all outstanding shares of our Class B common stock into shares of Class A common stock immediately prior to the completion of the offering;

    .  the repayment of $22.0 million of term loans;

    . the after-tax write-off of $480,000 of deferred financing costs related to the repayment of the term loans; and

    . the sale of 7,500,000 shares of common stock at an initial public offering price of $11.00 per share, the mid-point of the initial public offering price range per share set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

                                                             March 31, 2000
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands,
                                                            except per share
                                                                 data)
                                                              (unaudited)
Cash..................................................... $  2,494   $ 55,274
                                                          ========   ========
Long-term debt, current portion..........................    3,756        --
Long-term debt, less current portion.....................   18,244        --

Stockholders' equity:
  Common stock, Class A, par value $.01; authorized
   100,000,000;  4,523,123 shares issued and outstanding
   on an actual basis;
   50,023,123 issued and outstanding on an as adjusted
   basis.................................................       45        920
  Common stock, Class B, par value $.01; authorized
   100,000,000; 38,000,000 issued and outstanding on an
   actual basis;
   no shares issued and outstanding on a pro forma basis
   or on a pro forma as adjusted basis...................      800        --
  Paid-in capital........................................   46,368    121,073
  Treasury stock.........................................  (21,000)   (21,000)
  Stock options..........................................      834        834
  Deferred stock compensation and related benefit to be
   received..............................................   (6,635)    (6,635)
  Retained earnings......................................      536         56
  Less: Note receivable from employees for stock
   purchases.............................................   (1,179)    (1,179)
                                                          --------   --------
    Total stockholders' equity...........................   19,769     94,069
                                                          --------   --------
Total capitalization..................................... $ 41,769   $ 94,069
                                                          ========   ========

                                    DILUTION

   Dilution is the amount by which the initial public offering price paid by the purchasers of common shares in the offering exceeds the net tangible book value per common share after the offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the aggregate number of common shares outstanding on the date net tangible book value is determined.

   As of March 31, 2000, we had a historical net tangible book value (deficit) of $(5,369) or $(.13) per share of common stock.

   As adjusted net tangible book value per share is determined by using 50,023,123 common shares outstanding, which is the sum of:

  .  the 42,523,123 common shares outstanding at March 31, 2000; and

  .  the 7,500,000 common shares to be sold in this offering.

   After giving effect to the receipt of the net proceeds of the offering based upon an initial public offering price of $11.00 per share, the mid-point of the initial price range set forth on the cover of this prospectus, our as adjusted net tangible book value at March 31, 2000 would have been $68.9 million, or $1.38 per common share. These transactions represent an immediate increase in net tangible book value of $1.51 per common share to existing holders of common shares and an immediate dilution of $9.62 per common share to new public investors. The following table illustrates this per common share dilution:

   Assumed initial public offering price.........................        $11.00
   Historical net tangible book value at March 31, 2000.......... $(.13)
   Increase attributable to new public investors.................  1.51
                                                                  -----
   As adjusted net tangible book value...........................          1.38
                                                                         ------
   Dilution to new public investors..............................        $ 9.62
                                                                         ======

   The following table summarizes on an as adjusted basis at March 31, 2000, after giving effect to the events described above and the sale of common shares in the offering, the number of common shares purchased from us in connection with the offering, the total consideration paid and the average price per common share paid by the existing shareholders and new public investors:

                                                                        Average
                                 Shares Purchased  Total Consideration Price Per
                                ------------------ -------------------  Common
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 42,523,123   85.0% $17,251,000   17.0%  $  .41
New public investors...........  7,500,000   15.0   82,500,000   83.0    11.00
                                ----------  -----  -----------  -----
  Total........................ 50,023,123  100.0% $99,751,000  100.0%
                                ==========  =====  ===========  =====

   The above discussion and tables do not include 11,000 shares of common stock that we issued and sold after March 31, 2000 to several consultants at a price of $7.00 per share or the 1,710,000 shares issued after March 31, 2000 as a result of the exercise of warrants. As of July 10, 2000, there were options outstanding to purchase a total of 5,881,227 shares of common stock with a weighted average exercise price of $2.36 per share and warrants outstanding to purchase a total of 2,660,000 shares of common stock with a weighted average exercise price of $.50 per share. To the extent that any of these options or warrants are exercised, your investment will be further diluted. In addition, more options may be granted in the future under the terms of our existing stock option plan and stock purchase plan.

                            SELECTED FINANCIAL DATA

   You should read the following selected financial data in conjunction with our financial statements and notes to those financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The income statements for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 is derived from our audited financial statements not included in this prospectus. The income statement data for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1999 and 2000, as well as the balance sheet data as of December 31, 1995 and 1996 and March 31, 1999 and 2000 have been derived from our unaudited financial statements. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results for the indicated periods. The results indicated below are not necessarily indicative of the results to be expected for any future fiscal year.

                                                                                       Three Months
                                                                                           Ended
                                         Years Ended December 31,                        March 31,
                          -------------------------------------------------------  ----------------------
                             1995       1996       1997       1998        1999        1999        2000
                          ---------- ---------- ---------- ----------  ----------  ----------  ----------
                                                                                        (unaudited)
                                        (in thousands, except share and per share data)
Income Statement Data:
Revenue.................     $18,259    $28,012    $32,108    $32,903     $44,750     $ 8,710     $17,020
Cost of revenue.........       8,749     12,270     16,039     17,703      22,470       5,015       7,725
                          ---------- ---------- ---------- ----------  ----------  ----------  ----------
Gross profit............       9,510     15,742     16,069     15,200      22,280       3,695       9,295
                          ---------- ---------- ---------- ----------  ----------  ----------  ----------
Operating expenses:
  Research and
   development..........       2,281      2,692      4,099      4,866       5,925       1,221       1,941
  Sales and marketing...       3,419      3,799      4,709      5,105       6,154       1,274       2,549
  General and
   administrative.......         995      1,003      1,463      1,494       2,038         438       1,089
  Amortization of
   goodwill.............         500        735        733        731         737         180         187
  Amortization of
   deferred stock
   compensation.........         --         --         --         --          --          --          886
  Recapitalization
   costs................         --         --         --         --        3,050         --          --
                          ---------- ---------- ---------- ----------  ----------  ----------  ----------
Total operating
 expenses...............       7,195      8,229     11,004     12,196      17,904       3,113       6,652
                          ---------- ---------- ---------- ----------  ----------  ----------  ----------
Income from operations..       2,315      7,513      5,065      3,004       4,376         582       2,643
Interest income
 (expense), net.........          22        381      1,000        (24)       (368)         (1)       (597)
                          ---------- ---------- ---------- ----------  ----------  ----------  ----------
Income before taxes.....       2,337      7,894      6,065      2,980       4,008         581       2,046
Income tax provision....         586      1,950      2,577      1,145       2,831         222       1,283
                          ---------- ---------- ---------- ----------  ----------  ----------  ----------
Net income..............     $ 1,751    $ 5,944    $ 3,488    $ 1,835     $ 1,177     $   359     $   763
                          ========== ========== ========== ==========  ==========  ==========  ==========
Basic and diluted
 earnings per share.....     $   .02    $   .07    $   .04    $   .02     $   .02     $   --      $   .02
                          ========== ========== ========== ==========  ==========  ==========  ==========
Shares used to compute
 basic earnings per
 share..................  80,000,000 80,000,000 80,000,000 80,000,000  73,000,000  80,000,000  39,134,150
                          ========== ========== ========== ==========  ==========  ==========  ==========
Shares used to compute
 diluted earnings per
 share..................  80,000,000 80,000,000 80,000,000 80,000,000  73,000,000  80,000,000  46,208,628
                          ========== ========== ========== ==========  ==========  ==========  ==========
Balance Sheet Data:
Cash....................     $ 1,429    $ 2,384    $ 3,057    $ 1,377     $ 1,913     $   986     $ 2,494
Working capital.........       7,282     11,416     10,266      9,835       4,481       9,171       5,576
Total assets............      32,950     34,083     34,937     35,146      43,322      34,771      54,596
Long-term debt, less
 current portion........         --         --         --         --       19,153         --       18,244
Total stockholders'
 equity.................      30,398     34,597     31,845     30,719      11,006      30,033      19,769
Dividends per common
 share..................     $   --     $   --     $   .15    $   --      $   --      $   --      $   --

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read together with our financial statements and notes to those financial statements included elsewhere in this prospectus.

Overview

   We were founded in 1979 in Sunnyvale, California as a vendor of radio components and related services. In 1992, we changed our strategy, became a designer and manufacturer of broadband wireless systems and launched our Lynx broadband wireless systems. These point-to-point systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. In 1999, we introduced our Tsunami point-to-point broadband wireless systems, which primarily enable service providers, businesses and other enterprises to expand or establish private networks by bridging Internet traffic among multiple facilities. Based on our core technologies and the technology acquired through our purchase of Ubiquity Communication, Inc. in March 2000, we are currently developing point-to-multipoint systems that will enable service providers, businesses and other enterprises to connect multiple facilities within a geographic area to a central hub.

   Revenue. We primarily generate revenue from the sale of our Lynx and Tsunami systems. We introduced the Tsunami product line at the end of the fourth quarter of 1999, and therefore the effect on our revenues with respect to sales of these products has not been material. While our Tsunami products and Lynx products have similar pricing for comparable models, our Lynx product line contributes the largest part of our revenue. Our Ubiquity systems are still under development and we expect to begin offering these systems for sale in 2001. We also generate a small percentage of our revenue from the sale of services and parts and rentals of our systems. We recognize revenue from the sale of our systems and parts when all the following conditions are met: the system or part has been shipped, we have the right to invoice the customer, the collection of the receivable is probable, and we have no significant obligations remaining. Revenue from services is recognized over the period for which the services are performed, which is less than one month. Revenue from product rentals is recognized over the period of the rental.

   The majority of our direct sales are currently to wireless operators, and we believe that the majority of the products that we sell through distributors and value-added resellers are eventually sold to wireless operators.

   We sell our products worldwide to service providers, businesses and other enterprises directly through our sales force and indirectly through distributors and value-added resellers. Our sales force focuses on key strategic accounts and also develops relationships with end-users that purchase through distributors and value-added resellers. Distributors sell our products, and value-added resellers not only sell our products, but also assist end-users in network design, installation and testing. We also market our products through strategic relationships we have with systems integrators, which design and install networks that incorporate our systems. Any significant decline in direct sales to end-users or in sales to our distributors or value-added resellers, or the loss of any of our distributors, or value-added resellers could materially adversely affect our revenue.

   In 1999, we sold our products to 480 customers in 34 countries. In 1999, international sales accounted for approximately 23% of our total sales. We expect international sales to increase in the future. Currently, all of our sales are denominated in U.S. dollars. Accordingly, we are not exposed to currency exchange risks other than the risk that exchange rate fluctuations may make our products more expensive for customers outside the United States and, as a result, could decrease international sales. In addition, we face risks inherent in conducting global business. These risks include extended collection time for receivables, reduced ability to enforce obligations and reduced protection for our intellectual property.

   As we have increased sales through our distributors and value-added resellers, we have experienced a decline in the average selling price of our products. This is because the prices of the products that we sell indirectly through distributors and value-added resellers are lower than the prices of the products we sell directly through our sales force to end-users. We have also lowered our prices for older products as we introduce additional products that provide faster data rates. These newer products have higher prices than our older products. Our international sales also have lower average selling prices when compared to our United States and Canadian sales. This is primarily due to our reliance on distributors and value-added resellers for international sales, and also because our lower speed products, with significantly lower prices, are being sold in larger quantities internationally than domestically. As indirect sales and sales in our international markets increase, we expect that our average selling prices will further decrease.

   Cost of revenue. Cost of revenue consists primarily of outsourced manufacturing costs, component costs, labor and overhead costs, costs of acquiring finished parts from original equipment manufacturers, customer service and accrued warranty costs. We currently outsource the majority of our manufacturing and supply chain management to a limited number of independent contract manufacturers, who obtain components for our products from suppliers. Accordingly, a significant portion of our cost of revenue consists of payments to these contract manufacturers and component suppliers. The remainder of our cost of revenue is related to our in-house manufacturing operations, which consist primarily of quality control, final assembly, testing and product integration. We expect to realize lower per unit product costs as we continue to outsource more of our in-house manufacturing. However, we cannot assure you when or if cost reductions will occur. The failure to achieve these cost reductions could materially adversely affect our gross margins and operating results.

   Gross profit. Our gross profit is affected by both the average selling prices of our systems and our cost of revenue. Historically, decreases in our average selling prices have generally been offset by reductions in our per unit product cost. We cannot assure you, however, that we will achieve any reductions in per unit product cost in the future or that any reductions will offset a reduction in our average selling prices.

   Research and development. Research and development expenses consist primarily of salaries and related personnel expenses, prototype development expenses, consultant fees and allocated overhead related to the design, development, testing and enhancement of our products and underlying technologies. We expense all research and development expenses as incurred. We expect to increase our research and development expenses as we continue to develop new products and improve our core technologies. In particular, we expect research and development expenses to increase in connection with our acquisition of Ubiquity Communication Inc. and our development of point-to-multipoint broadband wireless access systems.

   Sales and marketing. Sales and marketing expenses consist of salaries, commissions and related expenses for personnel engaged in sales, product marketing, sales support functions, advertising, trade show and other promotional expenses and allocated overhead. We intend to increase our sales and marketing expenditures as we add sales and marketing personnel, increase the number of distributors and value-added resellers that sell our products and increase marketing programs. In particular, we expect sales and marketing expenses to increase as we substantially expand our sales operations to support and develop leads for our distributors and value-added resellers.

   General and administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and administrative personnel, professional fees, other general corporate expenses and allocated overhead. We expect general and administrative expenses to increase as we add personnel, increase spending on our information systems and incur additional costs related to the growth of our business and operation as a public company.

   Stock option programs. We have implemented stock option programs for employees and members of our board of directors to attract and retain business and technical personnel. During the first quarter of 2000, we will record deferred stock compensation for the difference between the exercise price and the deemed fair value of our common stock on the date the stock options were granted. This amount is included as a reduction of stockholders' equity and is being amortized by charges to operations over the vesting period. The amortization expense relates to options awarded to employees in all operating expense categories.

Acquisition of Ubiquity Communication, Inc.

   On March 24, 2000, we acquired Ubiquity Communication, Inc., located in Petaluma, California. Through the acquisition, we acquired technology that will enable us to develop our point-to-multipoint systems. At the time of the acquisition, Ubiquity Communication had seven employees, including six engineers. In connection with our acquisition of Ubiquity Communication, we issued 692,772 shares of our Class A common stock to its former owners and reserved 137,727 shares of our Class A common stock for issuance upon the exercise of the Ubiquity Communication options we assumed. We believe the value of the consideration paid for the acquisition of Ubiquity Communication was $6.4 million. We accounted for the transaction using the purchase method of accounting. Accordingly, we have recorded purchased intangibles and goodwill of $6.8 million to be amortized over a three year period. We intend to treat the acquisition of Ubiquity Communication as a tax-free reorganization.

Recapitalization

   On November 1, 1999, Ripplewood Partners, L.P. and affiliates acquired 94.6% of our capital stock from Glenayre Technologies, Inc. through a wholly-owned subsidiary, WMC Holding Corp., in a transaction accounted for as a recapitalization. Prior to the recapitalization, we were an indirect wholly-owned subsidiary of Glenayre Technologies, Inc., which had previously acquired us in 1995. As part of Glenayre's acquisition of us, Glenayre recognized $21.6 million of goodwill, amortized over a 30-year useful life. This goodwill amount is reflected on our historical financial statements. As of December 31, 1999, there was $18.6 million to be amortized over the remaining 25 year term.

   We intend to treat the recapitalization as an asset acquisition for federal income tax purposes. As a result, we recorded a deferred tax asset in the amount of $3.9 million which will offset future tax liabilities during the next 15 years, assuming that we have sufficient income to realize the full benefit of this deduction.

Results of Operations

   The following table provides operations data as a percentage of revenue for the periods presented.

                                                                    Quarter
                                                Year Ended        Ended March
                                               December 31,           31,
                                             -------------------  ------------
                                             1997   1998   1999   1999   2000
                                             -----  -----  -----  -----  -----
Revenue..................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of revenue.............................  50.0   53.8   50.2   57.6   45.4
                                             -----  -----  -----  -----  -----
Gross profit................................  50.0   46.2   49.8   42.4   54.6
Operating expenses:
  Research and development..................  12.8   14.8   13.2   14.0   11.4
  Sales and marketing.......................  14.6   15.6   13.8   14.6   15.0
  General and administrative................   4.6    4.5    4.6    5.0    6.4
  Amortization of goodwill..................   2.3    2.2    1.6    2.1    1.1
  Amortization of deferred stock
   compensation.............................   --     --     --     --     5.2
  Recapitalization costs....................   --     --     6.8    --     --
                                             -----  -----  -----  -----  -----
    Total operating expenses................  34.3   37.1   40.0   35.7   39.1
                                             -----  -----  -----  -----  -----
Income from operations......................  15.7    9.1    9.8    6.7   15.5
Other income (expense), net.................   3.2   (0.1)  (0.8)   --    (3.5)
                                             -----  -----  -----  -----  -----
Income before taxes.........................  18.9    9.0    9.0    6.7   12.0
Income tax provision........................   8.0    3.4    6.4    2.6    7.5
                                             -----  -----  -----  -----  -----
Net income..................................  10.9    5.6    2.6    4.1    4.5

Comparison of Quarter Ended March 31, 2000 and 1999

   Revenue. Revenue increased 95.4% from $8.7 million in the first quarter of 1999 to $17.0 million in the first quarter of 2000. The increase in revenue was approximately evenly distributed between the United States and Canada and internationally. Revenue increased primarily due to a 50.1% increase in the volume of products shipped in the first quarter of 2000 as compared to the first quarter of 1999, even though the average selling price of our products decreased 2.4% in the first quarter of 2000 as compared to the first quarter of 1999. For the first quarter of 2000, Somera Communications Inc., one of our distributors, accounted for 17.0% of revenue. No other customer accounted for more than 10% of total revenue in the first quarter of 2000.

   Cost of revenue. Cost of revenue increased 54.0% from $5.0 million in the first quarter of 1999 to $7.7 million in the first quarter of 2000. This increase in cost of revenue was primarily attributable to increased sales. As a percentage of revenue, cost of revenue decreased from 57.6% in the first quarter of 1999 to 45.4% in the first quarter of 2000. This decrease was primarily due to lower costs of components and increased reliance on outsourced manufacturing, which has lower costs relative to our in-house manufacturing.

   Research and development. Research and development expenses increased 59.0% from $1.2 million in the first quarter of 1999 to $1.9 million in the first quarter of 2000. This increase in research and development expenses was primarily attributable to the cost of increased personnel and prototype spending for the development of new products and enhancements to existing products. As a percentage of revenue, research and development expenses decreased from 14.0% in the first quarter of 1999 to 11.4% in the first quarter of 2000.

   Sales and marketing. Sales and marketing expenses increased 100.1% from $1.3 million in the first quarter of 1999 to $2.5 million in the first quarter of 2000. Of this increase, $803,000 was attributable to increases in sales and marketing personnel expenses, $156,000 was due to higher advertising, tradeshow and public relations expenses and $122,000 was due to increases in expenses to certify our products for sale in countries outside the United States. As a percentage of revenue, sales and marketing expenses increased from 14.6% in the first quarter of 1999 to 15.0% in the first quarter of 2000.

   General and administrative. General and administrative expenses increased 148.6% from $438,000 in the first quarter of 1999 to $1.1 million in the first quarter of 2000. Of this increase, $263,000 was attributable to increased personnel expenses and $170,000 was the fee paid to Ripplewood for management and administrative services. As a percentage of revenue, general and administrative expenses increased from 5.0% in the first quarter of 1999 to 6.4% in the first quarter of 2000.

   Amortization of deferred stock compensation. We had amortization of deferred stock compensation of $886,000 in the first quarter of 2000.

   Other income (expenses), net. Other expenses increased from $1,000 in the first quarter of 1999 to $597,000 in the first quarter of 2000. This increase in expense was attributable to the interest expense related to our debt.

   Income tax provision. The income tax provision increased from $222,000 in the first quarter of 1999 to $1.3 million in the first quarter of 2000. Our effective tax rate increased from 38.2% in the first quarter of 1999 to 62.7% in the first quarter of 2000. This increase in the effective rate is due to increases in non-deductible expenses in the first quarter of 2000.

Comparison of Year Ended December 31, 1999 and 1998

   Revenue. Revenue increased 36.0% from $32.9 million in 1998 to $44.8 million in 1999. This increase was primarily due to increased sales through distributors and value-added resellers. Revenue from sales outside of the United States and Canada also increased 107.3% from $5.1 million 1998 to $10.4 million in 1999. Revenue increased primarily due to a 35.0% increase in the volume of products shipped in 1999 as compared to 1998, even though the average selling price of our products decreased 11.0% in 1999 as compared to 1998. In 1999, Somera Communications Inc., one of our distributors, accounted for 19.2% of revenue. No other customer accounted for more than 10% of total revenue in 1998 or 1999.

   Cost of revenue. Cost of revenue increased 26.9% from $17.7 million in 1998 to $22.5 million in 1999. This increase in cost of revenue was primarily attributable to increased sales. As a percentage of revenue, cost of revenue decreased from 53.8% in 1998 to 50.2% in 1999, primarily due to lower cost of components and increased reliance on outsourced manufacturing, which has lower costs relative to our in-house manufacturing.

   Research and development. Research and development expenses increased 21.8% from $4.9 million in 1998 to $5.9 million in 1999. The increase in research and development expenses was primarily attributable to the cost of increased personnel and prototype spending for the development of new products and enhancements to existing products. As a percentage of revenue, research and development expenses decreased from 14.8% in 1998 to 13.2% in 1999.

   Sales and marketing. Sales and marketing expenses increased 20.5% from $5.1 million in 1998 to $6.2 million in 1999. The increase in sales and marketing expenses was attributable to increases in sales personnel of $963,000 and increased advertising, tradeshow and public relations expenses for our international sales and marketing activities of $405,000. Allocated expenses from Glenayre decreased from $485,000 in 1998 to $20,000 in 1999. As a percentage of revenue, sales and marketing expenses decreased from 15.6% in 1998 to 13.8% in 1999.

   General and administrative. General and administrative expenses increased 36.4% from $1.5 million in 1998 to $2.0 million in 1999. The increase in general and administrative expenses was primarily attributable to increased information systems personnel of $224,000, audit fees of $100,000 and the $115,000 fee paid to Ripplewood for management and administrative services. As a percentage of revenue, general and administrative expenses increased from 4.5% in 1998 to 4.6% in 1999.

   Recapitalization costs. We incurred $3.1 million of recapitalization costs associated with the recapitalization transaction in November 1999.

   Other income (expenses), net. Other expense increased from $24,000 in 1998 to $368,000 in 1999. This increase in expense was primarily attributable to interest expense of $368,000 related to the loans incurred in November 1999 as part of the recapitalization.

   Income tax provision. The income tax provision increased from $1.1 million in 1998 to $2.8 million in 1999. Our effective tax rate increased from 38.4% in 1998 to 70.6% in 1999. The effective tax rate increase was primarily due to the expenses we incurred as part of the recapitalization, which are not tax deductible.

Comparison of Year Ended December 31, 1998 and 1997

   Revenue. Revenue increased 2.5% from $32.1 million in 1997 to $32.9 million in 1998. The relative low growth rate during 1998 was primarily attributable to low growth rates in the wireless broadband access market in 1998. Sales outside of the United States and Canada increased 41.7% from $3.6 million in 1997 to $5.1 million in 1998. Revenue increased primarily due to a 26.1% increase in the volume of products shipped in 1998 as compared to 1997, even though the average selling price of our products decreased 20.8% to 1998 as compared to 1997.

   Cost of revenue. Cost of revenue increased 10.4% from $16.0 million in 1997 to $17.7 million in 1998. The increase in cost of revenue was primarily attributable to an increase of $377,000 in customer service costs and $400,000 in unusable components. As a percentage of revenue, cost of revenue increased from 50.0% in 1997 to 53.8% in 1998.

   Research and development. Research and development expenses increased 18.7% from $4.1 million in 1997 to $4.9 million in 1998. The increase in research and development expenses was primarily attributable to increased personnel contributing to our development efforts. As a percentage of revenue, research and development expenses increased from 12.8% in 1997 to 14.8% in 1998.

   Sales and marketing. Sales and marketing expenses increased 8.4% from $4.7 million in 1997 to $5.1 million in 1998. The increase in sales and marketing expenses was primarily attributable to increased hiring and training of international and domestic sales personnel. As a percentage of revenue, sales and marketing expenses increased from 14.7% in 1997 to 15.5% for 1998.

   General and administrative. General and administrative expenses remained about the same at $1.5 million in 1997 and 1998.

   Other income (expense), net. Other income decreased from $1.0 million in 1997 to other expense of $24,000 in 1998. The decrease was primarily attributable to non-receipt of interest income from Glenayre, our parent company at the time, relating to intercompany indebtedness.

   Income tax provision. The income tax provision decreased by 55.6% from $2.6 million in 1997 to $1.1 million in 1998. Our effective tax rate decreased from 42.5% in 1997 to 38.4% in 1998 primarily due to decreases in the permanent differences between book and taxable income.

Selected Quarterly Results of Operations.

   The following table sets forth, for the periods indicated, our financial information for the last five quarters. We prepared this information using our unaudited interim financial statements that, in our opinion, have been prepared on a basis consistent with our audited annual financial statements. We believe that these interim financial statements include all normal recurring adjustments necessary for a fair presentation of this information when read in conjunction with our financial statements and the notes to those financial statements. The operating results for any quarter do not necessarily indicate the results expected for any future period.

                                        1999    1999   1999    1999     2000
                                         Q1      Q2     Q3      Q4       Q1
                                       ------  ------ ------- -------  -------
                                                    (unaudited)
                                                  (in thousands)
Income Statement
Revenue............................... $8,710  $8,588 $11,835 $15,617  $17,020
Cost of revenue.......................  5,015   4,437   5,376   7,642    7,725
                                       ------  ------ ------- -------  -------
Gross profit..........................  3,695   4,151   6,459   7,975    9,295
                                       ------  ------ ------- -------  -------
Operating expenses
  Research and development............  1,221   1,407   1,703   1,594    1,941
  Sales and marketing.................  1,274   1,336   1,478   2,066    2,549
  General and administrative..........    438     454     498     648    1,089
  Amortization of goodwill............    180     182     186     189      187
  Amortization of deferred stock
   compensation.......................    --      --      --      --       886
  Recapitalization costs..............    --      --      --    3,050      --
                                       ------  ------ ------- -------  -------
    Total operating expenses..........  3,113   3,379   3,865   7,547    6,652
                                       ------  ------ ------- -------  -------
Income from operations................    582     772   2,594     428    2,643
Interest income (expense), net........     (1)      1     --     (368)    (597)
                                       ------  ------ ------- -------  -------
Income before taxes...................    581     773   2,594      60    2,046
Income tax provision..................    222     292   1,121   1,196    1,283
                                       ------  ------ ------- -------  -------
Net income (loss)..................... $  359  $  481 $ 1,473 $(1,136) $   763
                                       ======  ====== ======= =======  =======

   Our quarterly revenue and income from operations results have varied and are likely to continue to fluctuate significantly from quarter to quarter.

   Our quarterly results may fluctuate for many reasons, including the following:

  .  seasonal factors that may affect capital spending by customers;

  .  the timing of sales of our products;

  . the mix of our products sold because our products generate different gross margins;

  . our ability to develop, introduce, ship and support new products and product enhancements and to manage product transitions;

  . our ability to obtain sufficient supplies of components for our products for which our contract manufacturers have a sole supply source or require a long lead time to produce;

  . cost pressures from shortages of skilled technical, sales and marketing employees, increased product development and other factors;

  .  a failure to achieve cost reductions;

  .  a decrease in the average selling prices of our products;

  . delays in deliveries to distributors, value-added resellers and other customers; and

  . manufacturing capacity constraints, which affect our ability to fulfill orders.

   We have experienced disruptions in our operations from some of the factors listed above and may experience them again. In addition, we are dependent on decisions by service providers, businesses and other enterprises to build wireless networks. These decisions are in turn dependent upon the success and expected demand for the services offered by those service providers, businesses and other enterprises.

   We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new relationships with distributors and value-added resellers. We also plan to expand our general and administrative functions to address the increasing size of our business and the increasing reporting and other administrative demands that will result from being a separately traded public company. Our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are and will continue to be fixed in the short term. As a result, any delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

Liquidity and Capital Resources

   We have financed our operations and working capital requirements primarily through cash generated by our business and bank financing.

   Cash decreased by 55.0% from $3.1 million at December 31, 1997 to $1.4 million at December 31, 1998. Cash increased by 38.9% from $1.4 million at December 31, 1998 to $1.9 million at December 31, 1999 and increased by 30.4% from $1.9 million at December 31, 1999 to $2.5 million at March 31, 2000. Operating activities generated $7.6 million in cash in 1997, $1.9 million in cash in 1998 and $6.4 million in cash in 1999. Operating activities consumed $18,000 in cash in the quarter ended March 31, 2000.

   Depreciation decreased by 14.1% from $789,000 in 1997 to $678,000 in 1998. Depreciation decreased by 13.4% from $678,000 in 1998 to $555,000 in 1999. Depreciation was $120,000 for the quarter ended March 31, 2000. Fixed assets are recorded at cost and depreciated over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of their useful life or the life of the lease.

   Cash used in investing activities decreased 8.1% from $717,000 in 1997 to $659,000 in 1998. Investing activities increased 84.8% from $659,000 in 1998 to $1.2 million in 1999. Cash used in investing activities for the quarter ended March 31, 2000 was $316,000. Our capital spending budget for 2000 is $1.6 million.

   Net cash used in financing activities was $6.2 million in 1997, $3.0 million in 1998 and $4.6 million in 1999. For the quarter ended March 31, 2000, financing activities provided $0.9 million in cash. We paid $6.3 million in distributions to Glenayre in 1997, $3.0 million in distributions to Glenayre in 1998 and $3.8 million in distributions to Glenayre in 1999. Glenayre did not provide any financing for our company during the time it owned us. In 1999, in connection with the recapitalization, we redeemed 42,000,000 shares of our Class B common stock from Glenayre for $21.0 million and incurred $3.1 million in recapitalization costs.

   At March 31, 2000, we had $2.5 million of cash. On November 1, 1999, in connection with the recapitalization, we entered into a credit agreement with Credit Suisse First Boston, as agent, in the aggregate amount of $32 million. This credit agreement consists of the following three components:

   .  a $10 million revolving credit facility;

   .  a $10 million term loan, referred to as Term Loan A; and

   .  a $12 million term loan, referred to as Term Loan B.

   The borrowings under the revolving credit facility accrue interest at LIBOR plus 2.5% or prime plus 1.5%, as periodically elected by us. The revolving credit facility expires on November 1, 2002. Term Loan A has an interest rate of LIBOR plus 2.5% or prime plus 1.5%, as periodically elected by us, and a maturity date of November 1, 2002. Term Loan B has an interest rate of LIBOR plus 5.0% or prime plus 4.0%, as periodically elected by us, and a maturity date of November 1, 2004. At March 31, 2000, there were $2.0 million of revolving credit borrowings and $22.0 million of term loan borrowings outstanding under the credit agreement. We may prepay the term loans at any time upon adequate notice to the lenders. All principal amounts outstanding under the term loans must be prepaid in the event of an initial public offering by us. We will be prepaying the term loans with the net proceeds from the offering. Substantially all our assets have been pledged to the lenders under the credit agreement as collateral security in connection with the borrowings under the credit agreement. See "Use of Proceeds" on page 15 and note 5 to our financial statements for more information.

   We believe that the net proceeds from this offering together with our existing cash and cash equivalents and our available borrowings will be sufficient to finance our working capital and capital expenditure requirements for at least the next 12 months. Our management intends to invest any cash in excess of current operating requirements in short-term, interest-bearing investment-grade securities. Our future capital requirements will depend upon many factors, including management of working capital, the success of marketing, sales and distribution efforts, the timing of research and product development efforts and expansion of our marketing efforts.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No.
133), which establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires recognition of all derivatives at fair value in the financial statements. FASB Statement No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133, defers implementation of SFAS No. 133 until fiscal years beginning after June 15, 2000. We do not have any derivative instruments or hedging activities.

   In December 1999, the Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition. SAB No. 101 provides guidance on applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current accounting policies are in accordance with SAB No. 101.

   In March 2000, the Financial Accounting Standards Board issued
Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB No. 25. Interpretation No. 44 is effective July 1, 2000. Interpretation No. 44 clarifies the application of APB No. 25 for various issues, including:

  .  the definition of an employee;

  . the criteria for determining whether a plan qualifies as a non-compensatory plan;

  . the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and

  . the accounting for an exchange of stock compensation awards in a business combination.

   We do not anticipate that the adoption of Interpretation No. 44 will have a material impact on our financial position or the results of our operations.

Disclosures About Market Risk

   As of March 31, 2000, we had cash of $2.5 million. Substantially all of this amount was in non-interest bearing accounts and had no risk to interest rate fluctuations. As of March 31, 2000, we had debt of $24.0 million, and the interest charges for those loans vary quarterly with LIBOR. As a result, an increase in interest rates would result in increased interest costs to us for that debt. We will be prepaying $22.0 million of term loans and $2.0 million of revolving credit loans with the net proceeds of the offering. Accordingly, our interest expense will decrease.

   We do not own any material equity investments. As a result, we do not currently have any direct equity price risk.

   Currently, all sales to international customers are denominated in U.S. dollars and, accordingly, we are not currently exposed to foreign currency exchange rate risks other than the risk that conversion to U.S. dollars at a high cost may cause some customers to search for a lower priced competitive product.

Seasonality

   Historically, our revenues have been stronger in the last two quarters of the fiscal year. This shift may primarily be attributed to the budgetary constraints of the customers in our industry and weather conditions which make an outdoor installation more difficult during the winter. However, going forward, we believe the impact of seasonal fluctuations on our business will decrease because demand for our products is increasing at a rate that outpaces any budget restrictions our customers may have. Moreover, our expansion into international markets may minimize the impact that weather conditions may have on our overall sales.

Recent Developments

   On July 17, 2000, we announced our preliminary and unaudited financial results for the three months ended June 30, 2000. We have not finalized our financial statements for this period and, as a result, these numbers are subject to change. For this period our revenue was $20.9 million, cost of revenue was $9.3 million, gross profit was $11.6 million, income from operations was $2.3 million, net income was $551,000 and basic and diluted earnings per share was $.01.

                                    BUSINESS

Overview

   We provide broadband, or high-speed, wireless access systems both in the United States and internationally. Our systems enable service providers, businesses and other enterprises to deliver data, voice and video services. We believe our fixed wireless systems address the growing need of our customers and end-users to rapidly and cost effectively deploy high-speed communication networks. During the last eight years, we have developed proprietary technologies that have enabled us to introduce what we believe are some of the fastest, longest range and most reliable broadband wireless systems available, including our Lynx DS-3, which we believe is currently the industry's fastest license-exempt wireless system.

   We serve the global broadband wireless access market by selling our systems to service providers, businesses and other enterprises directly through our sales force and indirectly through distributors, value-added resellers and systems integrators. In 1999, we sold our systems to 480 customers in 34 countries.

Industry Background

 Development of the Wireless Industry

   The wireless communications industry provides fixed and mobile data, voice and video communications services. Wireless communications technologies have rapidly developed in recent years. International Data Corporation estimated that the number of wireless subscribers will increase from 427 million in 1999 to 1.1 billion in 2003, representing a compound annual growth rate of 27%.

   Initially, wireless technology was primarily used to provide voice services. However, as the speed and range of wireless access systems increases and the cost declines, users are increasingly looking to wireless communications to augment or substitute for traditional data, voice and video wire line communications. This is particularly true in less densely populated areas and in developing countries where traditional wire line systems are often expensive and time consuming to install or unavailable.

 Increased Demand for Broadband Communications

   Over the past decade, the amount of broadband data transmitted across telecommunications networks has grown significantly due to the increased use of the Internet and bandwidth-intensive applications. Bandwidth, which refers to the transmission capacity of a communication channel, is generally measured in bits per second and the more bits per second, the higher the bandwidth.

   Consumers, businesses and other enterprises, such as schools, hospitals and government agencies, are expanding their use of the Internet to increase efficiency, improve relationships and foster better communication through applications such as electronic commerce, e-mail, supply chain management, web hosting and global marketing. As users increasingly rely on higher-bandwidth applications for business and personal use, they demand cost-effective and reliable broadband access, which is often unavailable or inadequate over the existing wire line infrastructure. In addition, as broadband access becomes less expensive and more widely available, the use of bandwidth-intensive applications by businesses and consumers is expected to increase further.

   Users of mobile wireless services are also expanding their use of high bandwidth applications. As wireless operators are increasingly providing data services to these users, the demand for network capacity is increasing. Wireless operators are addressing this demand by increasing the number and density of base stations within their networks, as well as increasing the capacity of their existing base stations. In addition, wireless operators providing service at higher frequencies can require up to four times as many base stations as those operating at lower frequencies in order to reach the same coverage area. As a result, Allied Business Intelligence, Inc. predicts that the number of wireless base stations deployed will grow from approximately
1.1 million in 1999 to approximately 2.1 million in 2003.

   In addition, the deregulation of the global telecommunications industry is increasing demand among service providers for broadband access technologies. This deregulation has enabled a large number of service providers to provide local network access that was historically offered only by a single, often monopolistic, provider in a geographical region. As these service providers enter new markets, they seek to differentiate themselves by offering high-speed Internet access and integrated data, voice and video services. Because traditional wire line infrastructure is often expensive and time consuming to install or unavailable, service providers are increasingly searching for broadband access technologies that are more cost-effective and can be more rapidly deployed.

 Limitations of Traditional Access Solutions

   Today, the fastest components of the Internet infrastructure are a series of fiber optic cables capable of transmitting large volumes of data, voice and video at high speeds. This part of the Internet infrastructure is generally referred to as the fiber backbone or the fiber loop. Service providers, businesses, other enterprises and consumers have not been able to take full advantage of this high-speed technology because of the limitations of traditional communications networks.

   Traditional communications networks connect end-users to the fiber backbone using a wire line network that links various segments. The connection between the end-user and the service provider's central office, which is the facility where network traffic is aggregated and routed to other locations, is known as the last mile. Last mile connections typically occur over telephone lines using analog modems, which are not capable of transmitting large amounts of data, voice and video as quickly as developing broadband solutions. As a result, end-users who connect to the network backbone using analog modems may wait several minutes to access a graphic-intensive web site and several hours to send or download large files. In addition, some applications such as video conferencing may be completely unavailable using traditional telecommunications networks. This last mile bottleneck impedes the ability of service providers to satisfy their customers' demands for high-speed data, voice and video services.

   The last mile segment represents the most costly portion of traditional wire line networks because of the large number of end-users that must be connected to the central office and sporadic traffic patterns with peaks and lows. These sporadic traffic patterns require that the network connections be built to handle peak capacity even though this capacity will be underutilized during low traffic periods.

   The other segment in a traditional communications network connects the central office of a service provider to the fiber backbone. This segment is known as the backhaul segment and requires greater bandwidth and transmission speeds than the last mile because the central office must aggregate the data, voice and video from multiple end-users before sending it to the fiber backbone. Traditional wire line solutions for the backhaul segment of a traditional wire line network are often expensive and time-consuming to install or unavailable.

   Traditional access solutions also have limitations for wireless operators seeking to expand the capacity of their cellular and personal communication service networks to provide data services by increasing the number of their base stations. Although base stations could be connected to the central office by wire line technologies, the cost and time required to deploy wire line technologies generally have made these technologies unattractive to wireless operators.

 Broadband Access Technologies Other Than Wireless

   The following are the primary technologies, other than wireless technologies, that are currently being offered as broadband access solutions:

   Leased line service. Telephone companies and other carriers have deployed dedicated, copper-based digital phone lines to satisfy demand for broadband communications. Leased lines commonly used in the United States are known as T1 lines and are capable of transmitting data at 1.5 megabits per second. Leased lines commonly used internationally are known as E1 lines and are capable of transmitting data at 2.0 megabits per second. Historically, single or multiple T1 and E1 lines have been sufficient to meet the broadband access needs of end-users. However, as Internet usage continues to expand, current T1 and E1 lines may be unable to meet the bandwidth needs of end-users because the speed with which they transmit data may be too slow. Because it is often expensive and time consuming for emerging service providers to deploy their own wire line networks, they typically lease lines from existing carriers. As a result, these service providers do not have control over their network facilities.

   Cable modem technology. Cable service providers connect to homes using coaxial cable, which has greater transmission capacity than the copper-based digital phone lines traditionally used by telephone companies. However, because cable networks are generally designed to send information to the end-user, they provide asymmetrical services, which means that the transmission speed is higher from the network to the end-user than from the end-user to the network. Moreover, the data transmission rates available to each end-user in a service area decrease as total usage in the area increases. Upgrades to symmetrical services, which provide equal transmission rates between the end-user and the network, are often expensive. In addition, cable modem technology is focused on addressing the needs of the residential market and is often unavailable to businesses and other enterprises.

   Satellite service. Satellite solutions also enable only asymmetrical two-way access services. These solutions use broadcast satellite technology for high-speed transmissions from the service provider to end-users but use slower wire line connections to transmit data from the end-users to the service provider. In addition, like the limitations of cable modem services, the available data transmission rates to each end-user in a satellite service area decreases as total usage increases.

   Digital subscriber line. Digital subscriber line technology, commonly known as DSL, increases the speed of data transmission over a service provider's existing copper-wire network. Most deployments of DSL technology, however, offer either high-speed asymmetrical transmission speeds or slower symmetrical transmission speeds. DSL service is often not an attractive last mile access solution because its performance is limited by the quality of available copper wires and the maximum distance between the end-user and the service provider.

   Fiber optic cable. Fiber optic cable offers the highest data transmission rate of any access solution, including wireless technologies, but it is often expensive and time-consuming to install or unavailable. Installing a fiber optic cable often requires digging up city streets, and it can take several months to obtain the necessary permits and complete installation. As a result, fiber optic cable technology is typically deployed as a broadband access solution for large businesses in densely populated areas that can spread the high installation costs over many users.

 Broadband Wireless Technology

   Service providers, businesses and other enterprises are increasingly utilizing point-to-point and point-to-multipoint broadband wireless solutions within their networks. Point-to-point and point-to-multipoint broadband wireless access technology can address many of the limitations of traditional wire line solutions and can also be used in conjunction with wire line solutions.

   Point-to-point wireless systems. Point-to-point wireless systems are used for connecting two sites that demand very high speed transmission rates over long distances. They can be installed in a variety of configurations, but tend to be installed as dedicated links that enable the symmetrical transmission of high-speed data. Wireless operators use point-to-point systems for the backhaul segments of their cellular and personal communication service networks. Emerging service providers primarily use point-to-point systems for the backhaul segments of their networks but also deploy these systems to solve the last mile bottleneck problems of end-users with high bandwidth requirements. In addition, business and other enterprises use point-to-point systems to extend or create private networks.

   Point-to-multipoint wireless systems. Point-to-multipoint wireless systems enable the symmetrical transmission of data between a centrally located hub and multiple end-user locations. These systems can be used to connect multiple sites that do not require the dedicated high speed connections available in point-to-point systems and to cover geographic areas with a concentrated number of end-users. Because multiple remote units share a common hub in a point-to-multipoint system, service providers, businesses and other enterprises can provide a last mile bottleneck solution and add additional end-users to their networks at lower incremental costs than with traditional point-to-point systems.

   Service providers, businesses and other enterprises can rapidly deploy broadband wireless networks because they do not have to depend on wire line infrastructure. In addition, low installation costs make the deployment of broadband wireless access systems a cost-effective solution for service providers, businesses and other enterprises that need to create or extend their networks for end-users across multiple locations. Wireless technology may be limited, however, because it may require line-of-sight, and depending upon the frequency, can be impacted by severe weather conditions.

   Domestic and international authorities regulate the allocation of the radio frequency spectrum. Although regulatory authorities require service providers, business and other enterprises to obtain licenses to operate wireless communications equipment in some portions of the frequency spectrum, other portions of the spectrum are exempt from licensing requirements. By installing equipment which operates in the license-exempt portions of the spectrum, service providers, businesses and other enterprises can avoid the often lengthy regulatory approval process and reduce the time and costs required to install broadband wireless access systems.

   We believe that products that operate in license-exempt portions of the radio spectrum afford our customers superior time-to-market and greater flexibility as compared to products that operate only in licensed portions. We have found that our wireless operator customers are increasingly purchasing license-exempt products. We believe that this is due to the faster time-to-market associated with these products. The more rapidly a wireless operator builds out its network, the faster that portion of the network begins generating revenue. However, there are still some customers who prefer to purchase licensed products because of the legal protection available for those operating in licensed portions of the available spectrum.

   We believe the rapid development of the wireless communications industry and the increased demand for broadband communication has created an opportunity for wireless technology to become the preferred solution for addressing the limitations of wire line access technologies. Today's service providers, businesses and other enterprises are looking to wireless technology as an attractive option for broadband access.

The Western Multiplex Solution

   We believe that our broadband wireless systems address the growing need for bandwidth where alternative solutions are either too expensive to deploy in a timely fashion or unavailable. Our systems are used in a variety of applications in different markets, including:

  . Wireless operator infrastructure. Our systems enable cellular and personal communication service providers to connect their base stations to other base stations and to existing wire line networks. These connections comprise the backhaul segment of their networks.

  . Fiber extension. Our systems enable service providers to extend the reach of the fiber backbone with products that combine the high transmission speeds and reliability of fiber optic cable with the flexibility, cost effectiveness and rapid deployment of wireless technologies.

  . Campus and other private networks. Our systems enable enterprises with multiple facilities, including those located in a campus environment, to connect their facilities to expand or establish private networks.

  . Last mile access. Our systems connect end-users with a service provider's central office, providing high-speed last mile access.

   The key benefits of our solution include:

   Rapid deployment. Service providers, businesses and other enterprises can rapidly deploy our licensed and license-exempt systems to establish new, or expand existing, network infrastructures. Competing technologies such as digital phone lines and fiber optic cable generally take longer to deploy than our broadband wireless access systems. In addition, our license-exempt systems do not require frequency coordination and regulatory approval. As a result, service providers, businesses and other enterprises can avoid many of the time consuming processes typically required in installing licensed wireless technologies.

   Telecommunications grade availability of service. We have developed proprietary error correction algorithms, fault tolerant systems and comprehensive network management software designed to enable our Lynx and Tsunami systems to match or exceed fiber network availability standards. These wireless systems are designed to provide 99.999% availability, or less than five minutes of down time per year. As a result, our systems enable service providers, businesses and other enterprises to provide end-users with telecommunications grade availability, which is equal to or better than that offered by most alternative broadband access solutions.

   High-speed and long distance connections. We have used our engineering expertise and proprietary radio frequency and digital signal processing technologies to design systems that offer an attractive combination of high-speed transmission rates and long-range coverage. During the past eight years, we have introduced what we believe are some of the fastest and longest-range wireless systems available, including our Lynx DS-3, which we believe is currently the industry's fastest license-exempt system, and our Lynx 4T1, which we believe is the longest-range 4T1 license-exempt system in the market. Based on a survey of wireless system providers known to us, we are not aware of any providers of license-exempt radios operating at or above DS-3 speed. In addition, our engineering department analyzed our competitors' 4T1 products to determine the best product produced by our competitors. In comparing our Lynx 4T1 to the best 4T1 product of our competitors, we assumed the exact same conditions for each product and analyzed the distance at which the two products operate. The results indicated that our Lynx 4T1 could be used at almost twice the distance of our competitor's 4T1 product. As a result, we believe that we offer some of the fastest and longest-range wireless systems available. This combination of high-speed data transmission and long-range coverage enables service providers, businesses and other enterprises to extend the reach of their fiber optic cable and other wire line networks.

   Cost-effective solution. Because our proprietary technology enables our systems to transmit over longer distances than competing product designs, service providers, businesses and other enterprises require fewer units to cover a specified area. As a result, they are able to reduce both their initial and incremental capital expenditures for network deployment.

   Fully integrated end-to-end solution. We offer a broad range of systems that enable service providers, businesses and other enterprises to create complete broadband wireless networks that connect end-users to the fiber backbone. Our point-to-point systems are primarily used within the backhaul segments of networks and also provide last mile access to large businesses. Our Ubiquity point-to-multipoint systems, which are under development, will primarily be used to provide last mile access to residential users and small businesses. Our systems use similar radio frequency technology, digital signal processing and network management software. We believe this design commonality offers service providers, businesses and other enterprises higher end-to-end performance, lower equipment costs, and lower training and maintenance costs.

   Our broadband wireless access systems have various disadvantages and limitations. For example, the broadband wireless access industry is technology intensive and requires us to continually develop new products or product enhancements in order for us to remain competitive. In addition, in contrast to mobile wireless access solutions, our systems require line-of-sight installation, which often requires the end-user to obtain roof rights from third parties. Our systems may also experience problems due to radio signal interference, which may occur if multiple wireless systems are operating on the same radio frequencies and in the same geographic areas as our systems or, in the case of operating frequencies above 11 Ghz, if there is inclement weather. Furthermore, our Ubiquity point-to-multipoint systems are still under development, and we may not be able to successfully introduce these systems or introduce them on a timely basis.

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

Strategy

   Our objective is to be a leading global provider of broadband wireless access systems. Our strategy to accomplish this objective is to:

   Capitalize on our technology expertise to rapidly introduce new products. Over the last eight years, we have developed several core technologies that form the basis of our current product lines and which we intend to use in our future product development. Our dedicated team of engineers has multi-disciplinary technical capabilities, including radio frequency technology, digital signal processing and system software development. We believe integrating these capabilities is highly complex, and we intend to continue to take advantage of our technology expertise to introduce product enhancements and new products in a rapid and cost effective manner. For example, we are currently developing a point-to-point broadband wireless system capable of transmitting data at speeds in excess of 180 megabits per second and point-to-multipoint systems which will easily integrate with our existing point-to-point systems.

   Utilize existing customer relationships to expand into new market segments. In 1999, we sold our systems to 480 customers in 34 countries. Our customers include AT&T Wireless Group, Bell Atlantic Corporation, GTE Corporation, Motorola, Inc., Nextel Communications, Inc., Pacific Bell and Voicestream Wireless Corporation. We intend to build upon our relationships with current customers as they continue to expand their networks and enter new market segments, such as fiber extension, campus and other private networks and last mile access. We believe that we will be well-positioned to provide our current customers with broadband wireless access solutions in their new markets.

   Increase our presence in international markets. According to International Data Corporation, in 1999 the number of international wireless subscribers represented approximately 81% of total worldwide wireless subscribers. While our products are currently sold and approved for use in 30 countries, we intend to increase our presence in these countries and further expand into new international markets where broadband wire line access is currently too expensive or unavailable. In particular, we believe there is a substantial opportunity for our licensed products in countries where government authorities have granted or have indicated that they intend to grant broadband wireless licenses. Additionally, as governmental authorities make license-exempt spectrum available, we believe our license-exempt systems will be well-positioned for rapid deployment in these international markets. We will continue to expand our presence worldwide by expanding our international sales and marketing efforts, obtaining regulatory approval for deploying our systems in new international markets, increasing our total product offerings in both existing and new international markets and establishing strategic alliances and partnerships.

   Aggressively market through distributors, value-added resellers and systems integrators. We have established relationships with key distributors, value-added resellers and systems integrators such as Avant Telecoms Inc., Communications Services International, Inc., Datatec Ltd., Hutton Communication, Inc., Somera Communications Inc., Tessco Technologies Incorporated, Westcon Inc. and Wireless Facilities, Inc., to market and sell our systems. To further accelerate our growth, we intend to build upon our existing relationships and establish new relationships with distributors, value-added resellers and systems integrators that we believe have strong relationships with potential customers for our Lynx, Tsunami and Ubiquity systems. Our marketing group is currently developing materials and programs such as training courses to assist our distributors, value-added resellers and systems integrators in penetrating these markets.

   Expand through acquisitions. We intend to pursue acquisitions of complementary businesses, technologies, products or services to expand our presence in the broadband wireless access market. On March 24, 2000, we acquired Ubiquity Communication, Inc., a Petaluma, California-based company. Through the acquisition, we acquired technology that we will integrate with our core technologies to develop our point-to-multipoint Ubiquity systems.

Products

   We have three product lines: our existing Lynx and Tsunami product lines and our Ubiquity product line, which is under development.

   We design our systems generally to use common features, components and software, which we believe results in greater reliability and reduced design and manufacturing costs. In addition, we believe our current systems offer and our products under development will offer users a cost effective broadband access solution because the common design allows for reduced training and easy integration into their networks.

 Lynx and Tsunami products

   Our products operate at different transmission speeds and radio frequencies. Our product names directly correspond to the transmission speeds at which they are capable of operating. The table below summarizes the features of our current products:

                                         TRANSMISSION SPEEDS                RADIO
                                                                          FREQUENCY
     PRODUCT NAME                    (Kilobits per second (Kbps))
                                     (Megabits per second (Mbps))     (Gigahertz (GHz))
  -------------------------------------------------------------------------------------
    LYNX Fractional-T1            56 to 512 Kbps                     2.4 GHz
    LYNX T1/E1                    1.5 Mbps/2 Mbps                    (License-exempt)
    LYNX 2T1/2E1                  3 Mbps/4 Mbps
    LYNX 4T1/4E1                  6 Mbps/8 Mbps
  -------------------------------------------------------------------------------------
    LYNX Fractional-T1            56 to 512 Kbps                     5.8 GHz
    LYNX T1/E1                    1.5 Mbps/2 Mbps                    (License-exempt)
    LYNX 2Tl/2E1                  3 Mbps/4 Mbps
    LYNX 4T1/4E                   6 Mbps/8 Mbps
    LYNX 8T1                      12 Mbps
    LYNX DS-3                     45 Mbps
  -------------------------------------------------------------------------------------
    LYNX DS-3                     45 Mbps                            6 GHz & 11 GHz
                                                                     (Licensed)
  -------------------------------------------------------------------------------------
    TSUNAMI 10BaseT               2 Mbps                             2.4 GHz & 5.8 GHz
                                  4 Mbps                             (License-exempt)
                                  8 Mbps
                                  10 Mbps
  -------------------------------------------------------------------------------------
    TSUNAMI 100BaseT              45 Mbps                            5.8 GHz
                                                                     (License-exempt)
                                                                     & 23 GHz
                                                                     (Licensed)


   Each of our systems consists of two identical pieces of equipment. Each piece of equipment is first connected to an end-user's network by a cable and a connector and then connected by an antenna cable to an antenna, which is usually on a roof top or tower. The two antennas are then aimed at one another to create a wireless connection between the two end-user locations. By using multiple systems, end-users can connect more than two locations to form a more extensive network.


   Lynx products. Our point-to-point Lynx products are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. These connections comprise the backhaul segments of their networks. In addition, these products are also used to establish campus and private networks and to provide fiber extension and last mile access. Our Lynx products are offered in a variety of frequencies, ranging from
2.4 GHz to 11 GHz, which includes both licensed and license-exempt spectrum, and in a variety of data transmission speeds, ranging from 56 Kbps per second to 45 Mbps per second. Our Lynx products can transmit and receive the maximum data capacity in both directions simultaneously, a feature commonly known as full duplex. Our products have a compact, fully-integrated design and a built-in network management system. They can be linked together within a network and managed with simple network management protocol, or SNMP, software. SNMP is an industry standard set of rules that governs network management and monitors network devices and their functions. Our Lynx products also include a separate control and diagnostic channel which remotely monitors the system's status and performance without reducing its carrying capacity.

   We are currently developing additional Lynx products, some of which will be capable of operating at speeds exceeding 180 megabits per second. These products under development will be additional solutions for fiber extension and last mile access.

   Tsunami products. Our point-to-point Tsunami products primarily enable service providers, business and other enterprises to expand or establish private networks by bridging Internet traffic among multiple facilities. In addition, these products are also used to provide fiber extension and last mile access. Tsunami products are currently offered in a variety of frequencies, ranging from 2.4 GHz to 23 GHz, and in a variety of data transmission speeds, ranging from 2 Mbps per second to 45 Mbps per second. Like our Lynx products, our Tsunami products offer features including full duplex transmission, fully-integrated design and a separate control and diagnostic channel. In addition, our higher capacity Tsunami systems also include an additional T1 or E1 connection without reducing the carrying capacity of the system. The additional T1 or E1 connection is a standard telecommunications interface that is not based on Internet Protocol and is typically used for voice.

   We are currently developing Tsunami products that will operate at speeds exceeding 100 megabits per second. These products under development will be additional solutions for fiber extension, last mile access and campus and private networks.

 Ubiquity Products

   We are currently developing our point-to-multipoint Ubiquity systems to enable service providers, businesses and other enterprises to address the last mile bottleneck. We are designing these systems to enable service providers to cost-effectively connect end-users to a central hub. Businesses and other enterprises may also use these systems to cost-effectively connect multiple facilities within their private networks.

   Our Ubiquity system will be deployed in a hub and spoke configuration consisting of a single central hub and equipment located at each end-user's premises. The central hub will wirelessly connect to the remote customer premises equipment. It will also prioritize transmission and allocate slots of time to each end-user based on a system called time division duplexing. We believe our time division duplexing technology will provide a more efficient use of capacity than most alternative technologies to accommodate the peaks and lows of traffic between the end-user and the central hub. The central hub will operate in a range of frequencies, in various geographic configurations and will be capable of supporting hundreds of units of customer premises equipment. The hub unit will also be able to connect to the central office of a service provider using our point-to-point technology. The customer premises equipment will transmit and receive data between the end-user and the central hub at various transmission speeds and frequencies.

   Prototypes of a point-to-multipoint product that use the Ubiquity technology and are similar to the products we plan to introduce have been completed under a contract with the U.S. Navy.

Technology

   Over the last eight years, we have developed a number of core technologies that form the basis of our current product offerings and which will also be used in our future product development. Our primary areas of technology expertise are radio frequency technology, digital signal processing and system software development.

   Radio frequency technology. Microwave and millimeter-wave technology are the technologies used to wirelessly transmit data, voice and video. Microwave technology uses radio frequencies ranging from 1 GHz up to 20 GHz, and millimeter-wave technology uses frequencies above 20 GHz. We believe we are one of the few wireless equipment manufacturers in the industry that has internally developed fully integrated microwave circuit board designs. We believe having these design capabilities provides us with higher performance, lower production costs, shorter development cycles and the ability to customize our products so that they can easily be integrated with our existing products and with the networks of our various customers and end-users.

   Digital signal processing technology. Our products use proprietary digital signal processing technologies and designs that we developed specifically for use in wireless systems. We believe these proprietary technologies have enabled us to introduce a number of high-speed wireless products that may not have been possible to produce with generic digital signal processing chip sets that are commercially available. Because our development cycles are not dependent on an external supplier, we believe we can develop flexible, innovative products more quickly than our competitors who do not have this in-house capability. We are currently using our technological expertise in digital signal processing to develop next generation, high-speed wireless systems designed to operate at speeds over 180 megabits per second.

   System software. Our systems use SNMP-based software that enables remote monitoring and control and facilitates the integration and compatibility of our products with larger communications networks. In addition, we have patented software for bandwidth allocation, which we believe will allow our Ubiquity products to use bandwidth more efficiently and to operate at higher speeds than other point-to-multipoint systems.

Sales and Marketing

   We sell our products worldwide to service providers, businesses and other enterprises directly through our sales force and indirectly through distributors and value-added resellers. We focus our marketing efforts on supporting our direct sales force, distributors, value-added resellers and systems integrators. We also seek to stimulate market demand by increasing brand awareness and educating potential customers about the advantages of using our products.

   Direct sales. Our direct sales force is responsible for both domestic and international sales and is primarily based in the United States. As of March 31, 2000, our direct sales force consisted of 15 sales representatives. Of these sales representatives, nine covered the United States and Canada and six covered international sales, primarily in Latin America, Europe, Asia and the Caribbean.

   In the United States and Canada, our sales force focuses on key strategic accounts such as service providers, businesses and other enterprises and also develops relationships with end-users that purchase through distributors and value-added resellers. Outside the United States and Canada, sales are generally made through distributors or value-added resellers. Our sales force, however, develops direct relationships with end-users either independently, in which case the sales representative then brings in the distributor or value-added reseller to complete the sale, or together with the distributors or value-added resellers through the relationships they have developed with the end-users.

   Distributor and value-added reseller relationships. We have established relationships with large national and international distributors, local and specialized distributors and value-added resellers. The distributors sell our products, and the value-added resellers not only sell our products, but also assist their customers in network design, installation and testing. In some cases, both distributors and value-added resellers also assist their customers with financing, maintenance and the purchase of ancillary equipment necessary for installation of a wireless network. Our primary distributor relationships include Somera Communications Inc., Tessco Technologies Incorporated and Westcon Inc., most of whom distribute our products nationwide. Our primary value-added reseller relationships include Avant Telecoms Inc., Hutton Communication, Inc. and Solunet, Inc. Hutton Communication, Inc. and Solunet, Inc. are domestic value-added resellers and Avant is one of the largest value-added resellers of wireless equipment in Taiwan. We are currently exploring opportunities to begin selling directly to original equipment manufacturers. In 1999, sales of our products through distributors and value-added resellers represented 35.0% and 17.4%, respectively, of our revenue.

   Systems integrators. We also market our products through strategic relationships we have with systems integrators, which design and install networks that incorporate our systems. Systems integrators typically do not purchase and resell equipment to their customers. Instead they typically recommend equipment to their customers for use in the systems they design and install. Although we currently have relationships with a number of systems integrators, we are expanding our focus in this area by establishing new relationships with additional systems integrators. In 1999, sales of our products recommended by our systems integrators represented 5.2% of our revenue.

Customer Service

   We are committed to providing our customers with high levels of service and support. We provide training, technical assistance and customer support on the installation, management, use and testing of our products. We also provide a 24-month warranty for our systems and offer both in-warranty and out-of-warranty repair services. Our repair center is staffed with technicians who work directly with our quality assurance team to identify potential problems and repair equipment. In addition, we have a number of flexible hardware and software maintenance and support programs available for our products.

Customers and End-Users

   We have a globally diversified base of customers and end-users consisting of service providers, businesses and other enterprises. In 1999, we sold our systems to 480 customers in 34 countries.

   Our top ten wireless operator end-users based on revenue generated from both direct sales by us and indirect sales through our distributors and value-added resellers include:

    Alltel Corp.                               KG Telecommunications Co., Ltd.


    AT&T Wireless Group                        Nextel Communications, Inc.


    Bell Atlantic Corporation                  Pacific Bell


    Far EastOne Telecommunications             Voicestream Wireless
     Company Ltd.                               Corporation


    GTE Corporation                            Western Wireless Corporation

In 1999, only one of our top ten wireless operator end-users, Nextel Communications, Inc., accounted for more than 5% of our revenues.

   Our top ten business and other enterprise end-users based on revenue generated from both direct sales by us and indirect sales through our distributors and value-added resellers include:

    Burlington Northern Railroad Co.           Motorola, Inc.


    Canadian National Railway Company          ThinRoute Technologies Inc.


    Education Networks of America              U.S. Coast Guard


    El Paso Energy Corporation                 Westower Corp.


    Florida Power & Light Co.                  Williams Communication
                                                Group, Inc.

In 1999, none of our top ten business and other enterprise end-users accounted for 1% of our revenues.

   For the year ended December 31, 1999, sales to Somera Communications Inc., one of our distributors, represented 19% of our revenues. Our agreement with Somera Communications includes the following provisions:

  . the appointment of Somera Communications as a non-exclusive distributor of our products for a term of one year, renewable for successive one year terms by mutual agreement;

  . we have to provide sales and technical assistance and make a reasonable effort to fill orders;

  . a credit of the difference between the purchased price and the new reduced price in the event that we reduce the price of any product purchased by Somera Communications;

  . Somera Communications is not required to stock any of our new products or services; and

  . the indemnification of Somera Communications for any claims by third parties for infringements of any intellectual property rights.

Research and Development

   Our research and development efforts are focused on improving the functionality and performance of our existing products as well as developing new products to meet the changing needs of our diverse base of customers and end-users. We are currently pursuing the following research and development initiatives:

  .  developing our point-to-multipoint Ubiquity systems;

  .  adapting our products to additional frequencies and interfaces;

  .  developing higher speed products;

  .  increasing the performance of our digital signal processing technology;
     and

  . designing our products for low-cost, outsourced manufacturing, assembly and testing.

   Our dedicated team of engineers has multi-disciplinary technical capabilities, including radio frequency technology, digital signal processing development and system software development. We devote a substantial portion of our resources to developing new products, enhancing existing products, expanding and improving our core wireless technologies and strengthening our technological expertise. Over the last eight years, we have made and expect to continue to make, significant investments in research and development. We invested approximately $4.1 million, $4.9 million and $5.9 million in research and development activities in 1997, 1998, and 1999, respectively.

Manufacturing

   Our ISO 9001 certified manufacturing operation, based in our Sunnyvale, California facility, consists primarily of pilot production, product assembly and product testing. Our strategy is to outsource manufacturing and procurement of component parts to manufacturers with the expertise and ability to achieve the cost reductions associated with volume manufacturing and to respond quickly to orders, while maintaining our quality standards. This allows us to focus our internal resources on developing new products. We rely on two contract manufacturers to produce our printed circuit boards and one contract manufacturer for limited printed circuit board testing. We complete the final assembly and testing of our products at our Sunnyvale facility. We are currently evaluating alternatives for outsourcing a portion of our final assembly and test functions to our contract manufacturers.

   We depend on single source suppliers for several of our components. Most of these components are purchased by our contract manufacturers. We carry additional inventory of these components, as do our contract manufacturers, but we may have manufacturing shortages if our sales increase more than we expect. We have experienced in the past and may in the future experience difficulties in obtaining various components due to capacity constraints among suppliers in our industry which are experiencing high levels of demand.

Competition

   The market for broadband wireless access systems is rapidly evolving, highly competitive and subject to rapid technological change. Because we develop a variety of products for several different markets, we have a broad range of competitors. Competition for one or more of our systems include products manufactured or marketed by a number of large communication equipment suppliers, including Alcatel, Cisco Systems, Inc., Ericsson Business Networks AB, Lucent Technologies Inc. and Nortel Networks Corporation, as well as by a number of smaller companies, including Adaptive Broadband Corp., P-Com, Inc., Proxim Inc., Netro Corporation and Wi-LAN Inc. Many of our competitors are substantially larger than we are and have significantly greater financial, sales, marketing, distribution, technical, manufacturing and other resources. In addition, our competitors may provide financing to their customers. Companies in the communications industry which are currently not selling broadband wireless access products, as well as our current competitors, may make strategic acquisitions or establish cooperative relationships among each other or with third parties to enter this market or to increase their ability to gain market share rapidly. We expect to face increasing competitive pressures from both current and future competitors in the markets we serve.

   We believe our competitive position in the point-to-point segment of the market is strong, primarily because of our history since 1992 in servicing this market and because we have introduced some of the first high-speed wireless license-exempt systems. We have not yet developed a competitive position in the point-to-multipoint segment of the market because we have not yet finished developing these products. A number of other companies have begun commercially selling point-to-multipoint systems, and these companies may have a competitive advantage because they were the first to market this type of product. We believe, however, that we will be able to successfully compete by using our relationships with our existing customers to sell our new point-to-multipoint systems, which can be integrated with our other systems, and because we believe our point-to-multipoint systems may have features our competitors' systems do not have.

   Technological developments and consolidation within the broadband wireless access equipment industry result in frequent changes to our group of competitors. The principal competitive factors in our market include:

  .  product features and reliability;

  .  the ability to be among the first to introduce new products;

  .  price;

  .  brand recognition;

  . relationships with distributors, value-added resellers, systems integrators and service providers;

  .  the ability to integrate various products into a single network; and

  .  customer service and technical support.

   Broadband wireless access solutions compete with other high-speed solutions such as cable modem technologies, satellite technologies, digital subscriber lines and fiber optic cables. Many of these alternative technologies can take advantage of existing installed infrastructure and have achieved significantly greater market acceptance and penetration than broadband wireless access technologies. Other factors that influence the choice between wireless and wire line products include reliability and security, speed and volume capacity, cost effectiveness, availability of sufficient frequencies and geographic suitability. We expect to face increasing competitive pressures from both current and future technologies in the broadband access market.

Intellectual Property

   Our success depends on the preservation and protection of our product and manufacturing process designs and other proprietary technology. We use a variety of intellectual property in the development and manufacturing of our products, but do not believe that any of our intellectual property is individually critical to our current operations. Taken as a whole, however, we believe our intellectual property rights are significant.

   We currently have five U.S. patents, each of which relate to our Ubiquity point-to-multipoint systems, which are still under development. Three of these patents expire in 2012, while the remaining two patents expire in 2016. We also have one pending U.S. patent application that pertains to the Ubiquity system and two pending U.S. patent applications that pertain to our license-exempt Lynx and Tsunami systems. Assuming our patent applications are granted, they will expire in 2017 and 2018, respectively. In addition, we have four U.S. trademarks, which cover variations of our name and logo and several pending U.S. trademark applications, which cover our Lynx and Tsunami product lines. Because, to date, we have sold our products primarily in the United States, we have not yet applied to register any of our intellectual property in any foreign countries. However, we intend to file foreign patent and trademark applications in the future, in instances where we consider a particular trademark or aspect of our technology important enough to justify the added expense of pursuing the filings.

   In addition to our registered intellectual property, we also use proprietary technology in our business. This technology includes internally developed proprietary error correction algorithms, fault tolerant systems and comprehensive network management software. A significant portion of this technology consists of specialized knowledge and technical expertise that has been developed over time by our employees. In order to maintain the confidential nature of this technology, we have chosen to protect it by generally limiting access to it, treating portions of it as trade secrets and obtaining confidentiality or non-disclosure agreements from persons who are given access to it. All of our employees have signed our standard confidentiality agreement, which prohibits them from disclosing our confidential information, technology developments and business practices, as well as any confidential information entrusted to us by other parties. Similarly, all of the consultants who have been given access to our confidential information or proprietary technology have signed an agreement prohibiting them from disclosing that information and technology to others.

   We also have an intellectual property license agreement with Glenayre which we entered into on November 1, 1999. Under the agreement, Glenayre granted us a royalty-free license to use some of its intellectual property, including patents, patent applications, copyrights, software, technology and proprietary information. In addition, Glenayre granted us a license to use the name "Glenayre" for a one-year period which expires on November 1, 2000. Under the agreement, we grant Glenayre a royalty-free license to two patent applications and to use any trademarks we own that relate to inventory held by Glenayre on the date of the license.

   The protections we have secured for our intellectual property rights, and our ability to enforce those rights, may be inadequate to prevent others from using our technology or independently developing technology that is substantially similar to our own. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales and otherwise harm our business. Moreover, to the extent that we secure intellectual property rights in foreign countries, the laws of these countries may not afford us the same level of protection we receive in the United States. We have also agreed to indemnify some of our customers for intellectual property claims relating to our products. If we resort to legal proceedings to enforce our intellectual property rights or those of a customer who we indemnify, or are forced to defend our rights in a suit filed by a third party, these proceedings could be burdensome and costly, regardless of whether we ultimately prevail. In the event that we do not prevail in litigation resulting from third party intellectual property claims, or if we discover independently that any of our products violate the intellectual property rights of a third party, we might not be able to redesign our products to avoid violating their rights or to obtain a license on commercially reasonable terms to use their intellectual property.

Government Regulation

   Our products are subject to extensive telecommunications based regulation by the United States and foreign laws and international treaties. We must conform our products to a variety of regulatory requirements and protocols established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Each country has different regulations and a different regulatory process. In order for our products to be used in some jurisdictions, regulatory approval and, in some cases, specific country compliance testing and re-testing may be required. The delays inherent in this regulatory approval process may force us to reschedule, postpone or cancel the installation of our products by our customers, which may result in significant reductions in our sales.

   We currently have one full time employee working on regulatory compliance issues and intend to hire a second. In addition, we maintain relationships with consultants, lawyers and a testing laboratory to support our compliance efforts as necessary. These individuals work to ensure that our products comply with the requirements of the Federal Communications Commission in the United States and with the requirements of the European Telecommunications Standards Institute in western Europe, as well as with the various individual regulations of other countries.

   The failure to comply with current or future regulations or changes in the interpretation of existing regulations in a particular country could result in any of the following events:

  .  the suspension or cessation of sales in that country;

  . substantial cost to us to modify our products to comply with the regulations of that country;

  . the imposition of restrictions in our development efforts and those of our customers;

  .  our current products becoming obsolete; and

  . an increase in the opportunities for additional competition because we cannot sell our products in that country.

   The regulatory environment in which we operate is subject to changes due to political, economic and technical factors. As use of wireless technology expands and as national governments continue to develop regulations for this technology, we may need to comply with new regulatory standards applicable to our products in our existing and future markets. Changes in our regulatory environment that result from our expansion into new markets or changes in current regulations could increase the cost of manufacturing our products because we must continually modify our products to respond to these changes.

   We are also subject to U.S. government export controls. We rely on our customers to inform us when they plan to deliver our products to other countries and we regularly inform our customers of the export controls with which they must comply.

   In addition, domestic and international authorities continue to regulate the allocation and auction of the radio frequency spectrum. These regulations have a direct impact on us because our licensed products can be marketed only if permitted by suitable frequency allocations, auctions and regulations. The implementation of these regulations may delay our end-users in deploying their systems, which could, in turn, lead to delays in orders of our products by our customers and end-users.

Facilities

   We lease approximately 50,203 square feet of facilities in two locations. Our headquarters is a 45,709 square foot facility in Sunnyvale, California. This facility accommodates the following departments: sales and marketing, the majority of our research and development, manufacturing, administration and finance. The term of the lease for this facility expires in June 2006. We also lease approximately 4,494 square feet in Petaluma, California, which is used for the remainder of our research and development department.

Employees

   As of July 10, 2000, we had 185 employees, including 61 in manufacturing, 52 in research and development, 51 in sales, marketing and customer service and 21 in finance and administration. We are not a party to any collective bargaining agreement. We believe that relations with our employees are good.

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, the positions held by them, and their ages as of July 10, 2000 are as follows:

  Name                   Age                           Position(s)
  ----                   ---                           -----------
Jonathan N. Zakin....... 50  Chief Executive Officer and Chairman of the Board of Directors
Amir Zoufonoun.......... 40  President, Chief Operating Officer and Director
Nancy Huber............. 42  Chief Financial Officer, Vice President of Finance and Secretary
Fred Corsentino......... 46  Vice President of Sales
Joseph Tavormina........ 45  Vice President of Access Products
Hanan Cohen............. 40  Vice President of Operations
John H. Saefke.......... 57  Vice President of International Sales
Michael Seedman......... 43  Director
Timothy C. Collins...... 43  Director
Jeffrey M. Hendren...... 41  Director
Hironori Aihara......... 62  Director
Michael J. Boskin....... 54  Director
Peter O. Crisp.......... 67  Director
Stanley S. Shuman....... 64  Director

   Jonathan N. Zakin has served as our Chief Executive Officer and Chairman of our board of directors since November 1, 1999. Mr. Zakin is also currently President of Leeward Technology Partners and Leeward Management Inc., affiliates of Ripplewood Partners, and he is the Manager of Seaview Holdings, L.L.C. Prior to founding Leeward Technology Partners in 1997, he was Executive Vice President of Business Development and Corporate Strategy of U.S. Robotics, a communications equipment company, from 1995 to 1997, Executive Vice President of Sales and Marketing of U.S. Robotics from 1989 to 1995 and Vice President of Sales of U.S. Robotics from 1987 to 1989. Mr. Zakin was elected a director of U.S. Robotics in 1988. He has also held various executive and management positions, both domestically and internationally, with Winterhalter, Inc., Cosma International, Brisk and Kindle and J. Henry Schroder Corp. Mr. Zakin received an M.B.A. degree from Harvard Business School and a B.A. degree from New York University.

   Amir Zoufonoun has served as our President and Chief Operating Officer and a member of our board of directors since November 1, 1999. He was also our General Manager from 1998 to 1999. Since Mr. Zoufonoun joined us in 1989, he served in various management positions of increasing responsibility, including Vice President of Engineering. From 1979 to 1989, he held various engineering and technical management positions with Harris Corporation. Mr. Zoufonoun received a M.S. degree in electrical engineering from Santa Clara University and a B.S. degree in Electrical Engineering from San Jose State University.

   Nancy Huber has served as our Chief Financial Officer, Vice President of Finance and Secretary since February 16, 2000. Prior to joining us, Ms. Huber served as Vice President of Finance, Western Operations for Evans & Sutherland Computer Corporation, a graphics developer, from 1998 to 1999. From 1994 to 1998, she was Vice President of Finance and Chief Financial Officer for AccelGraphics, Inc. From 1991 to 1994, she served first as MIS Manager, then Chief Financial Officer and finally Chief Executive Officer of ATG Cygnet, Inc., a mass storage robotics company. Ms. Huber received a Master of Management degree from the J.L. Kellogg Graduate School of Management and a B.S. degree in Chemical Engineering from Purdue University.

   Fred Corsentino has served as our Vice President of Sales since February 25, 2000. From 1998 to 1999, Mr. Corsentino was Vice President of Sales for Open Port Technology, a worldwide provider of Internet telephony solutions. From 1997 to 1998, Mr. Corsentino was Director of North American Enterprise Access Sales for 3Com Corporation, a communications equipment company. From 1993 to 1997, he served as Director of East Area Sales for U.S. Robotics where he was responsible for major enterprise and service provider accounts. Mr. Corsentino received an M.B.A. degree from Columbia University and a B.S. degree in Economics from the New York Institute of Technology.

   Joseph Tavormina has served as our Vice President of Access Products since March 24, 2000. Mr. Tavormina oversees the development of our point-to-multipoint technology and products. He founded Ubiquity Communication, Inc. in March 1997 and served as its President and Chief Executive Officer. From 1993 to 1997, he was President of Nusantara Communications, formerly Noller Communications, where he was involved with the design marketing and deployment of wireless telecommunication systems. Mr. Tavormina has also served as strategic planner, technologist and market strategist for Nusantara Communications, Inc., the corporate parent of Nusantara. In addition, Mr. Tavormina has served as Chairman of the Antenna Measurement Techniques Association. Mr. Tavormina has an Eng., an M.S. and a B.S. in Mechanical Engineering from the Massachusetts Institute of Technology.

   Hanan Cohen has served as our Vice President of Operations since 1997. Mr. Cohen oversees our master scheduling and planning, materials management, outsourcing, manufacturing, testing, and quality control and assurance. From 1995 to 1997, he served as Vice President of Manufacturing and Procurement at Turbodyne Systems Inc., an electronics control systems manufacturer. Previously, Mr. Cohen served as Director of Manufacturing and Procurement at Securiplex, Inc. in Canada from 1991 to 1995. Mr. Cohen received an M.B.A. degree from Hamilton University and an Industrial Engineering degree from the Technological Institute, Israel.

   John H. Saefke has served as our Vice President of International Sales since December 1997. He also served as Vice President, International Sales of Repeater Technologies, Inc. in 1997. From 1994 to 1997, he served as Vice President of International Sales for California Microwave's Telesciences Transmission Systems division. From 1974 through 1994, he served in various sales management positions with Harris Corporation, including Director of Sales for the Farinon division, which specializes in developing sales in China. Mr. Saefke received a B.S. degree in Business and Economics from the College of Notre Dame.

   Michael Seedman has served as a member of our board of directors since November 1, 1999 and a member of our audit and compensation committees since June 8, 2000. From 1997 to 1999, Mr. Seedman pursued non-business interests. From 1993 to 1997, he served as Senior Vice President and General Manager of the Personal Communications Division at U.S. Robotics where he focused on the design, manufacture and sale of modems. From 1989 to 1993, Mr. Seedman was President of Practical Peripherals, a company he founded in 1981, which was later sold to Hayes Microcomputer, Inc.

   Timothy C. Collins has served as a member of our board of directors since November 1, 1999. Mr. Collins founded Ripplewood Holdings, L.L.C. in 1995 and currently serves as its Chief Executive Officer. In addition, he is Co-Head of RJH Industrial Partners, an affiliate of Ripplewood Holdings LLC. From 1991 to 1995, Mr. Collins managed the New York office of Onex Corporation, a leveraged buy-out group headquartered in Canada. Previously, Mr. Collins was a Vice President at Lazard Freres & Company and held various positions at Booz, Allen & Hamilton and Cummins Engine Company. He also currently serves on the board of directors of Ripplewood Holdings LLC, The Strong Schafer Value Fund, The Long-Term Credit Bank of Japan Ltd., WRC Media and various other privately held Ripplewood portfolio companies. Mr. Collins received an M.B.A. degree from Yale University's School of Organization and Management and a B.A. degree in Philosophy from DePaul University.

   Jeffrey M. Hendren has served as a member of our board of directors since November 1, 1999 and a member of our compensation committee since June 8, 2000. He is a Managing Director at Ripplewood Holdings LLC. Prior to joining Ripplewood in 1998, Mr. Hendren was a Vice President in the Mergers & Acquisitions Department at Goldman, Sachs & Co. During Mr. Hendren's eight years at Goldman Sachs, he focused on transactions in healthcare and information technology. Mr. Hendren received an M.B.A. degree from Harvard Business School and a B.Sc. degree with honors in accounting and finance from Indiana University.

   Hironori Aihara has served as a member of our board of directors and our audit committee since June 8, 2000. Mr. Aihara is currently the Executive Vice President and Director of Mitsubishi Corporation. In addition, he is President, Director and Chief Executive Officer of Mitsubishi International Corporation. Mr. Aihara has been with the Mitsubishi Corporation since 1962 and has served in various executive level positions, including Managing Director of Information Systems & Services Group from 1994 to 1998 and Executive Vice President since 1998. He also currently serves as Chairman of the Board of Japan Space Imaging Corporation, director of Digital Media Lab Company and director of SPACEHAB Inc. Mr. Aihara received a B.S. degree in aeronautical engineering from Tokyo University.

   Michael J. Boskin has served as a member of our board of directors and our compensation committee since June 8, 2000. Dr. Boskin has been a professor of economics at Stanford University since 1971. He is also an Adjunct Scholar at the American Enterprise Institute and a Research Associate with the National Bureau of Economic Research. He is the Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President's Council of Economic Advisers from 1989 until 1993. Dr. Boskin also serves as a director of Exxon Corporation, Oracle Corp., Vodafone-AirTouch PLC and First Health Group Corp. Dr. Boskin received Ph.D., M.A. and B.A. degrees from the University of California at Berkeley.

   Peter O. Crisp has served as a member of our board of directors and our audit committee since June 8, 2000. Mr. Crisp was a General Partner of Venrock Associates, a venture capital investment firm that invests in technology-based venture capital situations, for more than five years until his retirement in September 1997. He currently serves as Director of Venrock, Inc. and as Vice Chairman of Rockefeller Financial Services, Inc., positions he has held since December 1997. Mr. Crisp served as Chairman of Venrock, Inc. from 1995 to 1997 and as President from 1980 to 1995. In addition, he is a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, Lexent Inc., Thermo Electron Corporation, U.S. Trust Corporation and several private companies. Mr. Crisp received an M.B.A. from Harvard Graduate School of Business Administration and a B.A. degree from Yale University.

   Stanley S. Shuman has served as a member of our board of directors since June 8, 2000. Mr. Shuman is an Executive Vice President, Managing Director and member of the Executive Committee of Allen & Company Incorporated, a New York-based investment banking firm, positions he has held for more than the past five years. In addition, he is a Director of The News Corporation Limited, Bayou Steel Corporation, Six Flags, Inc. and several private companies. Mr. Shuman received M.B.A., J.D. and B.A. degrees from Harvard University.

Board of Directors

 Terms

   Our current directors will serve their terms until the next annual meeting of stockholders and the election of their successors. The board of directors is divided into three classes. The first class of directors consists of Jeffrey M. Hendren, Michael Seedman and Michael J. Boskin, who will serve for a term of one year. The second class of directors consists of Amir Zoufonoun, Hironori Aihara and Peter O. Crisp, who will serve for a term of two years. The third class of directors consists of Jonathan N. Zakin, Timothy C. Collins and Stanley S. Shuman, who will serve for a term of three years. After that, each director will be nominated to serve for a term of three years. Directors will hold office until the annual meeting of stockholders in the year in which the term of their class expires and until their successors have been duly elected and qualified. Executive officers are appointed by, and serve at the discretion of, the board of directors.

 Committees

   Our board of directors has established an audit committee and a compensation committee. The audit committee consists of three independent directors, Hironori Aihara, Michael Seedman and Peter O. Crisp. The audit committee will make recommendations to the board of directors about the selection of independent auditors, review the results and scope of the audit and other services provided by our independent auditors, and review and evaluate our audit control functions.

   The compensation committee consists of three persons, two of whom are independent directors. The current members of the compensation committee are Jeffrey M. Hendren, Michael Seedman and Michael J. Boskin. The compensation committee will make recommendations regarding the 1999 Western Multiplex Corporation Stock Incentive Plan, the Western Multiplex Employee Stock Purchase Plan and the salaries, incentives and other forms of compensation for our employees and consultants.

 Compensation

   During 1999, our directors were not compensated for serving as members of the board of directors. As of June 30, 2000, all non-employee directors, other than Messrs. Seedman, Collins and Hendren, will be paid as follows:

  . an annual retainer of $75,000 for serving on the board of directors, payable in cash or in shares of our Class A common stock, at the election of each non-employee director;

  . a meeting fee of $10,000 for each meeting of the board of directors attended in person;

  . a meeting fee of $1,000 for each meeting of the board of directors attended via telephone or teleconference;

  . a meeting fee of $5,000 for each meeting of a committee of the board of directors attended in person; and

  . a meeting fee of $500 for each meeting of a committee of the board of directors attended via telephone or teleconference.

   Our directors are entitled to receive option grants under the 1999 Western Multiplex Corporation Stock Incentive Plan. However, no awards have been granted as of June 30, 2000. Any awards which may be granted in the future will be determined by the compensation committee. However, our full board of directors must approve all awards granted under the plan to directors who beneficially own more than 10% of our outstanding common stock and, as a result, are subject to Section 16 of the Securities and Exchange Act of 1934.

   On November 1, 1999, we issued warrants to purchase a total of 2,918,400 shares of our common stock at an exercise price of $.50 per share to Seaview Holdings, L.L.C., which is wholly-owned by Mr. Zakin, our Chief Executive Officer and Chairman of our board of directors. We also issued warrants to purchase a total of 1,451,600 shares of our common stock at an exercise price of $.50 per share to The Michael and Roberta Seedman Revocable Trust, a trust for which Mr. Seedman, a member of our board of directors, is both trustee and a beneficiary. Warrants held by Seaview Holdings to purchase 1,140,000 shares of our common stock and warrants held by The Seedman Revocable Trust to purchase 570,000 shares of our common stock have been exercised. Upon completion of the offering, all of the warrants held by Seaview Holdings and The Seedman Revocable Trust will become exercisable upon completion of the offering. For additional information about the terms of these investments, see "Material Relationships and Related Transactions--Co-Investment Agreements" beginning on page 58. In addition, on June 30, 2000, we issued options to purchase a total of 400,000 shares of our common stock at an exercise price of $8.50 per share to Messrs. Aihara, Boskin, Crisp and Shuman pursuant to the Western Multiplex Corporation 2000 Stock Option Plan for Non-Employee Directors.

Western Multiplex Corporation 2000 Stock Option Plan for Non-Employee Directors

   In June of 2000, we adopted the Western Multiplex Corporation 2000 Stock Option Plan for Non-Employee Directors. The plan provides for the issuance of a maximum of 1,500,000 shares of our common stock pursuant to the grant of non-qualified stock options to newly elected members of the board of directors who are not our employees. The Stock Option Plan for Non-Employee Directors will be a self-governing plan that will require minimal discretionary action by any administrative body to effect any transaction under the plan. To the extent that any questions of administration arise, they will be resolved by our board of directors.

   The exercise price of any option granted under this plan will be the fair market value of our common stock on the date the option is granted, except with respect to initial grants made as of June 30, 2000, for which the exercise price is $8.50 per share. A non-employee who becomes a director will initially be granted an option to purchase 100,000 shares of our common stock, of which one-third will vest immediately. The option will then become vested as to each additional one-third of the shares on the first and second anniversaries of the date of the initial grant, so long as the director continues to serve on our board of directors on each of the vesting dates. In addition, so long as a director continues to serve on our board of directors, the director will, as of the third anniversary of the date of the initial grant and every three years after that, receive an additional option to purchase 15,000 shares, of which one-third of the shares will vest immediately. The option will then become vested as to each additional one-third of the shares on the first and second anniversaries of the date of each additional grant, so long as the director continues to serve on our board of directors on each of the vesting dates.

Compensation Committee Interlocks and Insider Participation

   During the fiscal year ended December 31, 1999, we did not have a compensation committee. However, Messrs. Zakin and Zoufonoun participated in deliberations with our board of directors regarding executive officer compensation. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Executive Compensation

   Summary compensation. The following table sets forth information regarding executive compensation for services rendered during the fiscal year ended December 31, 1999 by our Chief Executive Officer and our other four most highly paid executive officers whose salary and bonus for the last fiscal year exceeded $100,000. The compensation summarized in this table does not include medical, group life insurance or other plan benefits that are available generally to all of our salaried employees or perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

                           Summary Compensation Table

                                                    Annual
                                                 Compensation
                                               ----------------  Other Annual
Name and Principal Position               Year Salary  Bonus(1) Compensation($)
---------------------------               ---- ------- -------- ---------------
Jonathan N. Zakin........................ 1999   8,333     --          --
 Chief Executive Officer and Chairman

Amir Zoufonoun........................... 1999 174,793 729,104         --
 President, Chief Operating Officer and
  Director

Hanan Cohen.............................. 1999 127,666 213,292         --
 Vice President of Operations

John H. Saefke........................... 1999 101,962  45,000      70,990(2)
 Vice President of International Sales

Graham R. Barnes......................... 1999 135,750 382,585         --
 Vice President of Business Development

--------
(1) These bonus amounts include amounts paid by Glenayre Technologies, Inc. to these individuals for services rendered to Glenayre Technologies, Inc.
(2) This amount represents sales commission paid in fiscal year 1999.

   Option grants in last fiscal year. In 1999, we granted warrants to purchase 2,918,400 shares of our common stock to Seaview Holdings, L.L.C., which is wholly-owned by Mr. Zakin, and options to purchase 1,589,000 shares of our common stock to our other named executive officers. The amounts in the table below are based on an initial public offering price of $11.00 per share, the mid-point of the initial offering price range per share set forth on the cover of this prospectus.

                       Option Grants in Last Fiscal Year

                                            Individual Grants
                          ------------------------------------------------------
                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                   Potential          Annual Rates
                           Number of   Percent of                                  Realizable       of Stock Price
                          Securities  Total Options                               Value at the     Appreciation for
                          Underlying   Granted to   Exercise or                    Mid-point          Option Term
                            Options   Employees in  Base Price     Expiration    of the Initial -----------------------
Name                      Granted (#)  Fiscal Year    ($/Sh)          Date       Offering Price   5% ($)      10% ($)
----                      ----------- ------------- ----------- ---------------- -------------- ----------- -----------
Jonathan N. Zakin.......   2,918,400      46.4%        $.50     November 1, 2009  $30,643,200   $50,832,227 $81,806,158
 Chief Executive Officer
 and Chairman
Amir Zoufonoun..........   1,330,000      21.1%        $.50     November 1, 2009  $13,965,000   $23,165,728 $37,281,452
 President, Chief
 Operating Officer and
 Director
Hanan Cohen.............     209,000       3.3%        $.50     November 1, 2009  $ 2,194,500   $ 3,640,329 $ 5,858,514
 Vice President of
 Operations
John H. Saefke..........      50,000        .8%        $.50     November 1, 2009  $   525,000   $   870,892 $ 1,401,558
 Vice President of
 International Sales

   Aggregate option exercises in last fiscal year. None of the named executive officers exercised options to purchase any of our shares in 1999. The amounts in the table below with respect to the value of unexercised in-the-money options at fiscal year-end assume that the value of our common stock at fiscal year-end was $11.00 per share, the mid-point of the initial public offering price range per share set forth on the cover of this prospectus.

          Aggregate Option Exercises and Fiscal Year-End Option Values

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised         In-the-Money
                                                   Options at Fiscal Year-   Options at Fiscal Year-
                            Number of                        End                       End
                         Shares Acquired  Value   ------------------------- -------------------------
Name                       on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
Jonathan N. Zakin.......       --         $ --     1,140,000    1,778,400   $11,970,000  $18,673,200
Amir Zoufonoun..........       --         $ --           --     1,330,000           --    13,965,000
Hanan Cohen.............       --         $ --           --       209,000           --     2,194,500
John H. Saefke..........       --         $ --           --        50,000           --       525,000

Stockholder's Agreements

   Each of our executive officers and all of our employees who have either purchased shares of our common stock or received options to purchase shares of our common stock, have entered into stockholder's agreements with us. Under those agreements, the employees agreed not to transfer any shares of our common stock for 180 days following the completion of the offering. There is an exception for transfers to trusts and estates for estate planning purposes and for sales of a pro rata portion of these shares of our common stock in connection with a sale by Ripplewood Partners of its shares of our common stock. In addition, following the completion of the offering and the expiration of the 180-day lock-up period, employee stockholders will have the right to sell shares of our common stock in any registration statements that we file.

   Generally, under the employee stockholder's agreements, we have the right to repurchase our shares and options from our employees if they cease to be employed by us. Furthermore, our employees and their permitted transferees who have entered into a stockholder's agreement with WMC Holding for options to purchase shares of common stock of WMC Holding agree to vote all of the shares of common stock of WMC

Holding held by them in the same manner as Ripplewood Partners on all matters acted upon at any annual or special meeting of stockholders of WMC Holding or by written consent in place of a meeting, and appoint Mr. Zakin as their proxy to so vote.

Employment Agreements and Change of Control Provisions

   Jonathan N. Zakin. In October 1999, we entered into an employment and co-investment agreement with Mr. Zakin under which Mr. Zakin has agreed to serve as our Chief Executive Officer and Chairman of our board of directors. Under the agreement, Mr. Zakin is entitled to receive an annual base salary of $50,000. He is not eligible for any bonus. Mr. Zakin's employment term is not specified but will terminate upon 60 days' written notice by either party.

   Mr. Zakin's employment agreement contains a provision under which he agrees not to compete with us and not to solicit our employees for a period of one year following his termination.

   Under the employment and co-investment agreement with Mr. Zakin, Seaview Holdings, which is wholly-owned by Mr. Zakin, purchased 1,900,000 shares of Class A common stock of WMC Holding for a purchase price of $.50 per share. In addition, we issued warrants to purchase a total of 2,918,400 shares of our common stock at an exercise price of $.50 per share to Seaview Holdings. Warrants held by Seaview Holdings to purchase 1,140,000 shares of our common stock have been exercised. Upon completion of the offering, all of the warrants held by Seaview Holdings will become exercisable.

   Amir Zoufonoun. In November 1999, we entered into an employment agreement with Mr. Zoufonoun under which Mr. Zoufonoun has agreed to serve as our President and Chief Operating Officer. Under the agreement, Mr. Zoufonoun is entitled to receive an annual base salary of $175,000. In addition, Mr. Zoufonoun is eligible for an annual bonus pursuant to an annual incentive plan, with the amount of the bonus based on performance targets established by our board of directors.

   If we terminate Mr. Zoufonoun's employment without cause or if he terminates his employment for good reason, as described in the agreement, we will be required, for a period of 12 months, to pay him his base salary and continue his medical and other benefits, and all of his time-based options will vest immediately. In addition, Mr. Zoufonoun will receive payment of a prorated bonus, any accrued vacation days, any deferred compensation and any unreimbursed expenses. For purposes of the employment agreement, a change of control of us does not qualify as good reason for Mr. Zoufonoun to leave. We may terminate Mr. Zoufonoun's employment at any time, and Mr. Zoufonoun may terminate his employment on 90 days' prior written notice. Mr. Zoufonoun has agreed not to disclose any confidential information pertaining to our business. Furthermore, he has agreed not to compete with us during his employment and for one year following his termination.

   Nancy Huber. In February 2000, we entered into an employment agreement with Ms. Huber under which Ms. Huber has agreed to serve as our Chief Financial Officer and Vice President of Finance. Under the employment agreement, Ms. Huber is entitled to receive an annual base salary of $160,000. In addition, Ms. Huber is eligible for an annual bonus pursuant to an annual incentive plan, with the amount of the bonus based on performance targets established by our board of directors. The employment agreement also provides that, immediately prior to a change of control, as defined in the 1999 Western Multiplex Corporation Stock Incentive Plan, all of Ms. Huber's outstanding, unvested time-based options will accelerate and become fully vested and immediately exercisable. In addition, transfer restrictions on any shares of our common stock held by Ms. Huber, other than those imposed by any underwriters in the offering, will lapse.

   If we terminate Ms. Huber's employment without cause or if she terminates her employment for good reason, as described in the employment agreement, we will be required, for a period of 12 months, to pay her base salary, her annual target bonus for the year in which her employment terminates, which will equal up to 40% of her base salary at that time, and continue her medical and other benefits. In addition, Ms. Huber will receive any accrued vacation days, any deferred compensation and any unreimbursed expenses. For purposes of the employment agreement, a change of control of us does not qualify as good reason for Ms. Huber to leave. We may terminate Ms. Huber's employment at any time, and Ms. Huber may terminate her employment on 90 days' prior written notice. Ms. Huber has agreed not to disclose any confidential information pertaining to our business. Furthermore, she has agreed not to compete with us during her employment and for one year following her termination.

   Fred Corsentino. In May 2000, we entered into an employment agreement with Mr. Corsentino under which Mr. Corsentino has agreed to serve as our Vice President of Sales. The employment agreement provides for an annual base salary of $150,000. In addition, Mr. Corsentino is eligible for an annual bonus based on performance targets as established by our board of directors and sales commissions based upon achievement of certain sales quota as established by our board of directors.

   If we terminate Mr. Corsentino's employment without cause or if he terminates his employment for good reason, as described in the employment agreement, we will be required, for a period of 12 months, to pay him his base salary, any accrued commissions, any accrued vacation days, any deferred compensation and any unreimbursed expenses. For purposes of the employment agreement, a change of control of us does not qualify as good reason for Mr. Corsentino to leave. We may terminate Mr. Corsentino's employment at any time for cause, or upon 90 days' prior written notice for any other reason. Mr. Corsentino may terminate his employment on 90 days' prior written notice. Mr. Corsentino has agreed not to disclose any confidential information pertaining to our business. Furthermore, he has agreed not to compete with us during his employment for one year following his termination.

   Joseph Tavormina. In March 2000, we entered into an employment agreement with Mr. Tavormina under which Mr. Tavormina has agreed to serve as our Vice President of Access Products. The employment agreement provides for an annual base salary of $144,000. In addition, Mr. Tavormina is eligible for an annual bonus based on performance targets as established by our board of directors. Under the employment agreement, Mr. Tavormina purchased 200,000 shares of Class A common stock of WMC Holding at $.50 per share. Mr. Tavormina was also granted options to purchase 200,000 shares of our common stock at $.50 per share.

   If we terminate Mr. Tavormina's employment without cause or if he terminates his employment for good reason, as described in the employment agreement, we will be required, for a period of 12 months, to pay him his base salary and continue his medical and other benefits. In addition, Mr. Tavormina will receive payment of his annual bonus, any accrued vacation days, any deferred compensation and any unreimbursed expenses. For purposes of the employment agreement, a change of control of us does not qualify as good reason for Mr. Tavormina to leave. We may terminate Mr. Tavormina's employment at any time, and Mr. Tavormina may terminate his employment for good reason on 60 days' prior written notice and on 90 days' prior written notice for any other reason. Mr. Tavormina has agreed not to disclose any confidential information pertaining to our business. Furthermore, he has agreed not to compete with us during his employment and for one year following his termination.

   Hanan Cohen. In March 2000, we entered into an employment agreement with Mr. Cohen, under which Mr. Cohen has agreed to serve as our Vice President of Operations. The employment agreement provides for an annual base salary of $150,003. In addition, Mr. Cohen is eligible for an annual bonus based on performance targets as established by our board of directors.

   If we terminate Mr. Cohen's employment without cause or if he terminates his employment for good reason, as described in the employment agreement, we will be required, for a period of 12 months, to pay him his base salary, any accrued vacation days, any deferred compensation and any unreimbursed expenses. For purposes of the employment agreement, a change of control of us does not qualify as good reason for Mr. Cohen to leave. We may terminate Mr. Cohen's employment at any time for cause, or upon 90 days' prior written notice for any other reason. Mr. Cohen may terminate his employment on 90 days' prior written notice. Mr. Cohen has agreed not to disclose any confidential information pertaining to our business. Furthermore, he has agreed not to compete with us during his employment and for one year following his termination.

   John H. Saefke. In February 2000, we entered into an employment agreement with Mr. Saefke, under which Mr. Saefke has agreed to serve as our Vice President of International Sales. The employment agreement provides for an annual base salary of $110,250. In addition, Mr. Saefke is eligible for an annual bonus based on performance targets as established by our board of directors.

   If we terminate Mr. Saefke's employment without cause or if he terminates his employment for good reason, as described in his employment agreement, we will be required, for a period of 12 months, to pay him his base salary and continue his medical and other benefits. In addition, Mr. Saefke will receive payment of a any accrued vacation days, any deferred compensation and any unreimbursed expenses. For purposes of the employment agreement, a change of control of us does not qualify as good reason for Mr. Saefke to leave. We may terminate Mr. Saefke's employment at any time, and Mr. Saefke may terminate his employment on 90 days' prior written notice. Furthermore, he has agreed not to compete with us during his employment and for one year following his termination.

1999 Western Multiplex Corporation Stock Incentive Plan

   The 1999 Western Multiplex Corporation Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in November of 1999. The plan, as amended, provides for the issuance of a maximum of 10,500,000 shares of common stock pursuant to the grant of incentive stock options, non-qualified options, stock appreciation rights and various other stock-based awards to our employees, directors and consultants. The 1999 Stock Incentive Plan is administered by the board of directors and, in the future, will be administered by the compensation committee, which has the authority to determine recipients of awards under the plan.

   The exercise price of the options and the vesting periods, expiration dates and other terms of awards under the plan will be determined by the compensation committee. However, the exercise price of any option granted to any stockholder who owns more than 10% of the total combined voting power of all of our outstanding capital stock, or that of our parent or subsidiary corporations, cannot be less than 110% of the fair market value of the shares underlying the option on the date of the grant. In no event may the exercise price of an option be less than 100% of the fair market value of the shares underlying the option on the date of grant. In addition, an option may not vest at a rate that is less than 20% per year over five years from the date the option is granted.

   Upon a change of control, as defined in the 1999 Stock Incentive Plan, the compensation committee may, but is not obligated to:

  . provide that any outstanding award that is unvested as of the date of the change of control will become immediately vested; and

  . provide for a cash payment to be made to holders of outstanding awards in the event the awards are canceled.

   In the case of options and stock appreciation rights, the cash payment would be equal to the difference between the fair market value of the shares underlying the option or stock appreciation rights and the aggregate exercise price of the options or stock appreciation rights, as applicable. Awards are not transferable except by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order.

   As of July 10, 2000, we had granted options for the purchase of 5,343,500 shares of our common stock under the 1999 Stock Incentive Plan. No options have vested, and none have been exercised, as of July 10, 2000. However, options to purchase 724,000 shares of our common stock will vest upon completion of the offering.

Western Multiplex Corporation Employee Stock Purchase Plan

   The Western Multiplex Corporation Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in June of 2000. The total number of shares of our common stock that will be reserved for issuance under the plan initially will be 1,000,000 shares, plus an annual increase on the first day of each of the Company's fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of:

  .  250,000 shares;

  .  one percent of the then outstanding shares, on a fully diluted basis; or

  .  some lesser number of shares as determined by our board of directors.

   The Western Multiplex Corporation Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. It is administered by the compensation committee of the board of directors, which has the authority to interpret the plan and establish, amend and rescind any rules and regulations relating to the plan. Under the plan, all our employees are given the option to elect to have us deduct a portion of their annual compensation, including base salary, annual bonuses, commissions, overtime and shift pay, during a 24-month offering period established by the board of directors. During the offering period, there will be six-month window periods, or purchase periods, when plan participants will have the opportunity to use their payroll deductions to purchase shares of our common stock at a per share purchase price equal to 85% of the lesser of the fair market value of the shares on the first day of the offering period or on the last date of the purchase period. A plan participant is only entitled to purchase, in any given calendar year, a maximum number of shares of our common stock equal to the lesser of:

  .  2,500 shares;

  . the number of shares determined by dividing the amount accumulated in a plan participant's payroll deduction account during the applicable offering period by the purchase price described above; and

  . in any given calendar year, shares with an aggregate fair market value equal to $25,000, as determined on the first day of any offering period.

   When a plan participant exercises his or her option to purchase shares of our common stock under the plan, it is expected that we will purchase shares of common stock for that plan participant, in accordance with the terms and limitations described above, and that we will deposit those shares into an account established for each plan participant with a stock brokerage or other financial services firm designated by the compensation committee. The shares must remain in the account for a period of at least two years from the first day of the offering period and for at least one year from the last day of the purchase period. This restriction is in place to prevent plan participants from engaging in a disqualifying disposition of their shares purchased pursuant to the plan. A disqualifying disposition of shares by a participant would cause the participant to lose the favorable tax treatment available to that plan participants upon a sale or other disposition of shares acquired pursuant to the plan. In addition, in the event of a change of control of us, the compensation committee may, in its sole discretion, take whatever actions it deems necessary or desirable with respect to any option or offering period as of the date of the change of control.

Western Multiplex Corporation 2000 Stock Option Plan for Non-Employee Directors

   The Western Multiplex Corporation 2000 Stock Option Plan for Non-Employee Directors was adopted by our board of directors and approved by our stockholders in June of 2000. The plan provides for the issuance of a maximum of 1,500,000 shares of common stock pursuant to the grant of non-qualified stock options to newly elected members of the board of directors who are not employees of our company. The Stock Option Plan for Non-Employee Directors is intended to be a self-governing formula plan, which requires minimal discretionary action by any administrative body with regard to any transaction under the plan. To the extent that any questions of administration arise, they will be resolved by our board of directors.

   The exercise price of any option granted under this plan is the per share fair market value of our common stock on the date the option is granted except with respect to the initial grants made as of June 8, 2000 for which the exercise price is $8.50. An individual who becomes a director will receive an initial grant of an option to purchase 100,000 shares of our common stock, which option will be immediately vested upon grant as to one-third of the shares subject to the option. The option will then become vested as to one-third of the shares on each of the first and second anniversaries of the date of the initial grant, so long as the director continues to serve on our board of directors on each vesting date. In addition, so long as a director continues to serve on our board of directors, the director will, as of the third anniversary of the date of the initial grant and triennially thereafter, receive an additional option to purchase 15,000 shares, the terms of which will be the same as those described above.

   As of July 10, 2000, we had granted options for the purchase of 400,000 shares of our common stock under the Stock Option Plan for Non-Employee Directors, of which 133,332 have vested and none have been exercised.

Western Multiplex Corporation 401(k) Profit Sharing Plan

   In October 1999, we adopted the Western Multiplex Corporation 401(k) Profit Sharing Plan, which covers our full time employees who are at least 21 years old and have completed six months of service with us. The 401(k) Plan is governed by the Employee Income Retirement Security Act of 1974. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986 so that contributions to it by employees, and the investment earnings on those contributions, are not taxable to employees until distributed to the employees pursuant to the terms of the plan. Under the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit, which is $10,500 for 2000, and have this amount contributed to the 401(k) Plan. Under the plan, we make matching contributions equal to 100% of an employee's contribution, up to 4% of the employee's annual compensation. We may also elect to make discretionary contributions under the plan. Employees are at all times fully vested in their contribution, and in all contributions made by us.

Ubiquity Communication Plans

   In connection with our acquisition of Ubiquity Communication, Inc. on March 24, 2000, we assumed the obligations under Ubiquity Communication's equity incentive plans. As a result, all options granted under the Ubiquity Communication equity incentive plans became options to purchase shares of our common stock. We do not intend to make any future grants under these plans.

   Ubiquity Communication maintained three equity incentive plans, the 1999 Stock Plan, the 1998 Stock Plan and the 1997 Stock Option Plan. The 1998 and 1999 plans provide for the grant of non-qualified and qualified stock options and restricted stock. The 1997 plan provides for the grant of non-qualified and qualified stock options. Under the plans, grants could be made to Ubiquity Communication employees, consultants and directors. All of the plans will be administered and interpreted by our board of directors or compensation committee.

   Generally, the Ubiquity Communication plans also provided that all qualified stock options be granted with an exercise price at least equal to 100% of the fair market value of the underlying shares and that all nonqualified stock options be granted with an exercise price at least equal to 85% of the fair market value of the underlying shares. In either case, the exercise price must be 110% of the fair market value for an optionholder who owns stock representing more than 10% of the voting power of all classes of stock. The Ubiquity Communication plans also provide that, in the event of a merger or other corporate transaction, options could be granted with a per share exercise price other than as described above. All options issued under the plans must vest no less frequently than 20% per year over five years from the date the options are granted, and with respect to the 1998 and 1999 plans, all restricted stock must also vest no less frequently than 20% per year over five years from the date the stock is granted.

   As of July 10, 2000, we had granted options for the purchase of 137,727 shares of our common stock under the Ubiquity Communication plans, of which 56,576 have vested and none have been exercised, as of July 10, 2000.

Limitations on Directors' and Executive Officers' Liability and Indemnification

   Our amended and restated certificate of incorporation provides that we will indemnify our current or former directors or officers to the fullest extent permitted by Delaware law.

   Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty except liability for:

  .  any breach of the director's duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   In addition to the indemnification provided for in our amended and restated certificate of incorporation, under the employment and co-investment agreement with Mr. Zakin and the co-investment agreement with Mr. Seedman, we agreed to indemnify each of them to the fullest extent permitted by law against any liability incurred by them by reason of the fact that they were serving in an indemnified capacity. This includes any liabilities resulting from an actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act. However, we will not have to indemnify either of them for:

  . fraud, willful violation of law, gross negligence or breach of their co-investment agreements; or

  . the receipt by either of them of a personal benefit to which they are not entitled.

   With respect to Mr. Zakin, an indemnified capacity includes all past, present and future service as one of our executive officers or directors, or, at our request, as a member, director, officer, manager, employee, agent, fiduciary or trustee of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise. With respect to Mr. Seedman, an indemnified capacity includes all past, present and future service as one of our directors, or, at our request, as a member, director, officer, manager, employee, agent, fiduciary or trustee of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

   We also have agreed with Mr. Zakin and Mr. Seedman in their employment agreements to provide directors' and officers' liability insurance to them in their capacity as directors, and to Mr. Zakin in his capacity as an officer. We have purchased directors' and officers' liability insurance for all of our directors and executive officers.

   We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. This limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, it is the position of the Commission that indemnification for liabilities arising under federal or state securities laws is against public policy and not enforceable.

   At present, there is no litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS

   At July 10, 2000, we had total authorized capital of 200,000,000 shares of our Class A common stock and 100,000,000 shares of our Class B common stock and 6,244,123 shares of our Class A common stock and 38,000,000 shares of our Class B common stock was issued and outstanding. We also had 42,000,000 shares of our Class B common stock held in treasury. At July 10, 2000, WMC Holding Corp. owned 3,841,351 shares of our Class A common stock and 35,955,000 shares of our Class B common stock. All shares of our Class B common stock will automatically convert at a one-to-one ratio into shares of our Class A common stock immediately prior to the completion of the offering.

   The following table sets forth information about the beneficial ownership of our common shares as of June 30, 2000 assuming the automatic conversion of our Class B shares into Class A shares, by the following:

  . each person known by us to own beneficially more than 5% of the outstanding common stock;

  .  each of our directors;

  .  each of our executive officers; and

  .  all of our directors and executive officers as a group.

   Beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock that we may issue upon the exercise of options or warrants currently exercisable or exercisable within 60 days of the closing date for the offering are deemed outstanding for computing the percentage of ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as we otherwise indicate, we believe the beneficial owners of the common stock listed below, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names, subject to community property laws where applicable.

                                      Percentage of
                                      Common Shares
                                    -----------------
Name and Address of        Number    Before   After
Shareholder              of Shares  Offering Offering
-------------------      ---------- -------- --------
5% Holders:
WMC Holding Corp.(1).... 41,841,351  94.6%    80.9%
Ripplewood Partners,     41,841,351  94.6%    80.9%
 L.P.(1)................
 One Rockefeller Plaza
 New York, New York
 10020
Ripplewood Employee Co-  41,841,351  94.6%    80.9%
 Investment Fund,
 L.P.(1)................
 One Rockefeller Plaza
 New York, New York
 10020
Jonathan N.               2,918,400   6.3%     5.5%
Zakin(1)(2).............
Glenayre Technologies,    2,045,000   4.6%     4.0%
Inc. (1)(3).............
 393 Carnegie Boulevard
 Charlotte, North
  Carolina 28209

Directors and Executive
 Officers:
Jonathan N. Zakin(2)....  2,918,400   6.3%     5.5%
Michael S. Seedman(4)...  1,451,600   3.2%     2.8%
Timothy C. Collins(5)...        --     --       --
Jeffrey M. Hendren(5)...        --     --       --
Amir Zoufonoun(6).......    570,000   1.3%     1.1%
Nancy Huber(7)..........     20,000     *        *
Fred Corsentino(8)......     20,000     *        *
Joseph Tavormina(9).....    219,088     *        *
Hanan Cohen(10).........    114,000     *        *
John H. Saefke(1)(11)...        --     --       --
Hironori Aihara(12).....     33,333     *        *
Michael J. Boskin(13)...     33,333     *        *
Peter O. Crisp(14)......     33,333     *        *
Stanley S. Shuman(15)...     33,333     *        *

Directors and Executive   5,446,420  11.4%     9.8%
 Officers as a Group....

--------
  *  Represents less than 1.0%.
 (1) The number of shares includes 39,796,351 shares of common stock owned by WMC Holding Corp. and 2,045,000 shares of common stock owned by GTI Acquisition Corp. WMC Holding Corp. is controlled by Ripplewood Partners, L.P. and Ripplewood Employee Co-Investment Fund, L.P. Shareholders of WMC Holding Corp. also include some of our directors and employees, including Messrs. Zakin, Seedman, Zoufonoun, Corsentino, Cohen and Saefke and Ms. Huber. Pursuant to a stockholders' agreement, WMC Holding Corp. has dispositive power over the shares held by GTI Acquisition Corp. under some conditions. See "Material Relationships and Related Transactions-- Stockholders' Agreement" beginning on page 57. WMC Holding Corp. disclaims beneficial ownership of the shares held by GTI Acquisition Corp.
 (2) The number of shares includes 1,778,400 shares of common stock issuable upon the exercise of warrants, which are exercisable within 60 days of the closing date for the offering held by Seaview Holdings, L.L.C. which is wholly-owned by Mr. Zakin. The address for Mr. Zakin is c/o Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California 94089.
 (3) Glenayre's beneficial ownership interest in us is held directly by GTI Acquisition Corp., a Delaware corporation and a subsidiary of Glenayre. GTI Acquisition Corp. holds shares of our Class B common stock, which have 10 votes per share, as compared with our Class A common stock, which has one vote per share. As a result, without giving effect to the automatic conversion of our Class B shares into Class A shares, GTI Acquisition Corp. holds shares that entitle it to 5.3% of the total voting interest in our company as of June 30, 2000.

 (4) The number of shares includes 881,600 shares of common stock issuable upon the exercise of warrants, which are exercisable within 60 days of the closing date for the offering held by The Michael and Roberta Seedman Revocable Trust for which Mr. Seedman is both a trustee and a beneficiary. The address for Mr. Seedman is 2025 Hidden Ridge Lane, Highland Park, Illinois 60035.
 (5) Messrs. Collins and Hendren are affiliated with Ripplewood in the capacities described under "Management" beginning on page 42. Their address is c/o Ripplewood Holdings LLC, One Rockefeller Plaza, New York, New York 10020. Messrs. Collins and Hendren disclaim beneficial ownership of our common shares that are owned by Ripplewood Partners, L.P. or Ripplewood Employee Co-Investment Fund, L.P.
 (6) The number of shares includes 570,000 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Mr. Zoufonoun is c/o Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California 94089.
 (7) The number of shares includes 20,000 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Ms. Huber is c/o Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California 94089.
 (8) The number of shares includes 20,000 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Mr. Corsentino is c/o Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California 94089.
 (9) The number of shares includes 219,088 shares of common stock, of which 1,200 shares represent common stock held by his parents, John Tavormina and Josephine Tavormina, for which Mr. Tavormina has voting control. The address for Mr. Tavormina is c/o Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California 94089.
(10) The number of shares includes 114,000 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Mr. Cohen is c/o Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California 94089.
(11) The address for Mr. Saefke is c/o Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California 94089.
(12) The number of shares includes 33,333 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Mr. Aihara is c/o of Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California, 94089.
(13) The number of shares includes 33,333 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Mr. Boskin is c/o of Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California, 94089.
(14) The number of shares includes 33,333 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Mr. Crisp is c/o of Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California, 94089.
(15) The number of shares includes 33,333 shares of common stock issuable upon the exercise of options, which are exercisable within 60 days of the closing date for the offering. The address for Mr. Shuman is c/o of Western Multiplex Corporation, 1196 Borregas Avenue, Sunnyvale, California, 94089.

WMC Holding Corp.

   WMC Holding Corp. is controlled by Ripplewood Partners, L.P. and Ripplewood Employee Co-Investment Fund, L.P. Shareholders of WMC Holding Corp. also include some of our directors and employees, including Messrs. Zakin, Seedman, Zoufonoun, Corsentino, Cohen and Saefke and Ms. Huber.

   Immediately prior to the completion of the offering, pursuant to a plan of reorganization, WMC Holding Corp. will transfer all of its assets and liabilities, consisting solely of shares of our Class A and Class B common stock, to us in exchange for newly-issued shares of our Class A common stock. Each share of Class A and Class B common stock will be exchanged for one share of Class A common stock. After this exchange, WMC Holding Corp. will convert from a corporation to a limited liability company under Delaware law and will change its name to WMC Holding L.L.C. The reorganization of WMC Holding Corp. will not have any impact on the beneficial ownership of, or the control over, our company.

                MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS

   Other than normal compensation arrangements which are described under "Management" above, the following is a description of transactions, since January 1, 1999, to which we have been a party, in which the amount involved in the transactions exceeds $60,000, and in which any of our directors, executive officers or record or beneficial holders of more than 5% of our common stock has had or will have a beneficial direct or indirect material interest.

Acquisition Agreement

   Pursuant to an acquisition agreement, on November 1, 1999, WMC Holding Corp., a subsidiary of Ripplewood Partners, L.P., purchased 35,955,000 shares of our Class B common stock from GTI Acquisition Corp., a wholly-owned subsidiary of Glenayre Technologies, Inc., in a transaction accounted for as a recapitalization.

   As of July 10, 2000, the following entities held 5% or more of WMC Holding:

  . Ripplewood Partners and Ripplewood Employee Co-Investment Fund together owned approximately 80% of WMC Holding;

  . Jonathan N. Zakin, our Chief Executive Officer and Chairman of our board of directors, owned through Seaview Holding, L.L.C. and a trust of which he is both a trustee and a beneficiary, approximately 5% of WMC Holding; and

  . The Michael and Roberta Seedman Revocable Trust, of which Michael Seedman, a member of our board of directors, is trustee and a beneficiary, owned approximately 5% of WMC Holding.

   Under the acquisition agreement, we redeemed 42,000,000 shares of our Class B common stock from GTI Acquisition for $21.0 million. In order to effect the redemption our Class B common stock from GTI Acquisition, on November 1, 1999, we entered into a credit agreement with Credit Suisse First Boston, as agent, consisting of two term loans and a revolving credit facility. We borrowed a total of $22.0 million in term loans and $2.0 million in revolving credit loans under this credit agreement. Following the redemption, WMC Holding purchased 35,955,000 shares of our Class B common stock from GTI Acquisition, at a purchase price of $.50 per share. Under the terms of the acquisition agreement, the parties had agreed that if our closing net worth was less than $12.5 million, the purchase price would be reduced. Following the closing, WMC Holding performed the closing net worth test and the parties agreed that the closing net worth was approximately $11.1 million. Consequently, a purchase price adjustment of approximately $1.4 million was made.

   Subject to various exceptions in the acquisition agreement, each of GTI Acquisition and Glenayre Technologies agreed on behalf of itself and its affiliates not to compete with us until after November 1, 2002. In addition, they agreed not to induce or attempt to induce any of our employees to leave, and not to hire any of our employees who were employed by us within 90 days of being hired by them.

Stockholders' Agreement

   On October 31, 1999, we entered into a stockholders' agreement with WMC Holding, GTI Acquisition Corp. and its corporate parent, Glenayre Technologies, Inc., which was also our former corporate parent. As of March 31, 2000, GTI Acquisition held 2,045,000 shares of our Class B common stock, or approximately 4.8% of our outstanding common stock, which will be automatically converted into 2,045,000 shares of our Class A common stock upon completion of the offering. Subject to various exceptions, under the stockholders' agreement, GTI Acquisition and its permitted transferees, as defined in the Stockholders' Agreement, agreed not to transfer their shares of our common stock until after October 31, 2001. In addition, GTI Acquisition and its permitted transferees have granted us a right of first refusal in any sale of their shares of our common stock after that date. If GTI Acquisition or any of its permitted transferees receives an offer to purchase any of its shares of our common stock, it cannot accept the offer until it first offers to sell the shares to us or to an affiliate of Ripplewood Partners. These restrictions and rights will terminate upon completion of the offering.

   If either of WMC Holding Corp. or Ripplewood Partners wants to sell any shares of our common stock to any person other than one of its affiliates or to our affiliates, officers, directors or employees, then Glenayre and its permitted transferees have the right to participate in the sale and sell a pro rata portion of their shares of common stock in that sale. If WMC Holding or any of its stockholders receives an offer from a third party to purchase a majority of our common stock and accepts the offer, then GTI Acquisition and its permitted transferees must sell a pro rata percentage of our common stock to the third party on the same terms as any sale by WMC Holding or Ripplewood Partners. These rights will terminate upon completion of the offering.

   In the event that we issue additional common stock to WMC Holding, Ripplewood Partners or any of their affiliates, at any time before October 31, 2001, and this issuance reduces GTI Acquisition's or its permitted transferees' ownership to less than 5.1% of our outstanding common stock, then in certain cases, we must grant GTI Acquisition and its permitted transferees the right to purchase a pro rata number of shares of our common stock in the proposed issuance based on GTI Acquisition's and its permitted transferees' current ownership percentage. However, the provisions described in the preceding sentence shall not be applicable to any issuance of our common stock to WMC Holding in connection with the issuance of common stock of WMC Holding by WMC Holding to any of our officers, directors or employees. These rights will terminate upon completion of the offering.

   In addition, for as long as GTI Acquisition or any of its permitted transferees own shares of our common stock, they have the right to sell all or any portion of our common stock held by them in any registered offering of our common stock that is initiated by us or by WMC Holding, other than registered offerings in connection with securities issued in business combination transactions, pursuant to certain employee benefit plans or the offering.

Co-Investment Agreements

   In October 1999, we entered into an employment and co-investment agreement with Mr. Zakin, our Chief Executive Officer and Chairman of our board of directors, and his wholly-owned affiliate, Seaview Holdings, L.L.C. Under this agreement, Seaview Holdings purchased 1,900,000 shares of common stock of WMC Holding for a price of $.50 per share, and we issued warrants to purchase a total of 2,918,400 shares of our common stock at an exercise price of $.50 per share to Seaview Holdings. Seaview Holdings had exercised warrants to purchase 1,140,000 of our common stock as of the date of this prospectus. Upon completion of the offering, the remaining 1,778,400 warrants held by Seaview Holdings will become exercisable. On June 16, 2000, Seaview Holdings transferred 950,000 shares of common stock of WMC Holding to The Zakin WM Investment Trust, of which Mr. Zakin is both a trustee and a beneficiary.

   In October 1999, we also entered into a co-investment agreement with Mr. Seedman, a member of our board of directors, and The Michael and Roberta Seedman Revocable Trust, of which Mr. Seedman is both trustee and a beneficiary. Under the co-investment agreement, The Seedman Revocable Trust purchased 1,900,000 shares of common stock of WMC Holding for a price of $.50 per share, and we issued warrants to purchase a total of 1,451,600 shares of our common stock at an exercise price of $.50 per share to The Seedman Revocable Trust. Warrants held by The Seedman Revocable Trust had exercised warrants to purchase 570,000 shares of our common stock as of the date of this prospectus. Upon completion of the offering, the remaining 881,600 warrants held by The Seedman Revocable Trust will become exercisable.

   Seaview Holdings and its permitted transferees have generally agreed to vote all of their shares of our common stock and all of their shares of the common stock of WMC Holding in the same manner as Ripplewood Partners or WMC Holding votes on all matters acted upon at any annual or special meeting of stockholders or by written consent in place of a meeting, and agree to appoint the Senior Managing Director and Chief Executive Officer of Ripplewood Holdings, L.L.C. as their proxy to vote. This voting agreement will remain effective following the completion of the offering so long as Seaview Holdings owns less than 50% of the amount of WMC Holding common stock owned by Ripplewood Holdings. In addition, this voting agreement will terminate when Seaview Holdings no longer owns any shares of our common stock or any warrants of WMC Holding.

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

   Michael Seedman and The Michael and Roberta Seedman Revocable Trust have been released from all voting agreements included in their co-investment agreement.

   If Mr. Zakin's employment or Mr. Seedman's directorship terminates, we will have an option to purchase the shares of our common stock and the warrants to purchase shares of our common stock held by Seaview Holdings and The Seedman Revocable Trust. The purchase price for the common stock will be the fair market value of our common stock. The purchase price for the warrants will be the fair market value per share of our common stock less the exercise price per share pursuant to the warrants, multiplied by the number of shares of common stock issuable upon the exercise of the warrants.

   Generally, Seaview Holdings and The Seedman Revocable Trust may not transfer their shares of our common stock and the warrants that it owns to any third party without the consent of Ripplewood, other than transfers to Ripplewood or to us, except under the following circumstances:

  . If Ripplewood Partners wants to transfer its shares of our common stock to an unrelated third party, then Seaview Holdings and The Seedman Revocable Trust may sell a pro rata portion of their shares of our common stock and vested warrants on the same terms and at the same price as the sale with Ripplewood Partners.

  . If Ripplewood Partners wants to sell our common stock to a third party, then Ripplewood Partners can require Seaview Holdings and The Seedman Revocable Trust sell a pro rata portion of their shares of our common stock and vested warrants to the third party on the same terms and at the same price as the sale by Ripplewood Partners.

  . At any time after the offering of our common stock, Seaview Holdings and The Seedman Revocable Trust will each have the right to demand that we register their shares of our common stock. We may postpone any demand registration by Seaview Holdings or The Seedman Revocable Trust if it will interfere with any pending corporate actions or plans. In addition, if Ripplewood Partners demands that we register its shares of our common stock or if we register a public offering of our common stock, Seaview Holdings and The Seedman Revocable Trust will each have the right to register their shares of our common stock as well.

   If a transfer of shares of our common stock or warrants is made in violation of the employment and co-investment agreement with Mr. Zakin or the co-investment agreement with Mr. Seedman, or made pursuant to a forced transfer such as a death, a bankruptcy or a court order, then Ripplewood Partners has the right to purchase all the shares of our common stock or warrants from the transferee.

Registration Rights Agreement

   On June 8, 2000, we entered into a registration rights agreement with Ripplewood Holdings, L.L.C. and WMC Holding. Pursuant to this agreement, Ripplewood Holdings, or any of its affiliates or subsidiaries, including WMC Holding, has the right to demand at any time that we register under the Securities Act the shares of our common stock that they hold. For a more detailed description of these demand registration rights, see "Description of Capital Stock--Registration Rights" beginning on page 62.

Promissory Notes from Officers

   Since January 31, 2000, our executive officers, Messrs. Zoufonoun, Corsentino, Tavormina and Cohen and Ms. Huber, issued promissory notes to us in the amounts of $465,500, $93,100, $127,634, $93,100 and $93,100, respectively, in connection with their purchase of a total of 1,736,164 shares of common stock of WMC Holding. The promissory notes issued by Mr. Tavormina include two notes in an aggregate amount of $29,634 which we assumed in connection with our acquisition of Ubiquity Communication, Inc. The notes accrue interest at a rate of 8% per year, compounded and payable annually.

   The principal amount of each of the promissory notes is payable on the earlier of:

  . the thirtieth day after we exercise a right to repurchase the employee's shares of our common stock under the employee's stockholder's agreement; and

  .  the tenth anniversary of the promissory note.

   We provided these loans to our executive officers to purchase shares in WMC Holding, our parent company, to ensure that these officers would own common stock in the same entity as our current controlling shareholders.

   The employees borrowing from us also entered into pledge agreements under which we take a security interest in all shares of WMC Holding Corp. and our company that they hold, other than shares resulting from the exercise of any stock options granted to the employees. Under the pledge agreement, we have the right to take their shares back should they default under the terms of the loan. We also have the right to require the employees to use the proceeds from the sale of any shares which were purchased with the loans to pay down the amount outstanding on their loans. If, after we have collected on the pledged shares and used the proceeds to offset the amounts owed, the borrower continues to owe us money, we can seek recourse from the employee's other personal assets or income for up to half of the principal amount of the loan as well as any unpaid and accrued interest.

Management Services Agreement

   As of March 31, 2000, we entered into a management services agreement with Ripplewood Holdings, L.L.C., the general partner of Ripplewood Partners, L.P., which is one of the principal investors in WMC Holding. Under this agreement, Ripplewood Holdings agrees to provide consulting and management advisory services to us, and we agree to pay Ripplewood Holdings an annual fee equal to 1% of our net revenue. As of June 30, 2000, we owed Ripplewood Holdings an aggregate of $494,000 under this agreement. This agreement terminated on June 30, 2000.

Restructuring

   Immediately prior to the completion of the offering, pursuant to a plan of reorganization, WMC Holding Corp. will transfer all of its assets and liabilities, consisting solely of shares of our Class A and Class B common stock to us in exchange for newly-issued shares of our Class A common stock. Each share of Class A and Class B common stock will be exchanged for one share of Class A common stock. After this exchange, WMC Holding will convert from a corporation to a limited liability company under Delaware law, and will change its name to WMC Holding L.L.C.

Affiliate Transaction Policy

   It is our policy to have all transactions between us and our affiliates approved by a vote of the majority of our entire board of directors.

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

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the closing of the offering, we will be authorized to issue up to 200,000,000 shares of Class A common stock, par value $.01 per share, and 25,000,000 shares of undesignated preferred stock, par value $.01 per share. As of March 31, 2000, there were 4,523,123 shares of Class A common stock outstanding held of record by 36 stockholders and 38,000,000 shares of Class B common stock outstanding held of record by two stockholders. Immediately prior to the completion of the offering, all shares of Class B common stock will automatically convert into shares of Class A common stock at a ratio of one share of Class B common stock to one share of Class A common stock. Following the offering, there will be 51,744,123 shares of Class A common stock outstanding, or 52,869,123 shares if the underwriters exercise their over-allotment option in full, assuming no exercise of outstanding options or warrants.

Amended and Restated Certificate of Incorporation

   Our authorized capital stock will, upon the closing of the offering, consist of 200,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock and 25,000,000 shares of preferred stock. No other class of capital stock has been authorized. The following information relates only to our amended and restated certificate of incorporation.

Class A Common Stock

   Upon the closing of the offering, we expect to have 44,244,123 shares of Class A common stock issued and outstanding, excluding shares sold in the offering.

   The holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. As of July 10, 2000, there were 38 holders of record of our Class A common stock. Our Class A common stock does not have cumulative voting rights, which means that a majority of the outstanding Class A common stock voting in the election of directors can elect all directors being elected. The holders of Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Upon liquidation or dissolution, the holders of Class A common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of liabilities and subject to any prior rights of holders of preferred stock outstanding at the time. The holders of Class A common stock have no conversion, redemption, preemptive or subscription rights under our second amended and restated certificate of incorporation. The rights, preferences and privileges of holders of our Class A common stock are subject to the rights of the holders of any shares of any series of preferred stock which we may issue in the future.

Class B Common Stock

   Each of the 38,000,000 shares of Class B common stock currently issued and outstanding will be automatically converted into one share of Class A common stock immediately prior to completion of the offering. The Class B common stock is treated for all purposes like the Class A common stock, except that the Class B common stock has ten votes per share. The Class A and Class B common stock vote together as a single class on all matters. Upon the closing of the offering, due to the conversion of shares of Class B common stock into shares of Class A common stock, no shares of Class B common stock will be issued and outstanding.

Preferred Stock

   We have 25,000,000 shares of undesignated preferred stock authorized for issuance. Upon the closing of the offering, no shares of preferred stock will be issued or outstanding.

   Our board of directors may, without any additional action by our stockholders at the time of issuance, fix the dividend rights, and rates, conversion rights or rights of exchange, voting rights, terms of redemption and, redemption price or prices, liquidation preferences and any other rights, preferences, privileges, and restrictions of any series of preferred stock as well as the number of shares constituting any series and the designation of the series. We have no present plans to issue any shares of preferred stock.

Warrants

   In November 1999, we issued warrants to purchase a total of 2,918,400 shares of our common stock at an exercise price of $.50 per share to Seaview Holdings, Mr. Zakin's wholly-owned affiliate. As of the date of this prospectus, warrants to purchase 1,140,000 shares of our common stock held by Seaview Holdings have been exercised. Upon completion of the offering, the remaining 1,778,400 warrants held by Seaview Holdings will become exercisable.

   In November 1999, we issued to The Michael and Roberta Seedman Revocable Trust warrants to purchase 1,451,600 shares of our common stock at an exercise price of $.50 per share. As of the date of this prospectus, warrants to purchase 570,000 shares of our common stock held by The Seedman Revocable Trust have been exercised. Upon completion of the offering, the remaining 881,600 warrants held by The Seedman Revocable Trust will become exercisable.

Registration Rights

   Demand Registrations. After the 180-day lock-up period following the closing of the offering, the holders of 41,506,351 shares of our common stock and the holders of 2,660,000 warrants to purchase shares of our common stock will have rights to require us to register their shares for sale under the Securities Act. Following the expiration of the lock-up period, Seaview Holdings and The Seedman Revocable Trust will each have the right to make two separate written demands on us to register their shares of our common stock, including the shares of common stock for which their warrants can be exercised. In addition, they will each have the right to have their shares of our common stock registered pro rata with Ripplewood Partners any time that we do a registered offering of our common stock or any time Ripplewood Partners demands that we register any of its shares of our common stock. In cases where Seaview Holdings or The Seedman Revocable Trust demand that we register their shares of our common stock, the demanding party has the right to select the underwriter, assuming the selection is reasonably satisfactory to Ripplewood Partners. However, we have the right to postpone any demand registration by Seaview Holdings or The Seedman Revocable Trust if the registered offering would interfere with a pending financing, merger, sale of assets, recapitalization or similar corporate action or with an offering of our common stock by Ripplewood Partners or any of its permitted transferees.

   Following the expiration of the lock-up period, Ripplewood Holdings, or any of its affiliates or subsidiaries, including WMC Holding, has the right to make written demands on us at any time to register its shares of our common stock. In addition, Ripplewood Holdings or any of its affiliates or subsidiaries each has the right to have its shares of our common stock registered pro rata with Seaview Holdings and The Seedman Revocable Trust whenever either of them makes a written demand on us to register their shares of our common stock. In cases where Ripplewood Holdings, or any of its affiliates or subsidiaries demands that we register its shares of our common stock, the demanding party has the right to select the underwriter, assuming the selection is reasonably satisfactory to us. Furthermore, any time that we grant any other holders of our common stock rights to request that we effect a registration under the Securities Act of any shares of our common stock on terms more favorable than those in the registration rights agreement, dated as of June 8, 2000, among Ripplewood Holdings, WMC Holding and ourselves, we must amend the registration rights agreement to provide Ripplewood Holdings and all of its affiliates and subsidiaries with the same rights and benefits.

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

   All of the registration rights are subject to conditions and limitations, including the right of underwriters to limit the number of shares included in a registration statement and to exclude any holder's shares from a registration initiated by us for our account. We have agreed to pay the expenses of those registrations in most cases.

   Piggyback Registrations. For as long as GTI Acquisition or any of its permitted transferees own shares of our common stock, they have the right to sell all or any portion of our common stock held by them in any registered offering of our common stock that is initiated by us or by WMC Holding, other than registered offerings in connection with securities issued in business combination transactions or pursuant to certain employee benefit plans. These registration rights are subject to conditions and limitations, including the right of underwriters to limit the number of shares included in a registration.

   In addition, following the expiration of the 180-day lock-up period following the closing of a firmly underwritten registered public offering of our common stock, employee stockholders and their permitted transferees, have the right to sell all or any portion of our common stock held by them in any registered offering of our common stock that is initiated by us, WMC Holding or Ripplewood Partners. These registration rights are subject to conditions and limitations as determined in good faith by our board of directors, the board of directors of WMC Holding or by Ripplewood Partners and about which employee stockholders have received notice.

Anti-Takeover Provisions in Delaware Law and Our Amended and Restated Certificate of Incorporation

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of our voting stock. The statute could have the effect of delaying, deferring or preventing a change of control of us.

   Our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws will provide that special meetings of our stockholders may be called only by a Co-Chairman of our board of directors, the Chief Executive Officer or pursuant to a resolution adopted by a majority of the total number of authorized directors or by the holders of 50% of our outstanding voting stock.

   Our amended and restated certificate of incorporation also will specify that our board of directors will be classified into three classes of directors. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide otherwise. In addition, our amended and restated certificate of incorporation specifies that the authorized number of directors may be changed only by resolution of our board of directors, and it does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

   Our amended and restated certificate of incorporation may only be amended with the approval of 66 2/3% of our outstanding voting stock and our bylaws may only be amended either by the board of directors or with the approval of 66 2/3% of our outstanding voting stock. Furthermore, our amended and restated certificate of incorporation will require the advance notice of stockholders' nominations for the election of directors and business brought before a meeting of stockholders. Lastly, our amended and restated certificate of incorporation will provide that a majority of the directors in office, even if less than a quorum, are entitled to fill vacancies created by resignation, death, disqualification, removal or by an increase in the size of the board.

   These provisions of our amended and restated certificate of incorporation and our bylaws could delay or discourage transactions involving an actual or potential change of control of us, which includes transactions in which stockholders might otherwise receive a premium for their shares over then current prices. In addition, these provisions may limit the ability of stockholders to remove our current management or approve transactions that may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Harris Trust Company of California.

The Nasdaq Stock Market's National Market Listing

   We have applied for our common stock to be quoted on the Nasdaq National Market under the symbol "WMUX."

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

                   U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following summary describes the material United States federal income and estate tax consequences of the ownership of our common stock by a Non-U.S. Holder, as defined below, as of the date of this prospectus. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, the "Code", and regulations, rulings and judicial decisions under the Code. These authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of our common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, a Non-U.S. Holder is a person other than:

  .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; and

  .  a trust:

    . that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code; or

    . that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

   If a partnership holds our shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding out shares, you should consult your tax advisors.

Dividends

   Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Various certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any effectively connected dividends received by a foreign corporation may be subject to an additional branch profits tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

   Through December 31, 2000, dividends paid to an address outside the United States are presumed to be paid to a resident of that country, unless the payer has knowledge to the contrary, for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under United States Treasury regulations, which we refer to as the Final Regulations, a Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid back-up withholding as discussed below for dividends paid after December 31, 2000, will be required to satisfy applicable certification and other requirements.

   A Non-U.S. Holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, which we refer to as the IRS.

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of our common stock, unless

  . the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder;

  . in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

  . the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes.

   An individual Non-U.S. Holder described in the first bullet point above will be subject to tax on its net gain under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the relevant gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point above, it will be subject to tax on its net gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for some items, unless it qualifies for a lower rate under an applicable income tax treaty.

   We believe we are not and do not anticipate becoming a U.S. real property holding corporation for United States federal income tax purposes.

   Special rules may apply to some Non-U.S. Holders, such as controlled foreign corporations, passive foreign investment companies, foreign personal holding companies and corporations that accumulate earnings to avoid U.S. federal income tax that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Federal Estate Tax

   Common stock held by an individual that is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


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

Information Reporting and Backup Withholding

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to the holder and the tax withheld with respect any dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

   Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States unless the payer has knowledge that the payee is a U.S. person. Under the Final Regulations, however, a Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.

   Payment of the proceeds of a sale of our common stock within the United States or conducted through U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder and the payor does not have actual knowledge that the beneficial owner is a United States person or the holder otherwise establishes an exemption.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to the offering, there has been no public market for our common stock. The market price of our common stock could decline if our existing shareholders sell large numbers of shares of our common stock in the public market or if investors perceive that sales of large numbers of shares of our common stock could occur. These factors could make it more difficult for us to raise funds through future offerings of our common stock.

   Upon completion of the offering, there will be 51,744,123 shares of common stock outstanding, or 52,869,123 shares if the underwriters exercise their over-allotment option in full, assuming no exercise of outstanding options or warrants after the date of this prospectus. Of these shares, 7,500,000 shares sold in the offering, or 8,625,000 shares if the underwriters exercise their over-allotment option in full, will be freely tradeable without restriction under the Securities Act except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act. The remaining 44,244,123 shares are restricted securities within the meaning of Rule 144. The restricted securities may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, such as the exemption provided by Rule 144.

   We, our officers and directors and some other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these 180-day lock-up agreements at any time without notice. Except as described below, there are no exceptions to these lock-up agreements. Salomon Smith Barney has informed us that they do not have any current intention to release the shares subject to the lock-up. A total of 41,767,439 shares of our common stock will be subject to these lock-up agreements.

   The restrictions described in the previous paragraph do not apply to:

  . the sale of shares of common stock to the underwriters in connection with the offering;

  . the automatic conversion of our shares of Class B common stock into shares of Class A common stock;

  . the issuance of shares of Class A common stock to WMC Holding Corp. in exchange for shares of Class B common stock in connection with their reorganization as described under "Principal Shareholders--WMC Holding Corp." beginning on page 56; and

  . the distribution of shares of our common stock owned by WMC Holding Corp. after it converts to a limited liability company to its members, provided that the members agree to be bound by the same restrictions set forth in the previous paragraph.

   In addition, as of July 10, 2000, there were outstanding options to purchase 5,881,227 shares of common stock and warrants to purchase 2,660,000 shares of common stock.

   Pursuant to Mr. Zakin's employment and co-investment agreement and to Mr. Seedman's co-investment agreement, Messrs. Zakin and Seedman have both agreed to provisions restricting the transferability of their shares of our common stock and warrants. For a more complete description of these restrictions, see "Material Relationships and Related Transactions--Co-Investment Agreements" beginning on page 58.

   Rule 144. In general, beginning 90 days after the date of this prospectus any person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year, including persons who are

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

affiliates, is entitled under Rule 144 under the Securities Act to sell, within any three-month period, a number of shares that does not exceed the greater of:

  .  1% of the then-outstanding shares of our common stock, which will equal
     approximately     shares immediately after the offering; and

  . the average weekly trading volume in our common stock during the four calendar weeks immediately preceding the date on which the seller files a notice of the sale on Form 144 with the Commission.

   Requirements relating to notice, manner of sale and the availability of current public information about us must also be met for sales under Rule 144.

   Rule 144(k). A person, or persons whose shares are aggregated, who is not and has not been our affiliate at any time during the three months immediately preceding a sale of shares of our common stock, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, would be entitled to sell the shares under Rule 144(k) under the Securities Act without regard to the volume limitations, notice requirements and other conditions of Rule 144.

   Rule 701. In general, subject to the restrictions contained in the stockholder's agreements, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory share plan or other written agreement would be eligible to sell those shares under Rule 701 under the Securities Act in the public market 90 days after the date of this prospectus in reliance on Rule 144, but without complying with all of the restrictions of Rule 144, such as the holding period. In addition, Rule 701 will apply to shares of common stock we issue upon the exercise of the options we granted before the effective date of the offering.

   We intend to file, after the effective date of the offering, a registration statement on Form S-8 to register up to 13,137,727 shares of our common stock reserved for issuance under our stock plans. The registration statement will become effective automatically upon filing. After the registration statement has been filed, shares issued under our stock plans may be sold in the open market, unless the sale is limited by the provisions of Rule 144 applicable to our affiliates, the lock-up agreements, the stockholder's agreements or other agreements restricting transferability.

   For a description of the registration rights of our stockholders, see "Description of Capital Stock--Registration Rights" beginning on page 62.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has individually agreed to purchase, and we have agreed to sell to each underwriter, the number of shares of our common stock set forth opposite the name of each underwriter.

           Names                                               Number of Shares
           -----                                               ----------------
   Salomon Smith Barney Inc. .................................
   Lehman Brothers Inc. ......................................
   CIBC World Markets Corp. ..................................
                                                                  ---------
     Total....................................................    7,500,000
                                                                  =========

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in the offering are subject to approval of various legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., Lehman Brothers Inc. and CIBC World Markets Corp. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to various
dealers at the public offering price less a concession not in excess of $   per
share. The underwriters may allow, and the dealers may reallow, a concession
not in excess of $   per share on sales to other dealers. If all the shares are not sold at the initial offering price, the representatives may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,125,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial purchase commitment.

   At our request, the underwriters will reserve up to 750,000 shares of our common stock to be sold, at the initial public offering price, to our directors, officers and employees, as well as to some of our customers and suppliers and individuals associated or affiliated with our directors, customers and suppliers. This directed share program will be administered by Salomon Smith Barney Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act in connection with sales of the directed shares.

   We, our officers and directors and some other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these 180-day lock-up agreements at any time without notice. Salomon Smith Barney has informed us that they do not have any current intention to release the shares subject to the lock-up.

   The restrictions described in the previous paragraph do not apply to:

  . the sale of shares of common stock to the underwriters in connection with the offering;

  . the automatic conversion of our shares of Class B common stock into shares of Class A common stock;

  . the issuance of shares of Class A common stock to WMC Holding Corp. in exchange for shares of Class B common stock in connection with their reorganization as described under "Principal Shareholders--WMC Holding Corp." beginning on page 56; and

  . the distribution of shares of our common stock owned by WMC Holding Corp. after it converts to be limited liability company to its members, provided that the members agree to be bound by the same restrictions set forth in the previous paragraph.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were:

  .  our record of operation;

  .  our current financial condition;

  .  our future prospects;

  .  our markets;

  . the economic conditions in and future prospects for the industry in which we compete;

  .  our management; and

  . currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

   We cannot assure you, however, that the prices at which the shares of our common stock will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in our common stock will develop and continue after the offering.

   We have applied for our common stock to be quoted on the Nasdaq National Market under the symbol "WMUX."

   The following table shows the underwriting discount and commissions that we will pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' options to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
     Per share........................................    $            $
     Total............................................    $            $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicated short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may have the affect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our total expense for the offering, excluding the underwriting discount, will be $1,944,985.

   The representatives or their affiliates may in the future perform various investment banking and advisory services for us from time to time, for which they will receive customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   Through affiliates of its parent company, Citigroup Inc., Salomon Smith Barney Inc. holds equity interests in Ripplewood Holdings, L.L.C., which is the general partner of Ripplewood Partners L.P., as well as limited partnership interests in Ripplewood Partners L.P.

   We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the shares of our common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett, New York, New York, and for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Commission a registration statement on Form S-1 under the Securities Act. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits, parts of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the common stock being offered, you should see the registration statement and the exhibits, financial statements and notes filed with the registration statement. Statements made in this prospectus concerning other documents are not necessarily complete. The registration statement, including exhibits, financial statements and notes, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained from the Commission upon payment of fees prescribed by the Commission. Information on the operation of the public reference room may be obtained by calling the Commission at 1-800-SEC-0330. These reports and other information may also be inspected without charge at a Web site maintained by the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2

Balance Sheets.............................................................. F-3

Income Statements........................................................... F-4

Statements of Stockholders' Equity.......................................... F-5

Statements of Cash Flows.................................................... F-6

Notes to Financial Statements............................................... F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Western Multiplex Corporation:

   We have audited the accompanying balance sheets of Western Multiplex Corporation (a Delaware corporation, formerly known as Glenayre Western Multiplex Corporation) as of December 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Multiplex Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

San Jose, California
March 15, 2000

                         WESTERN MULTIPLEX CORPORATION

                                 BALANCE SHEETS
              As of December 31, 1998 and 1999 and March 31, 2000
                (Dollars in thousands, except per share amounts)

                                                    December 31,
                                                  -----------------   March 31,
                                                   1998      1999       2000
                                                  -------  --------  -----------
                                                                     (unaudited)
                     ASSETS
Current assets:
  Cash..........................................  $ 1,377  $  1,913   $  2,494
  Accounts receivable, net of allowances of
   $100, $339, and $388.........................    4,936     8,830      7,968
  Inventory.....................................    6,189     5,543     10,213
  Prepaid expenses and other....................      331       301        427
  Deferred tax assets...........................    1,143     1,057      1,057
                                                  -------  --------   --------
    Total current assets........................   13,976    17,644     22,159
Equipment and leasehold improvements, net.......    1,832     2,496      2,827
Deferred tax assets.............................       48     3,882      3,772
Deferred financing costs........................      --        748        700
Goodwill and other intangible assets, net of
 accumulated amortization of $2,700, $3,438 and
 $3,625.........................................   19,290    18,552     25,138
                                                  -------  --------   --------
    Total assets................................  $35,146  $ 43,322   $ 54,596
                                                  =======  ========   ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit......................  $   --   $  2,000   $  2,000
  Long-term debt--current portion...............      --      2,847      3,756
  Accounts payable..............................    2,170     3,059      5,264
  Accrued liabilities...........................    1,828     3,848      5,032
  Payable to parent company.....................      143     1,409        531
                                                  -------  --------   --------
    Total current liabilities...................    4,141    13,163     16,583
Long-term debt..................................      --     19,153     18,244
Other long-term obligations.....................      286       --         --
                                                  -------  --------   --------
    Total liabilities...........................    4,427    32,316     34,827
                                                  -------  --------   --------
Commitments and contingencies (Note 6)

Stockholders' equity:
  Common stock, Class A, par value $.01;
   authorized 100,000,000, none issued at
   December 31, 1998 and 1999 and 4,523,123
   issued and outstanding at March 31, 2000;....      --        --          45
  Common stock, Class B, par value $.01;
   authorized 100,000,000, 80,000,000 issued;
   38,000,000 outstanding.......................      800       800        800
  Paid-in capital...............................   32,443    31,433     46,368
  Treasury stock................................      --    (21,000)   (21,000)
  Stock options.................................      --        --         834
  Deferred stock compensation...................      --        --      (6,635)
  Retained earnings (deficit)...................   (1,404)     (227)       536
  Less: Net receivable from Glenayre............   (1,120)      --         --
    Employee stock subscription receivable......      --        --      (1,179)
                                                  -------  --------   --------
    Total stockholders' equity..................   30,719    11,006     19,769
                                                  -------  --------   --------
    Total liabilities and stockholders' equity..  $35,146  $ 43,322   $ 54,596
                                                  =======  ========   ========

      The accompanying notes are an integral part of these balance sheets.

                         WESTERN MULTIPLEX CORPORATION

                               INCOME STATEMENTS
            For the Years Ended December 31, 1997, 1998 and 1999 and
                 the Three Months Ended March 31, 1999 and 2000
                (Dollars in thousands, except per share amounts)

                                      Year Ended December 31,         Three Months Ended March 31,
                                  ----------------------------------  ------------------------------
                                     1997        1998        1999          1999            2000
                                  ----------  ----------  ----------  --------------  --------------
                                                                               (unaudited)
Revenue.......................... $   32,108  $   32,903  $   44,750  $        8,710  $       17,020
Cost of revenue..................     16,039      17,703      22,470           5,015           7,725
                                  ----------  ----------  ----------  --------------  --------------
    Gross profit.................     16,069      15,200      22,280           3,695           9,295
                                  ----------  ----------  ----------  --------------  --------------
Operating expenses:
  Research and development.......      4,099       4,866       5,925           1,221           1,941
  Sales and marketing............      4,709       5,105       6,154           1,274           2,549
  General and administrative.....      1,463       1,494       2,038             438           1,089
  Amortization of goodwill.......        733         731         737             180             187
  Amortization of deferred stock
   compensation(*)...............        --          --          --              --              886
  Recapitalization costs.........        --          --        3,050             --              --
                                  ----------  ----------  ----------  --------------  --------------
    Total operating expenses.....     11,004      12,196      17,904           3,113           6,652
                                  ----------  ----------  ----------  --------------  --------------
    Income from operations.......      5,065       3,004       4,376             582           2,643
Interest expense.................        (39)        (24)       (368)             (1)           (597)
Interest income from Glenayre....      1,039         --          --              --              --
                                  ----------  ----------  ----------  --------------  --------------
    Income before taxes..........      6,065       2,980       4,008             581           2,046
Income tax provision.............      2,577       1,145       2,831             222           1,283
                                  ----------  ----------  ----------  --------------  --------------
    Net income................... $    3,488  $    1,835  $    1,177  $          359  $          763
                                  ==========  ==========  ==========  ==============  ==============
Basic and diluted earnings per
 share........................... $      .04  $      .02  $      .02  $          --   $          .02
                                  ==========  ==========  ==========  ==============  ==============
Shares used to compute basic
 earnings per share.............. 80,000,000  80,000,000  73,000,000      80,000,000      39,134,150
                                  ==========  ==========  ==========  ==============  ==============
Shares used to compute diluted
 earnings per share.............. 80,000,000  80,000,000  73,000,000      80,000,000      46,208,628
                                  ==========  ==========  ==========  ==============  ==============

-------------
(*) Amortization of deferred
    stock compensation excluded
    from the following expenses:
   Cost of revenue...............                                                     $           26
   Research and development......                                                                126
   Sales and marketing...........                                                                471
   General and administrative....                                                                263


        The accompanying notes are an integral part of these statements.

                         WESTERN MULTIPLEX CORPORATION

                      STATEMENTS OF STOCKHOLDERS' EQUITY
 For the Years Ended December 31, 1997, 1998, 1999 and the Three Months Ended
                                March 31, 2000
               (Dollars in thousands, except per share amounts)

                                                                                                                          Net
                               Common Stock               Treasury Stock                         Deferred               Payable
                    ---------------------------------- ---------------------  Additional           Stock   Retained   (Receivable)
                     Class A          Class B            Class B               Paid-in    Stock  Compensa- Earnings       from
                     Shares   Amount   Shares   Amount   Shares      Amount    Capital   Options   tion    (Deficit)    Glenayre
                    --------- ------ ---------- ------ -----------  --------  ---------- ------- --------- ---------  ------------
Balance as of
December 31,
1996.............         --   $--   80,000,000  $800          --   $    --    $32,367    $--     $   --   $  4,905     $(3,475)
 Net income......         --    --          --    --           --        --        --      --         --      3,488         --
 Cash dividends--
 $.145 per
 share...........         --    --          --    --           --        --        --      --         --    (11,632)        --
 Other...........         --    --          --    --           --        --         76     --         --        --          --
 Payment received
 from Glenayre...         --    --          --    --           --        --        --      --         --        --        5,316
                    ---------  ----  ----------  ----  -----------  --------   -------    ----    -------  --------     -------
Balance as of
December 31,
1997.............         --    --   80,000,000   800          --        --     32,443     --         --     (3,239)      1,841
 Net income......         --    --          --    --           --        --        --      --         --      1,835         --
 Net cash
 transfers to
 Glenayre........         --    --          --    --           --        --        --      --         --        --       (2,961)
                    ---------  ----  ----------  ----  -----------  --------   -------    ----    -------  --------     -------
Balance as of
December 31,
1998.............         --    --   80,000,000   800          --        --     32,443     --         --     (1,404)     (1,120)
 Net income......         --    --          --    --           --        --        --      --         --      1,177         --
 Net cash
 transfers to
 Glenayre........         --    --          --    --           --        --        --      --         --        --       (3,790)
 Forgiveness of
 receivable from
 Glenayre........         --    --          --    --           --        --     (4,910)    --         --        --        4,910
 Common stock
 redemption
 related to
 recapitalization..       --    --          --    --   (42,000,000)  (21,000)      --      --         --        --          --
 Deferred tax
 asset recognized
 upon
 recapitalization
 and related tax
 election........         --    --          --    --           --        --      3,900     --         --        --          --
                    ---------  ----  ----------  ----  -----------  --------   -------    ----    -------  --------     -------
Balance as of
December 31,
1999.............         --    --   80,000,000   800  (42,000,000)  (21,000)   31,433     --         --       (227)        --
 Net income
 (unaudited).....         --    --          --    --           --        --        --      --         --        763         --
Issuance of Class
A common stock
pursuant to
purchase plan
(unaudited)......   3,830,351    38         --    --           --        --      1,879     --         --        --          --
Issuance of Class
A common stock in
connection with
Ubiquity
acquisition
(unaudited)......     692,772     7         --    --           --        --      5,535     --         --        --          --
Stock options
assumed in
connection with
Ubiquity
acquisition
(unaudited)......         --    --          --    --           --        --        --      834        --        --          --
Deferred stock
compensation
(unaudited)......         --    --          --    --           --        --      7,521     --      (6,635)      --          --
Stock
subscription
receivable from
employee
(unaudited)......         --    --          --    --           --        --        --      --         --        --          --
                    ---------  ----  ----------  ----  -----------  --------   -------    ----    -------  --------     -------
Balance sheet as
of March 31,
2000.............   4,523,123  $ 45  80,000,000  $800  (42,000,000) $(21,000)  $46,368    $834    $(6,635) $    536     $   --
                    =========  ====  ==========  ====  ===========  ========   =======    ====    =======  ========     =======
                       Stock
                    Subscription
                     Receivable
                        from
                     Employees    Total
                    ------------ ---------
Balance as of
December 31,
1996.............     $   --     $ 34,597
 Net income......         --        3,488
 Cash dividends--
 $.145 per
 share...........         --      (11,632)
 Other...........         --           76
 Payment received
 from Glenayre...         --        5,316
                    ------------ ---------
Balance as of
December 31,
1997.............         --       31,845
 Net income......         --        1,835
 Net cash
 transfers to
 Glenayre........         --       (2,961)
                    ------------ ---------
Balance as of
December 31,
1998.............         --       30,719
 Net income......         --        1,177
 Net cash
 transfers to
 Glenayre........         --       (3,790)
 Forgiveness of
 receivable from
 Glenayre........         --          --
 Common stock
 redemption
 related to
 recapitalization..       --      (21,000)
 Deferred tax
 asset recognized
 upon
 recapitalization
 and related tax
 election........         --        3,900
                    ------------ ---------
Balance as of
December 31,
1999.............         --       11,006
 Net income
 (unaudited).....         --          763
Issuance of Class
A common stock
pursuant to
purchase plan
(unaudited)......         --        1,917
Issuance of Class
A common stock in
connection with
Ubiquity
acquisition
(unaudited)......         --        5,542
Stock options
assumed in
connection with
Ubiquity
acquisition
(unaudited)......         --          834
Deferred stock
compensation
(unaudited)......         --          886
Stock
subscription
receivable from
employee
(unaudited)......      (1,179)     (1,179)
                    ------------ ---------
Balance sheet as
of March 31,
2000.............     $(1,179)   $ 19,769
                    ============ =========

       The accompanying notes are an integral part of these statements.

                         WESTERN MULTIPLEX CORPORATION

                            STATEMENTS OF CASH FLOWS
            For the Years Ended December 31, 1997, 1998 and 1999 and
                 the Three Months Ended March 31, 1999 and 2000
                             (Dollars in thousands)

                                          Year Ended            Three Months
                                         December, 31          Ended March 31,
                                   --------------------------  ----------------
                                    1997     1998      1999     1999     2000
                                   -------  -------  --------  -------  -------
                                                                 (unaudited)
Cash flows from operating
 activities:
  Net income.....................  $ 3,488  $ 1,835  $  1,177  $   359  $   763
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Recapitalization costs.......      --       --      3,050      --       --
    Depreciation and
     amortization................    1,522    1,409     1,292      324    1,193
    Deferred financing costs
     amortization................      --       --         32      --        48
    Provision for bad debt.......      --       --        239      --        49
    Deferred taxes...............     (426)    (338)      152     (742)     110
    Assets and liabilities:
      Accounts receivable........      644   (1,084)   (4,133)     119      821
      Inventory..................   (1,179)  (1,238)      646      287   (4,670)
      Prepaid expenses and
       other.....................      (89)     (88)       30      123     (113)
      Accounts payable and
       accrued liabilities.......    3,472    1,413     2,909     (652)   2,678
      Payable to Parent Company..       78       65     1,266      962     (897)
      Other long-term
       obligations...............      120      (34)     (286)     --       --
                                   -------  -------  --------  -------  -------
        Net cash provided by
         (used in) operating
         activities..............    7,630    1,940     6,374      780      (18)
                                   -------  -------  --------  -------  -------
Cash flows from investing
 activities:
  Purchases of equipment and
   leasehold improvements........     (717)    (659)   (1,218)    (127)    (316)
                                   -------  -------  --------  -------  -------
        Net cash used in
         investing activities....     (717)    (659)   (1,218)    (127)    (316)
                                   -------  -------  --------  -------  -------
Cash flows from financing
 activities:
  Net proceeds from issuance of
   shares........................      --       --        --       --     1,917
  Net proceeds from issuance of
   long-term debt................      --       --     21,220      --       --
  Net borrowings on line of
   credit........................      --       --      2,000      --       --
  Net cash transfers to
   Glenayre......................   (6,316)  (2,961)   (3,790)  (1,045)     --
  Employee subscription
   receivable....................      --       --        --       --    (1,002)
  Contributed capital
   adjustments...................       76      --        --       --       --
  Payment for purchase of
   treasury stock................      --       --    (21,000)     --       --
  Recapitalization costs.........      --       --     (3,050)     --       --
                                   -------  -------  --------  -------  -------
        Net cash provided by
         (used in) financing
         activities..............   (6,240)  (2,961)   (4,620)  (1,045)     915
                                   -------  -------  --------  -------  -------
Net increase (decrease) in cash..      673   (1,680)      536     (392)     581
Cash, beginning of period........    2,384    3,057     1,377    1,377    1,913
                                   -------  -------  --------  -------  -------
Cash, end of period..............  $ 3,057  $ 1,377  $  1,913  $   985  $ 2,494
                                   =======  =======  ========  =======  =======
Supplemental Disclosures:
  Cash paid during the year for:
    Interest.....................  $    39  $    24  $    190  $   --   $   416
                                   =======  =======  ========  =======  =======
    Income taxes.................  $    12  $    11  $     39  $   --   $ 1,666
                                   =======  =======  ========  =======  =======

        The accompanying notes are an integral part of these statements.

                         WESTERN MULTIPLEX CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.Organization and Operations of the Company

   Western Multiplex Corporation (the "Company") was founded in 1979 in Sunnyvale, California. In 1992, the Company launched the Lynx broadband wireless access systems, which are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. In 1999, the Company introduced the Tsunami broadband wireless access systems, which are primarily used by service providers, businesses and other enterprises to expand or establish private networks carrying Internet traffic among multiple facilities.

   The Company was acquired by GTI Acquisition Corporation ("GTI") in 1995, a wholly-owned subsidiary of Glenayre Technologies Inc. ("Glenayre").

   Effective November 1, 1999, a recapitalization of the Company was executed that included the following transactions, in accordance with the terms of the Amended and Restated Acquisition Agreement by and among GTI Acquisition Corp., Glenayre Technologies, Inc., the Company and WMC Holding Corp. dated September 30, 1999 (the "Agreement"):

  . The Company borrowed $22.0 million under two term loan arrangements and drew down $2.0 million on a $10.0 million revolving credit facility with Credit Suisse First Boston.

  . The Company redeemed 42 million shares of Class B common stock from GTI for $21.0 million of the 80 million then outstanding shares.

  . WMC Holding Corp. ("Purchaser") acquired approximately 36 million shares of Class B common stock from GTI, or approximately 94.6% of the remaining outstanding shares of the Company, for approximately $16.5 million.

  . The Company incurred approximately $0.8 million in financing costs that were capitalized and $3.1 million in transaction costs related to the equity transactions that were classified as recapitalization costs in the income statement for 1999.

   On March 24, 2000, the Company acquired Ubiquity Communication, Inc. ("Ubiquity"), located in Petaluma, California. Ubiquity was a development stage company, which designs and develops point-to-multipoint broadband wireless systems. The Company issued 692,772 shares of Class A common stock in the acquisition and reserved 137,727 shares for issuance upon the exercise of the Ubiquity options assumed. The acquisition was accounted for as a purchase transaction. The total purchase price was valued at $6.4 million. Purchased intangibles and goodwill related to the acquisition totaled approximately $6.8 million and will be amortized on a straight-line basis over the estimated useful life of three years. The Company subsequently granted to certain Ubiquity employees an additional 350,000 options at an exercise price of $.50 under the Western Multiplex Corporation 1999 Stock Incentive Plan. Additionally, certain Ubiquity employees purchased 300,000 shares of WMC Holding Corp.

2.Summary of Significant Accounting Policies

 Use of Estimates in Preparation of Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         WESTERN MULTIPLEX CORPORATION

 Cash

   Cash consists of cash in bank deposit accounts.

 Revenue Recognition

   Revenue from product and part sales is recognized when all of the following conditions are met: the product has been shipped and title has passed to the customer, the selling price is fixed and determinable, the collection of the receivable is probable and there are no significant obligations remaining. Provisions to revenue and cost of revenue are made at the time revenue is recognized for estimated return and warranty costs, respectively.

   The Company also provides certain services and rental units to customers. Revenue from services, such as preinstallation diagnostic testing and product repair services, is recognized upon completion of the service under the completed contract method. Revenue from product rentals is recognized over the period of the rental. Revenue from services and rental units were less than 3% of total revenue for all periods presented.

 Inventory

   Inventory is stated at the lower of cost (first-in, first-out), consisting of materials, labor and overhead or market and consists of the following (in thousands):

                                                       December 31,
                                                       -------------  March 31,
                                                        1998   1999     2000
                                                       ------ ------ -----------
                                                                     (unaudited)
     Raw materials.................................... $1,932 $1,327   $ 1,607
     Work-in-process..................................  2,966  2,079     3,876
     Finished goods...................................  1,291  2,137     4,730
                                                       ------ ------   -------
                                                       $6,189 $5,543   $10,213
                                                       ====== ======   =======

 Equipment and Leasehold Improvements

   Equipment is recorded at cost and depreciated using the straight-line method based upon the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are recorded at cost and are amortized over the estimated lives of the improvements or the term of the lease, whichever is shorter. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred.

 Goodwill and Other Intangible Assets

   Goodwill represents the excess of cost over the fair market value of net assets acquired. Goodwill pushed down from the 1995 acquisition of the Company by GTI totals $22.0 million. This goodwill is being amortized on a straight-line basis over its estimated useful life of 30 years, or $0.7 million per year. Goodwill and other intangible assets related to the acquisition of Ubiquity (see Note 1) total $6.8 million. Of the $6.8 million, $6.5 million has been allocated to goodwill and $300,000 has been allocated to the patents acquired in the transaction. These intangibles are related to the acquisition and are being amortized on a straight-line basis over their estimated useful lives of three years. The carrying amount of goodwill would be reviewed if facts and circumstances suggest that it may be impaired. If the review indicates that goodwill would not be recoverable, as determined based on the expected future undiscounted cash flows of the Company over the remaining amortization period, the carrying amount of the goodwill would be reduced by the estimated shortfall. No such writedowns of goodwill have been recorded by the Company in any of the periods presented.

                         WESTERN MULTIPLEX CORPORATION

 Segment Reporting

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No.
131). SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. The Company is organized and operates as one operating segment: providing wireless access products. Revenues by geographic area are attributed to the country from which the sale is made. To date, all of the Company's transactions have originated in one geographic location, the United States, even though many of the Company's customers may operate in foreign as well as domestic markets.

 Major Customers

   One customer accounted for 19% and 18% of total revenue for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. No other customers accounted for more than 10% of total revenue for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000.

 Research and Development

   Research and development costs are expensed as incurred and consist primarily of payroll costs, other direct expenses and overhead. During a portion of 1997 and 1998, the Company and a Glenayre affiliate jointly worked on a product development project that resulted in both entities sharing the developed technology (see Note 9).

 Earnings Per Share of Common Stock

   Basic and diluted net income per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). Basic earnings per share under SFAS 128 were computed using the weighted average number of shares outstanding of 73,000,000 in 1999 and 80,000,000 in 1998 and 1997. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming dilutive stock options and warrants using the treasury stock method. For 1999, the treasury stock method resulted in no dilutive securities and, accordingly basic and dilutive earnings per share were the same.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
133), which establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires recognition of all derivatives at fair value in the financial statements. FASB Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," an amendment of FASB Statement No. 133, defers implementation of SFAS No. 133 until fiscal years beginning after June 15, 2000. To date, the Company has not entered into any derivative financial instrument contracts. Thus, the Company anticipates that SFAS No. 133 will not have a material impact on its financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition. SAB No. 101 provides guidance on applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current accounting policies are in accordance with SAB No. 101.

                         WESTERN MULTIPLEX CORPORATION

   In March 2000, the Financial Accounting Standards Board issued
Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB No. 25. Interpretation No. 44 is effective July 1, 2000. Interpretation No. 44 clarifies the application of APB No. 25 for various issues, including:

  .  the definition of an employee;

  . the criteria for determining whether a plan qualifies as a non-compensatory plan;

  . the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

  . the accounting for an exchange of stock compensation awards in a business combination.

   We do not anticipate that the adoption of Interpretation No. 44 will have a material impact on our financial position or the results of our operations.


3.Equipment and Leasehold Improvements

   Equipment and leasehold improvements consisted of the following (in thousands):

                                                   December 31,
                                                  ----------------   March 31,
                                                   1998     1999       2000
                                                  -------  -------  -----------
                                                                    (unaudited)
     Production, engineering and testing
      equipment.................................  $ 2,974  $ 3,397    $ 3,597
     Office and computer equipment..............      736    1,458      1,574
     Leasehold improvements.....................      594      667        802
                                                  -------  -------    -------
                                                    4,304    5,522      5,973
     Less: Accumulated depreciation and
      amortization..............................   (2,472)  (3,026)    (3,146)
                                                  -------  -------    -------
     Equipment and leasehold improvements, net..  $ 1,832  $ 2,496    $ 2,827
                                                  =======  =======    =======

4.Accrued Liabilities

   Accrued liabilities consist of the following (in thousands):

                                                      December 31,
                                                     ---------------  March 31,
                                                      1998    1999      2000
                                                     ------- ------- -----------
                                                                     (unaudited)
     Accrued payroll and related benefits........... $   901 $ 1,523   $ 2,270
     Accrued warranty costs.........................     300     444       444
     Income taxes payable...........................     --      524       103
     Accrued interest...............................     --      178       359
     Customer deposits..............................     128     269       230
     Deferred rent expense..........................     103     144       154
     Other..........................................     396     766     1,472
                                                     ------- -------   -------
       Total........................................ $ 1,828 $ 3,848   $ 5,032
                                                     ======= =======   =======

                         WESTERN MULTIPLEX CORPORATION

5.Long-Term Debt

   On November 1, 1999, the Company entered into a credit agreement with Credit Suisse First Boston, as agent. Long-term debt obligations under the credit agreement, less current portion due within one year, are summarized as follows (in thousands):

                                                                  1998   1999
                                                                  ----- -------
     Term note A, interest at LIBOR plus 2.50% or prime plus
      1.50%, as periodically elected by the Company (9.0% at
      December 31, 1999), maturing in November 2002.............. $ --  $10,000
     Term note B, interest at LIBOR plus 5.00% or prime plus
      4.00%, as periodically elected by the Company (11.5% at
      December 31, 1999), maturing in November 2004..............   --   12,000
                                                                  ----- -------
                                                                    --   22,000
     Less: Current portion due within one year ..................   --    2,847
                                                                  ----- -------
       Total long-term debt...................................... $ --  $19,153
                                                                  ===== =======

   The credit agreement also included a $10 million revolving credit facility maturing in 2002. Interest rates for the borrowings under the revolving credit facility are at LIBOR plus 2.5% or prime plus 1.5%, as periodically elected by the Company. At December 31, 1999, there were $2.0 million of borrowings outstanding under the agreement. The weighted average interest rate on the revolving line of credit for the two months outstanding in 1999 was 8.5%.

   The term notes and revolving credit facility are secured by substantially all of the assets of the Company. The loans also include certain financial covenants, as follows: maximum leverage of no more than 4.5 for fiscal 2000 declining to 3.5 for fiscal 2001 and thereafter; minimum interest coverage ratio of 2.5 for fiscal 2000 increasing to 3.5 for fiscal 2002 and thereafter; minimum fixed charge ratio 1.05 through fiscal 2001 increasing to 1.10 thereafter; minimum EBITDA of $5.5 million through fiscal 2001 increasing to $9.5 million in fiscal 2001; quick ratio of at least 1.25 through fiscal 2001 increasing to 1.50 thereafter.

   Maturities of long-term debt were as follows (in thousands):

     Year Ending December 31,
         2000........................................................... $ 2,847
         2001...........................................................   3,756
         2002...........................................................   3,756
         2003...........................................................     120
         2004...........................................................  11,521
                                                                         -------
                                                                         $22,000
                                                                         =======

   The Company may prepay the term notes at any time upon adequate notice to the lender. The term notes also call for mandatory prepayments in the event of an initial public offering of the Company.

   The fair value of the long-term debt and borrowings under the revolving credit facility approximates the carrying amounts at December 31, 1999.

                         WESTERN MULTIPLEX CORPORATION

6.Commitments and Contingencies

 Operating Leases

   The Company leases its facilities under noncancellable operating lease agreements expiring at various dates through July 2006. Rent expense for the operating leases was approximately $549,000, $558,000 and $559,000 in 1997, 1998 and 1999, respectively. Future minimum lease payments under all noncancellable operating lease agreements as of December 31, 1999 are summarized as follows (in thousands):

     2000................................................................ $  549
     2001................................................................    590
     2002................................................................    631
     2003................................................................    630
     2004................................................................    630
     Thereafter..........................................................    947
                                                                          ------
                                                                          $3,977
                                                                          ======

 Employment Agreements and Change of Control Provisions

   The Company has entered into employment agreements with six of its officers to provide for payments of their base salaries for a period of up to twelve months plus bonuses in the event employment is terminated without cause or if the employer terminates employment with good reason, as defined. A change of control does not qualify as a good reason for terminating employment. Officers' annual salaries range from approximately $50,000 to $175,000.

   In addition, in the event of a change of control, all outstanding options become fully vested and exercisable immediately prior to the change of control for one of the officers.

7.Income Taxes

   The Company provides for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized.

   The components of the provision for income taxes for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                           1997    1998    1999
                                                          ------  ------  ------
     Federal
       Current........................................... $2,839  $1,394  $2,367
       Deferred..........................................   (378)   (354)    241
     State
       Current...........................................    138     143     212
       Deferred..........................................    (22)    (38)     11
                                                          ------  ------  ------
                                                          $2,577  $1,145  $2,831
                                                          ======  ======  ======

                         WESTERN MULTIPLEX CORPORATION

   The provision for income taxes differs from the amounts which would result by applying the applicable statutory Federal income tax rate to income before taxes, as follows (in thousands):

                                                            1997   1998   1999
                                                           ------ ------ ------
     Provision at Federal statutory rate of 35%........... $2,124 $1,044 $1,403
     Increases in taxes resulting from:
       State income taxes, net of Federal benefit.........    141     85    143
       Nondeductible recapitalization costs...............    --     --   1,068
       Other..............................................    312     16    217
                                                           ------ ------ ------
         Total provision.................................. $2,577 $1,145 $2,831
                                                           ====== ====== ======

   The major components of the net deferred tax asset are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
     Deferred Tax Assets:
       Tax goodwill amortization in excess of book.............. $  --   $3,826
       Inventory reserve........................................    818     558
       Warranty reserve.........................................    111     164
       Other reserves and accruals..............................    357     346
       Other....................................................     64      45
                                                                 ------  ------
         Total deferred tax asset...............................  1,350   4,939
     Deferred Tax Liability:
       Deferred income..........................................   (159)    --
                                                                 ------  ------
         Net deferred tax asset................................. $1,191  $4,939
                                                                 ======  ======

   Prior to the recapitalization, the Company had a tax sharing agreement with Glenayre. The principal provisions of the method by which the consolidated amount of current and deferred tax expense was allocated to members of the group (including the Company) were based on the results of each member as if each were a stand-alone entity. The Company had a payable to Glenayre as of December 31, 1998 for $1.7 million related to Federal and state income taxes, which was effectively remitted to Glenayre at the date of the recapitalization.

   The Company intends to make a tax election to treat the share purchase by WMC Holding Corp. as an asset purchase for Federal income taxes in accordance with the terms of the Agreement. As a result of the recapitalization, the Company recorded a deferred tax asset of approximately $3.9 million with a corresponding increase to paid-in capital.

8.Stockholders' Equity

 Common Stock

   The Company's common stock consists of Class A and Class B common stock. Holders of Class A common stock are entitled to one vote per share; holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible into one share of Class A common stock at the election of the shareholder or automatically in the event of an initial public offering of the Company. As of December 31, 1999, there were no shares of Class A common stock issued or outstanding.

                         WESTERN MULTIPLEX CORPORATION

   In conjunction with the recapitalization transaction discussed in Note 1, the Company repurchased 42,000,000 shares of Class B common stock for $21.0 million from Glenayre. The repurchased shares are held as treasury shares as of December 31, 1999.

 Warrants

   In connection with the recapitalization discussed in Note 1, the Company issued 4,370,000 warrants to a holding company, owned by the CEO of the Company, and a trust, of which a director of the Company is trustee and beneficiary. Each new warrant is convertible into one share of Class A common stock of the Company at an exercise price of $.50 per share. The warrants expire on the tenth anniversary from date of issuance. Of the total warrants issued, 1,710,000 are exercisable at any time prior to the expiration; 760,000 are exercisable at the earlier of a qualifying triggering event, including an initial public offering or sale of the Company for an amount exceeding five times the exercise price in years one through three after the recapitalization, increasing to approximately twenty-five times exercise price at the end of year six, or, on the seventh anniversary of the date of the grant; and 1,900,000 are exercisable at the earlier of a qualifying triggering event for an amount exceeding ten times the exercise price in years one to three following the recapitalization, increasing to one hundred times the exercise price at the end of year six, or, on the seventh anniversary of the date of grant.

 Stock Split

   In connection with the recapitalization transaction discussed in Note 1, the Company increased the number of authorized shares for Class A common stock and Class B common stock to 100,000,000 common shares each and effected an 80,000-for-1 stock split of the then 1,000 outstanding Class B common shares. All share and per share amounts have been restated to retroactively reflect this stock split for all periods presented.

 1999 Stock Incentive Plan

   In November 1999, the Company adopted the Western Multiplex Corporation 1999 Stock Incentive Plan (the "1999 Plan") for key employees, officers, directors, and consultants. The Company has reserved for issuance 10,500,000 shares of Class A common stock under the 1999 Plan. The type of awards that may be made under the 1999 Plan are incentive stock options, non-qualified options, stock appreciation rights, and other stock-based awards.

   The exercise price for stock options may not be less than 100% of the fair market value of the Company's common stock on the date of the grant (110% for any option granted to any stockholder who owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation), as determined by the Compensation Committee. An option may not vest at less than 20% per year over five years, as determined by the Compensation Committee.

   During November 1999, the Company granted 2,688,000 options to employees with an exercise price of $.50 per share and a three year vesting period. As of December 31, 1999, all of the options granted remained outstanding, none of the options were exercisable and the weighted average useful life was approximately
9.9 years. The Company also granted to employees approximately 684,000 options, of which 228,000 are exercisable at the earlier of a qualifying triggering event, including an initial public offering or sale of the Company for an amount exceeding five times the exercise price in years one through three after the recapitalization, increasing to approximately twenty-five times the exercise price at the end of year six, or on the seventh anniversary of the date of grant, 456,000 exercisable in the event of a qualifying triggering event for an amount exceeding ten times the exercise price in years one to three following the recapitalization,

                         WESTERN MULTIPLEX CORPORATION
increasing to one hundred times the exercise price at the end of year six, or on the seventh anniversary of the date of grant.

  The Company follows the provisions of SFAS No. 123, which calls for companies to measure employee stock compensation expense based on the fair value method of accounting. As allowed by SFAS No. 123, the Company elected the continued use of APB Opinion No. 25, with pro forma disclosure of net loss determined as if the fair value method had been applied in measuring compensation cost. Had compensation cost for the Company's stock based compensation awards been determined under the fair value method consistent with SFAS No. 123, the Company's net income would have decreased by $408,000 for 1999. Basic and diluted earnings per share would decrease to $.01 per share for 1999. The fair value of the options was estimated to be $.39 per share on the date of grant using the Black-Scholes option valuation model, assuming: risk-free interest rate of 6.07%, average expected life of option of 4 years, dividend yield of 0% and volatility of 0.01%. The fair value of the warrants was estimated to be $.27 per share on the date of issuance using the Black-Scholes Option Valuation Model, assuming: risk-free interest rate of 6.07%, average expected life of the warrants of 10 years, dividend yield of 0% and volatility of .01%.

 Stock Sales

   During the three month period ended March 31, 2000, certain Western Multiplex employees and consultants entered into co-investment agreements with WMC Holding Corp. Under the co-investment agreements, 3,830,351 shares were purchased of WMC Holding at $0.50 per share and WMC Holding used the proceeds to purchase 3,830,351 shares of Class A common stock of the Company at $0.50 per share. Included in the stock sales were 55,000 shares of Class A common stock of the Company sold to consultants at a price of $.50 per share. The difference between the sale price and the deemed fair value for accounting purposes will be recorded as additional consulting expense over the period the services are performed in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. During the three months ended March 31, 2000, the Company recorded approximately $40,000 in consulting expense.

 Deferred Stock Compensation

   In connection with the grant of certain stock options and sales of certain stock to employees during fiscal 2000, the Company recorded deferred stock compensation within stockholders' equity of $7.5 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant or the stock sale price at the date of sale. Such amount is presented as a reduction of stockholders' equity. The portion of deferred stock compensation associated with the stock options will be amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided; however, the method results in a front-loading of the compensation expense. For the portion of deferred stock compensation associated with stock sales, the Company records the expense over the period the shares are vested under the accelerated method. The Company recorded amortization of deferred compensation for the three months ended March 31, 2000 of $886,000.

9.Related Party Transactions

   The Company was a wholly-owned subsidiary of GTI from April 25, 1995 through October 31, 1999. Over that period, a variety of costs were incurred by GTI and its affiliates on behalf of the Company. The costs directly attributable to the Company have been charged to the Company in the period such costs were incurred

                         WESTERN MULTIPLEX CORPORATION
and included in the accompanying income statements. In addition to those charges, certain other indirect costs were incurred by GTI and its affiliates, as follows:

  . Beginning in 1997 through February 1998, the Company and a GTI affiliate jointly developed a product. The resulting technology was jointly shared by both entities upon completion. Glenayre's estimated labor and materials costs during 1997 and 1998 were approximately $67,000 and $639,000, respectively. The costs incurred by the affiliate were not charged to the Company and, accordingly, are not reflected in the accompanying income statement.

  . Glenayre and affiliates shared certain services to assist the Company in international sales, marketing and customer support services. The estimated costs of such services were approximately $20,000, $485,000 and $896,000 for 1999, 1998 and 1997, respectively. These costs are included in sales and marketing expenses in the accompanying income statement.

  . Glenayre and affiliates have provided or incurred certain other costs for various administrative services through the date of the recapitalization. These administrative services included preparation of certain tax returns, employee benefits planning and administration, limited general accounting and limited legal services. Such costs, based on management's best estimate using amounts provided by Glenayre finance personnel, are estimated to be $78,000, $65,000 and $80,000 for the years ended 1997, 1998 and 1999, respectively. These amounts are included in general and administrative expenses in the accompanying financial statements.

   During 1998 and a portion of 1999, the Company transferred cash to Glenayre. These transfers were recorded by the Company as related party accounts receivable. Because the account receivable from Glenayre was ultimately forgiven as part of the recapitalization transaction in 1999, the net receivable from Glenayre of $1.1 million as of December 31, 1998 was reflected as a contra-equity account in the accompanying balance sheet.

   One of the principal investors in WMC Holding Corp. also provides consulting and management advisory services to the Company beginning November 1, 1999. The Company was charged 1% of net revenue, or $0.1 million for the two-month period ended December 31, 1999. The fee has been reflected as a component of general and administrative expenses in the income statement for 1999. This agreement terminated on June 30, 2000. The same investor also charged the Company $1.7 million for fees and expenses associated with the recapitalization transactions during 1999. These costs, along with the attorneys, accountants and other fees all totaling $3.1 million, were classified as recapitalization costs, an operating expense in the income statement for 1999.

   The Company had a non-interest bearing demand note payable to WMC Holding Corp. as of December 31, 1999 totaling $1.2 million, of which $897,000 was repaid in the first quarter of 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,500,000 Shares
                         Western Multiplex Corporation

                              Class A Common Stock

                          [LOGO OF WESTERN MULTIPLEX]

                                   --------
                                   PROSPECTUS
                                        , 2000
                                   --------

                              Salomon Smith Barney
                                Lehman Brothers
                               CIBC World Markets


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the fees and expenses to be paid by us in connection with the issuance and distribution for the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee and the NASD fee, all amounts are estimates.

           Description                                                 Amount
           -----------                                               ----------
   Securities and Exchange Commission registration fee.............. $   30,360
   The Nasdaq National Market listing fee...........................     81,625
   National Association of Securities Dealers, Inc. filing fee......     12,000
   Legal fees and expenses..........................................    750,000
   Accounting fees and expenses.....................................    450,000
   Printing and engraving fees and expenses.........................    350,000
   Blue Sky fees and expenses.......................................     10,000
   Transfer Agent fees and expenses.................................     11,000
   Miscellaneous expenses...........................................    250,000
                                                                     ----------
     Total.......................................................... $1,944,985
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (4) for any transaction from which a director derived an improper personal benefit.

   Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys' fees, which the officer or director actually and reasonably incurred.

   The Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) of the Registrant will provide for indemnification of officers and directors to the fullest extent permitted by applicable law.

   In addition, the Registrant has also entered into employment agreements (Exhibits 10.1, 10.3, 10.5, 10.7, 10.9, 10.11 and 10.13 hereto) with some of its officers and directors which provide for their indemnification with respect to certain matters. The Underwriting Agreement (Exhibit 1.1 hereto) also will provide for cross-indemnification among the Registrant and the Underwriters with respect to certain matters, including matters arising under the Securities Act. The Registrant has purchased directors' and officers' liability insurance for all of its directors and executive officers.

Item 15. Recent Sales of Unregistered Securities.

   Since January 1, 1997, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

     1. On November 1, 1999, the Registrant issued 80,000,000 shares of our Class B common stock to GTI Acquisition Corp. in connection with a recapitalization. These shares replaced the 1,000 shares of common stock held by GTI Acquisition Corp. immediately prior to the recapitalization.


     2. On November 1, 1999, the Registrant issued warrants to purchase a total of 2,918,400 shares of Class A common stock at an exercise price of $.50 per share to Seaview Holdings, L.L.C., a wholly-owned affiliate of Jonathan N. Zakin.

     3. On November 1, 1999, the Registrant issued warrants to purchase a total of 1,451,600 shares of Class A common stock at an exercise price of $.50 per share to The Michael and Roberta Seedman Revocable Trust, a trust for which Michael Seedman is both trustee and a beneficiary.

     4. From January 1, 2000 through April 30, 2000, the Registrant issued 3,841,351 shares of Class B common stock to WMC Holding Corp. for an aggregate price of $1,992,175.50.

     5. On March 24, 2000, the Registrant issued an aggregate of 692,772 shares of Class A common stock to the shareholders of Ubiquity
  Communication, Inc. in connection with the Registrant's acquisition of Ubiquity Communication, Inc.

   All issuances set forth above were private placements, did not involve public solicitation and were issued pursuant to Section 4(2) of the Securities Act.

   In addition, from January 1, 1997 through April 30, 2000, the Registrant issued options to purchase an aggregate of 4,878,727 shares of Class A common stock at a weighted average exercise price of $1.02 per share under the Registrant's 1999 Western Multiplex Corporation Stock Incentive Plan and the 1997 Stock Option Plan, the 1998 Stock Plan and the 1999 Stock Plan of Ubiquity Communication, Inc. which the Registrant assumed in connection with its acquisition of Ubiquity Communication, Inc. All issuances of options described in this paragraph were issued pursuant to Rule 701 under the Securities Act.

   There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

   The following exhibits are filed pursuant to Item 601 of Regulation S-K.

 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
     1.1*    Form of Underwriting Agreement.

     2.1*    Amended and Restated Acquisition Agreement, dated as of September
             30, 1999, by and among GTI Acquisition Corp., Glenayre
             Technologies, Inc., the Registrant and WMC Holding Corp.

     2.2* Amendment to Acquisition Agreement, dated as of October 31, 1999, by and among GTI Acquisition Corp., Glenayre Technologies, Inc., the Registrant and WMC Holding Corp.


 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
    3.1*     Form of Amended and Restated Articles of Incorporation of the
             Registrant.

    3.2*     Form of Amended and Restated By-laws of the Registrant.

    4.1*     Form of the Registrant's Class A Common Stock Certificate.

    4.2*     Stockholders' Agreement, dated as of October 31, 1999, among the
             Registrant, WMC Holding Corp., GTI Acquisition Corp. and Glenayre
             Technologies, Inc.

    4.3*     Registration Rights Agreement, dated as of June 8, 2000, among the
             Registrant, Ripplewood Holdings, L.L.C. and WMC Holding Corp.

    5.1* Opinion of Simpson Thacher & Bartlett as to the legality of the common stock being registered.

   10.1*     Employment and Co-Investment Agreement, dated as of October 31,
             1999, among Ripplewood Partners L.P., WMC Holding Corp., Seaview
             Holdings L.L.C., the Registrant and Jonathan N. Zakin.

   10.2*     Co-Investment Agreement, dated as of October 31, 1999, among
             Ripplewood Partners L.P., WMC Holding Corp., The Michael and
             Roberta Seedman Revocable Trust, Michael Seedman and the
             Registrant.

   10.3* Employment Agreement, dated as of November 1, 1999, by and between the Registrant and Amir Zoufonoun.

   10.4*     Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Amir Zoufonoun.

   10.5* Employment Agreement, dated as of February 16, 2000, by and between the Registrant and Nancy Huber.

   10.6*     Subscription and Employee Stockholder's Agreement, dated as of
             February 28, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Nancy Huber.

   10.7*     Employment Agreement, dated as of May 2, 2000, among the
             Registrant and Fred Corsentino.

   10.8*     Subscription and Employee Stockholder's Agreement, dated as of
             February 25, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Fred Corsentino.

   10.9*     Employment Agreement, dated March 27, 2000, by and between the
             Registrant and Joseph Tavormina.

   10.10*    Subscription and Employee Stockholder's Agreement, dated as of
             February 23, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Joseph Tavormina.

   10.11* Employment Agreement, dated as of April 14, 2000, by and between the Registrant and Hanan Cohen.

   10.12*    Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Hanan Cohen.

   10.13* Employment Agreement, dated as of February 28, 2000, by and between the Registrant and John Saefke.

   10.14*    Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000; among WMC Holding Corp., Ripplewood Partners,
             L.P. and John Saefke.

   10.15*    1999 Western Multiplex Corporation Stock Incentive Plan.

   10.16*    Western Multiplex Corporation Employee Stock Purchase Plan.

   10.17*    Western Multiplex Corporation 2000 Stock Option Plan for Non-
             Employee Directors.

   10.18* Stocking Distributor Agreement, dated May 27, 1998, by and between the Registrant and Somera Communications Inc.

   10.19*    Credit Agreement, dated as of November 1, 1999, among the
             Registrant, Credit Suisse First Boston as Lead Arranger and as
             Agent and the several financial institutions from time to time party to the agreement.


 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
   10.20*    Assignment and Assumption Agreement, dated October 18, 1999, between the Registrant and Glenayre Electronics, Inc., including the Lease, dated July 1, 1996, between Glenayre Electronics, Inc.
             and Yercaf N.V.

   10.21*    Lease, dated February 27, 1998, between Ubiquity Communication,
             Inc. and G&W/Copley Redwood Business Park, L.P.

   10.22*    Promissory Note, dated as of January 31, 2000, made by Amir
             Zoufonoun in favor of the Registrant.

   10.23*    Promissory Note, dated as of February 16, 2000, made by Nancy
             Huber in favor of the Registrant.

   10.24*    Promissory Note, dated as of February 25, 2000, made by Fred
             Corsentino in favor of the Registrant.

   10.25*    Promissory Note, dated as of February 23, 2000, made by Joe
             Tavormina in favor of the Registrant.

   10.26* Promissory Note, dated as of March 22, 2000, made by Joe Tavormina in favor of the Registrant.

   10.27* Promissory Note, dated as of January 31, 2000, made by Hanan Cohen in favor of the Registrant.

   10.28*    Amendment No. 1 to 1999 Western Multiplex Corporation Stock
             Incentive Plan, dated June 8, 2000.

   10.29*    Intellectual Property Assignment, dated November 1, 1999, from
             Glenayre Electronics, Inc. to the Registrant.

   10.30*    License Agreement, dated November 1, 1999, by and between Glenayre
             Electronics, Inc. and the Registrant.

   10.31*    Ubiquity Communication, Inc. 1997 Stock Option Plan.

   10.32*    Ubiquity Communication, Inc. 1998 Stock Plan.

   10.33*    Ubiquity Communication, Inc. 1999 Stock Plan.

   10.34*    Amendment No. 1 to Western Multiplex Corporation 2000 Stock Option
             Plan for Non-Employee Directors, dated June 19, 2000.

   10.35*    Management Services Agreement between Ripplewood Holdings, L.L.C.
             and the Registrant, dated November 1, 1999.

   10.36* Security Agreement, dated as of November 1, 1999 made by the Registrant in favor of Credit Suisse First Boston, as Agent.

   10.37*    Intellectual Property Security Agreement, dated as of November 1,
             1999, between Credit Suisse First Boston, as Agent, and the
             Registrant.

   23.1**    Consent of Independent Public Accountants.

   23.2*     Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.1).

   24.1*     Power of Attorney (included on signature page to the Registration
             Statement).

   27.1*     Financial Data Schedule, December 31, 1999 and March 31, 2000.

--------
  * Previously filed.
 ** Filed herewith.

   (b) Financial statement schedules:

   Schedule II--Valuation and Qualification Accounts and Reserves

Item 17. Undertakings.

   (a) The undersigned Registrant hereby undertakes to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement and any amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on July 20, 2000.

                                          Western Multiplex Corporation

                                                             *
                                          By: _________________________________
                                                        Nancy Huber
                                               Chief Financial Officer, Vice
                                              President, Finance and Secretary

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2000:

                 Signature                                     Title
                 ---------                                     -----

                     *                      Chairman, Chief Executive Officer and
___________________________________________  Director (Principal Executive Officer)
             Jonathan N. Zakin

                     *                      Chief Financial Officer (Principal
___________________________________________  Financial Officer), Vice President,
                Nancy Huber                  Finance (Principal Accounting Officer) and
                                             Secretary

                     *                      President, Chief Operating Officer and
___________________________________________  Director
              Amir Zoufonoun

                     *                      Director
___________________________________________
              Michael Seedman

                     *                      Director
___________________________________________
            Timothy C. Collins

          /s/ Jeffrey M. Hendren            Director
___________________________________________
            Jeffrey M. Hendren

                     *                      Director
___________________________________________
              Hironori Aihara

                     *                      Director
___________________________________________
             Michael J. Boskin

                 Signature                                     Title
                 ---------                                     -----

                     *                      Director
___________________________________________
              Peter O. Crisp

                     *                      Director
___________________________________________
             Stanley S. Shuman

                                                  /s/ Jeffrey M. Hendren
                                          *By: ______________________________

                                                    Jeffrey M. Hendren
                                                     Attorney-in-Fact

            Report of Independent Public Accountants on Schedule II

To Western Multiplex Corporation:

   We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Western Multiplex (a Delaware corporation) included in this registration statement and have issued our report thereon dated March 15, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in 16(b) above is the responsibility of the Company's management, is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

San Jose, California
March 15, 2000

                         Western Multiplex Corporation

         Schedule II -- Valuation and Qualifying Accounts and Reserves
                                 (in thousands)

                                 Balance at    Additions             Balance at
                              the Beginning of Charged to            the End of
                                  the Year      Expense   Deductions  the Year
                              ---------------- ---------- ---------- ----------
Allowance for doubtful
 accounts
  Year ended December 31,
   1997......................       $100          $--       $ --        $100
  Year ended December 31,
   1998......................        100           --         --         100
  Year ended December 31,
   1999......................        100           239        --         339
  Quarter ended March 31,
   2000 (unaudited)..........        339            49        --         388

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
    1.1*     Form of Underwriting Agreement.

    2.1*     Amended and Restated Acquisition Agreement, dated as of September
             30, 1999, by and among GTI Acquisition Corp., Glenayre
             Technologies, Inc., the Registrant and WMC Holding Corp.

    2.2* Amendment to Acquisition Agreement, dated as of October 31, 1999, by and among GTI Acquisition Corp., Glenayre Technologies, Inc., the Registrant and WMC Holding Corp.

    3.1*     Form of Amended and Restated Articles of Incorporation of the
             Registrant.

    3.2*     Form of Amended and Restated By-laws of the Registrant.

    4.1*     Form of the Registrant's Class A Common Stock Certificate.

    4.2*     Stockholders' Agreement, dated as of October 31, 1999, among the
             Registrant, WMC Holding Corp., GTI Acquisition Corp. and Glenayre
             Technologies, Inc.

    4.3*     Registration Rights Agreement, dated as of June 8, 2000, among the
             Registrant, Ripplewood Holdings, L.L.C. and WMC Holding Corp.

    5.1* Opinion of Simpson Thacher & Bartlett as to the legality of the common stock being registered.

   10.1*     Employment and Co-Investment Agreement, dated as of October 31,
             1999, among Ripplewood Partners L.P., WMC Holding Corp., Seaview
             Holdings L.L.C., the Registrant and Jonathan N. Zakin.

   10.2*     Co-Investment Agreement, dated as of October 31, 1999, among
             Ripplewood Partners L.P., WMC Holding Corp., The Michael and
             Roberta Seedman Revocable Trust, Michael Seedman and the
             Registrant.

   10.3* Employment Agreement, dated as of November 1, 1999, by and between the Registrant and Amir Zoufonoun.

   10.4*     Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Amir Zoufonoun.

   10.5* Employment Agreement, dated as of February 16, 2000, by and between the Registrant and Nancy Huber.

   10.6*     Subscription and Employee Stockholder's Agreement, dated as of
             February 28, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Nancy Huber.

   10.7*     Employment Agreement, dated as of May 2, 2000, among the
             Registrant and Fred Corsentino.

   10.8*     Subscription and Employee Stockholder's Agreement, dated as of
             February 25, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Fred Corsentino.

   10.9*     Employment Agreement, dated March 27, 2000, by and between the
             Registrant and Joseph Tavormina.

   10.10*    Subscription and Employee Stockholder's Agreement, dated as of
             February 23, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Joseph Tavormina.

   10.11* Employment Agreement, dated as of April 14, 2000, by and between the Registrant and Hanan Cohen.

   10.12*    Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Hanan Cohen.

   10.13* Employment Agreement, dated as of February 28, 2000, by and between the Registrant and John Saefke.

   10.14*    Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000; among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and John Saefke.

   10.15*    1999 Western Multiplex Corporation Stock Incentive Plan.

 Exhibit No.                             Description
 -----------                             -----------
   10.16*    Western Multiplex Corporation Employee Stock Purchase Plan.

   10.17*    Western Multiplex Corporation 2000 Stock Option Plan for Non-
             Employee Directors.

   10.18* Stocking Distributor Agreement, dated May 27, 1998, by and between the Registrant and Somera Communications Inc.

   10.19*    Credit Agreement, dated as of November 1, 1999, among the
             Registrant, Credit Suisse First Boston as Lead Arranger and as
             Agent and the several financial institutions from time to time party to the agreement.

   10.20* Assignment and Assumption Agreement, dated October 18, 1999, between the Registrant and Glenayre Electronics, Inc., including the Lease, dated July 1, 1996, between Glenayre Electronics, Inc.
             and Yercaf N.V.

   10.21*    Lease, dated February 27, 1998, between Ubiquity Communication,
             Inc. and G&W/Copley Redwood Business Park, L.P.

   10.22*    Promissory Note, dated as of January 31, 2000, made by Amir
             Zoufonoun in favor of the Registrant.

   10.23*    Promissory Note, dated as of February 16, 2000, made by Nancy
             Huber in favor of the Registrant.

   10.24*    Promissory Note, dated as of February 25, 2000, made by Fred
             Corsentino in favor of the Registrant.

   10.25*    Promissory Note, dated as of February 23, 2000, made by Joe
             Tavormina in favor of the Registrant.

   10.26* Promissory Note, dated as of March 22, 2000, made by Joe Tavormina in favor of the Registrant.

   10.27* Promissory Note, dated as of January 31, 2000, made by Hanan Cohen in favor of the Registrant.

   10.28*    Amendment No. 1 to 1999 Western Multiplex Corporation Stock
             Incentive Plan, dated June 8, 2000.

   10.29*    Intellectual Property Assignment, dated November 1, 1999, from
             Glenayre Electronics, Inc. to the Registrant.

   10.30*    License Agreement, dated November 1, 1999, by and between Glenayre
             Electronics, Inc. and the Registrant.

   10.31*    Ubiquity Communication, Inc. 1997 Stock Option Plan.

   10.32*    Ubiquity Communication, Inc. 1998 Stock Plan.

   10.33*    Ubiquity Communication, Inc. 1999 Stock Plan.

   10.34*    Amendment No. 1 to Western Multiplex Corporation 2000 Stock Option
             Plan for Non-Employee Directors, dated June 19, 2000.

   10.35*    Management Services Agreement between Ripplewood Holdings, L.L.C.
             and the Registrant, dated November 1, 1999.

   10.36* Security Agreement, dated as of November 1, 1999, made by the Registrant in favor of Credit Suisse First Boston, as Agent.

   10.37*    Intellectual Property Security Agreement, dated as of November 1,
             1999, between Credit Suisse First Boston, as Agent, and the
             Registrant.

   23.1**    Consent of Independent Public Accountants.

   23.2*     Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.1).

   24.1*     Power of Attorney (included on signature page to the Registration
             Statement).

   27.1*     Financial Data Schedule, December 31, 1999 and March 31, 2000.

--------
  *Previously filed.
 **Filed herewith.